UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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United States Cellular Corporation
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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

August 14, 2006

Please note: Due to the delay in filing our 2005 financial results, U.S. Cellular will not produce a traditional annual report for 2005. Instead, the letter to shareholders from the Chairman and President follows below, and financial information constituting the 2005 annual report to shareholders is attached as an appendix to the proxy statement that follows this letter.

To Our Shareholders:

In 2005, U.S. Cellular once again delivered on its commitment to providing the best in customer satisfaction, while growing profitably within its strategic footprint.

The company welcomed 477,000 net new customers into the U.S. Cellular family in 2005, expanding its customer base to more than 5.4 million customers. And by maintaining its low 1.5 percent postpay churn rate, the company demonstrated its ability to meet the needs of both new and existing customers.

The success of U.S. Cellular’s customer satisfaction strategy was confirmed by several reputable external sources in 2005:

•       U.S. Cellular earned “Highest Overall Satisfaction Among Wireless Telephone Users in North Central Region in a Tie” in J.D. Power and Associates’ 2005 U.S. Wireless Regional Customer Satisfaction Index StudySM. The North Central region covers Illinois, Indiana, Michigan, Ohio and Wisconsin.

•       In Chicago—U.S. Cellular’s largest market—the company received the highest performance ranking of any carrier in Consumer Reports’ 2005 cell service survey

These satisfied customers drove U.S. Cellular’s service revenues to more than $2.8 billion in 2005—an eight percent increase over 2004.

Growing our footprint strategically

U.S. Cellular continued to strengthen its strategic footprint in 2005, expanding service to the important St. Louis market—now the company’s second-largest service area. The market investment includes more than 300 cell sites, 20 retail stores, and 30 agent-owned locations. More than 80 percent of the net customer additions in St. Louis have been postpay customers—who remain the primary focus of U.S. Cellular’s customer satisfaction strategy.

An exchange of properties with ALLTEL Corporation expanded U.S. Cellular’s coverage in Nebraska and Kansas with new market areas that have a total population of 1.4 million. U.S. Cellular acquired 54,000 net customers through this transaction. The company’s products and services are being rolled out in these new markets throughout 2006. As part of the exchange, U.S. Cellular transferred ownership of two Idaho markets to ALLTEL, along with $58 million.

In addition, Carroll Wireless, L.P., in which U.S. Cellular is a limited partner, was granted 16 licenses as a result of successful bids in the Federal Communication Commission’s Auction 58. These licenses cover properties that are contiguous with or overlap U.S. Cellular’s existing markets.

Increased network capacity and support

U.S. Cellular continued to strengthen its already high-quality network in 2005, adding 431 new cell sites for a total of 5,428. These new sites address capacity growth and enhance coverage in both existing and newly launched markets.

To better serve our growing customer base, U.S. Cellular opened a new Customer Care Center in Bolingbrook, Illinois, that employs more than 360 associates. In connection with the transfer of the Idaho markets to ALLTEL, the company announced the closure of its smallest call center, in Medford, Ore.

Offered successful new products and profitable services

In 2005, U.S. Cellular data services revenues increased by an impressive 91 percent, to $128 million, due in part to the expansion of its popular easyedgeSM  offerings, and the introduction of several significant new products and services.

•       New easyedgeSM capabilities introduced in 2005 included an Internet browser and Mobile AIM®—the portable version of the popular AOL® Instant Messenger™ service. In addition, the company offered expanded and enhanced data services to its Spanish-speaking customers through the easyedgeSM en Espanol feature.

•       SpeedTalkSM, launched mid-year, offers walkie-talkie features at the push of a button

•       The BlackBerry® Wireless Solution from U.S. Cellular enables customers to send and receive e-mail, browse the Internet, make and receive phone calls, and organize their business schedules using information management features

•       U.S. Cellular customers had an unprecedented range of handset choices in 2005, including the in-demand Motorola® RAZR with Bluetooth® capability, and a new line of high-quality Samsung® handsets

Completed restatement of financial results

As previously announced, U.S. Cellular restated its financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002-2004, each of the quarters of 2003 and 2004, and certain related financial data for the years 2001 and 2000. The restatement, completed on April 26, 2006, provided an opportunity to review the company’s financial processes and controls, as well as the training and staffing of the finance department. We have made—and continue to make—a number of changes to enhance the accuracy, completeness, and transparency of our financial reporting.

Looking forward

For the remainder of 2006, U.S. Cellular will continue to focus on profitable growth in its existing markets—no new market launches are planned. The company will continue to expand the easyedge line with data services that provide value to customers and the company, and add new phones and features to meet and build market demand. We currently plan to launch service trials of EVDO (Evolution Data Optimized) Release Zero in the second half of 2006, with Release A scheduled to trial in 2007. And to further improve customer satisfaction and maintain our industry-low, postpay churn rate, we will continue to streamline and standardize our calling plans.

Customers expect it. And we deliver!

Cordially yours,

LeRoy T. Carlson, Jr.	John E. Rooney
Chairman	President and Chief Executive Officer

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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

August 14, 2006

Dear Fellow Shareholders:

You are cordially invited to attend our 2006 annual meeting on Thursday, September 14, 2006, at 8:30 a.m., Chicago time, at the Ramada Plaza Hotel, 5615 N. Cumberland Avenue, Chicago, Illinois. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

The formal notice of the meeting and our board of directors’ proxy statement are enclosed. Appendix I to the proxy statement contains audited financial statements and certain other financial information for the year ended December 31, 2005, as required by the rules and regulations of the Securities and Exchange Commission (“SEC’’). At the 2006 annual meeting, shareholders are being asked to take the following actions:

1.    elect three Class I directors; and

2.    ratify the selection of independent registered public accountants for the current fiscal year.

The board of directors recommends a vote “FOR” its nominees for election as directors and for the proposal to ratify accountants.

Our board of directors and members of our management team will be at the annual meeting to meet with you and discuss our record of achievement and plans for the future. Your vote is important. Therefore, please sign and return the enclosed proxy card, whether or not you plan to attend the meeting.

We look forward to visiting with you at the annual meeting.

Very truly yours,

LeRoy T. Carlson, Jr.	John E. Rooney
Chairman	President and Chief Executive Officer

Please help us avoid the expense of follow-up
proxy mailings to shareholders by
signing and returning the enclosed proxy card promptly

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

TO THE SHAREHOLDERS OF

UNITED STATES CELLULAR CORPORATION

We will hold the 2006 annual meeting of the shareholders of United States Cellular Corporation (American Stock Exchange: “USM”), a Delaware corporation, at the Ramada Plaza Hotel, 5615 N. Cumberland Avenue, Chicago, Illinois, on Thursday, September 14, 2006, at 8:30 a.m., Chicago time. At the meeting, we are asking shareholders to take the following actions:

1.    To elect three Class I members of the board of directors. Your board of directors recommends that you vote FOR its nominees for Class I directors.

2.    To consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ended December 31, 2006. Your board of directors recommends that you vote FOR this proposal.

3.    To transact such other business as may properly come before the meeting or any adjournments thereof.

We are first sending this notice of annual meeting of shareholders and Proxy Statement to you on or about August 14, 2006.

We have fixed the close of business on August 7, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

VOTING INFORMATION

What is the record date for the meeting?

The close of business August 7, 2006 is the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

What shares of stock entitle holders to vote at the meeting?

We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:

•       Common Shares; and

•       Series A Common Shares.

The Common Shares are listed on the American Stock Exchange under the symbol “USM.”

No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

On August 7, 2006, U.S. Cellular had outstanding 54,197,834 Common Shares, par value $1.00 per share (excluding 847,851 shares held by U.S. Cellular and 22,534 shares held by a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of August 7, 2006, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

Telephone and Data Systems, Inc., a Delaware corporation (American Stock Exchange Listing Symbols TDS and TDS.S) (“TDS”), is the sole holder of Series A Common Shares and holds 37,782,826 Common Shares, representing approximately 69.7% of the Common Shares. By reason of such holdings,

TDS has the voting power to elect all the directors of U.S. Cellular and has approximately 95.7% of the voting power with respect to matters other than the election of directors.

What is the voting power of the outstanding shares in the election of directors?

The following shows certain information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Voting Power	Number of Directors Elected by Class or Series	Number of Directors Standing for Election
Series A Common Shares	33,005,877	10	330,058,770	7	2
Common Shares	54,197,834	1	54,197,834	3	1
Total				10	3

What is the voting power of the outstanding shares in matters other than the election of directors?

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	85.9%
Common Shares	54,197,834	1	54,197,834	14.1%
Total			384,256,604	100%

How may shareholders vote in the election of directors in Proposal 1?

Holders of Common Shares may, with respect to the election of the one Class I director to be elected by the holders of Common Shares, vote FOR the election of such director nominee or WITHHOLD authority to vote for such director nominee.

TDS, as the sole holder of Series A Common Shares may, with respect to the election of the two Class I directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees.

TDS has advised U.S. Cellular that it intends to vote FOR the board of directors’ nominees for election as Class I directors.

How may shareholders vote with respect to Proposal 2?

With respect to the proposal to ratify the selection of PricewaterhouseCoopers as our independent registered public accountants for 2006, shareholders may:

•       vote FOR,

•       vote AGAINST, or

•       ABSTAIN from voting on the proposal.

TDS has advised U.S. Cellular that it intends to vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

How do I vote?

Proxies are being requested from the holders of Common Shares in connection with the election of one Class I director and the ratification of independent registered public accountants. Whether or not you plan to attend the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Computershare Investor Services, 2 North LaSalle Street, Third Floor, Chicago, Illinois 60602. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the annual meeting.

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How will proxies be voted?

All properly executed and unrevoked proxies received in the accompanying form in time for the 2006 annual meeting will be voted in the manner directed on the proxies.

If no direction is made, a proxy by any shareholder will be voted FOR the election of the named director nominee to serve as a Class I director and FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2006.

If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter. However, the shares represented by such proxies may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

What constitutes a quorum for the meeting?

In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to each of the other proposals, present in person or represented by proxy, will constitute a quorum at the annual meeting in connection with each of such other proposals.

What vote is required for the election of directors in Proposal 1?

The election of directors requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Accordingly, if a quorum of such shares is present at the annual meeting, the person receiving the plurality of votes of the holders of shares entitled to vote with respect to the election of such directors will be elected to serve as a director. Because the election of each director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the directors will not affect the outcome of the election of the directors.

What vote is required with respect to Proposal 2?

If a quorum is present at the annual meeting, the proposal to ratify independent registered public accountants will require the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the annual meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

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PROPOSAL 1
ELECTION OF DIRECTORS

The nominees for election as Class I directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee if one is designated by the board of directors.

Nominees

The following persons, if elected at the 2006 annual meeting of shareholders, will serve as Class I directors until the 2009 annual meeting of shareholders, or until their successors are elected and qualified:

Class I Directors—Terms Scheduled to Expire in 2009

The following persons are current Class I directors whose terms expire at the 2006 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	49	Director of U.S. Cellular and Executive Vice President of CDW Corporation	2003

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson	90	Director of U.S. Cellular and Chairman Emeritus of TDS	1987
John E. Rooney	64	President and Chief Executive Officer of U.S. Cellular	2000

The board of directors recommends a vote “FOR” the above nominees.

Background of Class I Directors

Harry J. Harczak, Jr.   Mr. Harczak is executive vice president for CDW, a publicly held provider of technology products and services. He joined CDW in 1994 as chief financial officer after serving as partner at PricewaterhouseCoopers LLP and was executive vice president of sales from February 2002 to January 2006. CDW provides products and services to U.S. Cellular and its affiliates on a regular basis. In 2005, U.S. Cellular purchased $413,671 and TDS purchased an additional $318,030 in products and services from CDW, and a similar or greater volume of purchases is possible in 2006. This interest is not considered to be a direct or indirect material interest to Mr. Harczak under SEC rules, but is disclosed voluntarily, as discussed below. Mr. Harczak is a current Class I director who was previously elected by holders of Common Shares.

LeRoy T. Carlson.   LeRoy T. Carlson was appointed Chairman Emeritus of TDS in February 2002. Prior to that time, he was the Chairman of TDS for more than five years. He is a member of the TDS board of directors and is also a director of TDS Telecommunications Corporation (“TDS Telecom”), a subsidiary of TDS which operates local telephone companies. He is the father of LeRoy T. Carlson, Jr. and Walter C.D. Carlson. Mr. Carlson is a current Class I director who was previously elected by TDS as the sole holder of Series A Common Shares.

John E. Rooney.   John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular for more than five years. Mr. Rooney is currently a director of First Midwest Bancorp, Inc., a diversified financial services company. He is a current Class I director who was previously elected by TDS as the sole holder of Series A Common Shares.

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The following additional information is provided in connection with the election of directors.

Other Directors

Class II Directors—Terms Scheduled to Expire in 2007

The following persons are current Class II directors whose terms expire at the 2007 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Paul-Henri Denuit	72	Director of U.S. Cellular and former Chairman of the Board of Directors and Managing Director—S.A. Coditel	1988

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Ronald E. Daly	59	Director of U.S. Cellular and Private Investor	2004
Sandra L. Helton	56	Director of U.S. Cellular and Executive Vice President and Chief Financial Officer of TDS	1998
Kenneth R. Meyers	52	Director of U.S. Cellular and Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular	1999

Background of Class II Directors

Paul-Henri Denuit.   Prior to retiring from S.A. Coditel at the end of May 2001, Paul-Henri Denuit served as managing director of S.A. Coditel for more than five years. He was also the chairman of its board of directors.

Ronald E. Daly.   Mr. Daly is a private investor. Mr. Daly was the president and chief executive officer of Océ-USA Holding, Inc. between November 2002 and September 2004. Océ-USA Holding, Inc. is the North American operations of Netherlands based Océ-N.V., a publicly held company. Océ-N.V. is a global supplier of high-technology digital document management and delivery solutions. Prior to joining Océ-USA Holding, Inc., Mr. Daly worked 38 years for R.R. Donnelley, most recently as president of R.R. Donnelley Printing Solutions. Mr. Daly also serves as a director of SuperValu, a major distributor, wholesaler and retailer in the food service industry.

Sandra L. Helton.   Sandra L. Helton has been Executive Vice President and Chief Financial Officer of TDS for more than five years. Ms. Helton is also a member of the board of directors of TDS and TDS Telecom. Ms. Helton is a director of The Principal Financial Group, a global financial institution, and Covance, Inc., a drug development services company.

Kenneth R. Meyers.   Kenneth R. Meyers has been the Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular for more than five years.

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Class III Directors—Terms Scheduled to Expire in 2008

The following persons are current Class III directors whose terms expire at the 2008 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	56	Director of U.S. Cellular and Chief Operating Officer of Golds Gym International	1998

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	59	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C.D. Carlson	52	Director of U.S. Cellular, non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1989

Background of Class III Directors

J. Samuel Crowley.   J. Samuel Crowley has been the Chief Operating Officer of Golds Gym International, the nation’s largest chain of co-ed fitness facilities, since November 2005. Between January 2004 and October 2005, Mr. Crowley was a private investor and prior to that, he was Senior Vice President—New Ventures at Michaels Stores, Inc., a publicly-held national specialty retail company, from August 2002 until December 2003. Prior to that, Mr. Crowley was a business strategy consultant with Insider Marketing, a high tech marketing consulting firm, from April 2000 until July 2002. He was previously employed by CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, for more than five years, most recently as executive vice president of operations between 1995 and 2000.

LeRoy T. Carlson, Jr.   LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

Walter C.D. Carlson.   Walter C.D. Carlson has been a partner of the law firm of Sidley Austin LLP for more than five years and is a member of its executive committee. The law firm of Sidley Austin  LLP provides legal services to U.S. Cellular and TDS on a regular basis. Mr. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries. Mr. Carlson serves on the board of directors of TDS and was elected non-executive Chairman of the Board of TDS in February 2002. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

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COMMITTEES AND MEETINGS

Meetings of Board of Directors

Our board of directors held six meetings during 2005. Each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during 2005 for which such person has been a director) and the total number of meetings held by all committees of the board on which such person served (during the periods of 2005 that such person served).

Stock Option Compensation Committee

The stock option compensation committee of our board of directors currently consists of J. Samuel Crowley, Ronald E. Daly and Paul-Henri Denuit. The principal functions of the stock option compensation committee are to consider and approve long-term compensation for executive officers and to consider and recommend to our board of directors new long-term compensation plans or changes in existing plans. All actions of the stock option compensation committee in 2005 were approved by unanimous consent.

Audit Committee

The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of U.S. Cellular’s financial statements and other matters set forth in the charter for the audit committee, a copy of which is attached hereto as Exhibit A. A copy of the charter is also available on U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance.

The audit committee is currently composed of three members who are not officers or employees of U.S. Cellular or any parent or subsidiary of U.S. Cellular and have been determined by the board of directors not to have any other material relationship with U.S. Cellular that would interfere with their exercise of independent judgment. The board of directors has also determined that such directors qualify as independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Except as required by listing standards or SEC rule, U.S. Cellular does not have any categorical standards of independence that must be satisfied. The current members of the audit committee are J. Samuel Crowley (chairperson), Paul-Henri Denuit and Harry J. Harczak, Jr. The board of directors has determined that each of the members of the audit committee is “independent” and “financially sophisticated” as such terms are defined by the American Stock Exchange. In addition, although Mr. Harczak is an executive officer of CDW which provides products and services to U.S. Cellular and its affiliates, this interest is not considered to be a direct or indirect material interest to Mr. Harczak under SEC rules. Nevertheless, U.S. Cellular has elected to disclose the dollar amount of such products and services in this proxy statement, as set forth above under “Election of Directors.”

The board has made a determination that Harry J. Harczak, Jr. is an “audit committee financial expert” as such term is defined by the SEC.

In accordance with the SEC’s safe harbor rule for “audit committee financial experts,” no member designated as an audit committee financial expert shall (i) be deemed an “expert” for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an “audit committee financial expert” shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

The audit committee held eleven meetings during 2005.

Other Committees

Although not a formal committee, LeRoy T. Carlson, Jr. in effect functions as the compensation committee for executive officers of U.S. Cellular, except with respect to himself as Chairman. Mr. Carlson receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson's salary and

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bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.’’

On February 17, 2005, TDS announced that, at some time in the future, TDS may possibly offer to issue Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”). TDS currently owns approximately 81% of the shares of common stock of U.S. Cellular. A Possible U.S. Cellular Transaction would cause U.S. Cellular to become a wholly-owned subsidiary of TDS. TDS has no set time frame for taking action with respect to a Possible U.S. Cellular Transaction and TDS could choose to take action with respect to a Possible U.S. Cellular Transaction at any time, or not to take action with respect to a Possible U.S. Cellular Transaction, depending on the circumstances at the time. Although TDS has not taken any such action, at the request of the independent directors of U.S. Cellular, the U.S. Cellular Board appointed a special committee which currently consists of all of such independent directors. The purpose of establishing a special committee in advance of any action by TDS was to permit the independent directors to consult with counsel regarding their responsibilities with respect to a Possible U.S. Cellular Transaction and to interview potential financial advisors. However, the special committee does not have authority to take other action unless and until TDS takes action with respect to a Possible U.S. Cellular Transaction, if ever. As noted, TDS has not yet taken any action with respect to a Possible U.S. Cellular Transaction. If and when TDS takes such action, if ever, the nature of the Possible U.S. Cellular Transaction and the authority of the special committee will be disclosed at such time.

American Stock Exchange Listing Standards

Because the U.S. Cellular Common Shares are listed on the American Stock Exchange, U.S. Cellular is required to comply with listing standards applicable to companies that have equity securities listed on the American Stock Exchange. U.S. Cellular certifies compliance with such standards to the American Stock Exchange on an annual basis within 30 days after the date of the annual meeting. In 2005, U.S. Cellular certified that it was in compliance with all American Stock Exchange listing standards within 30 days of the 2005 annual meeting. Following that time, U.S. Cellular disclosed that it was not in compliance with certain listing standards. Although U.S. Cellular previously was not in compliance with listing standards due to its failure to distribute an annual report to shareholders for the year ended December 31, 2005 by April 30, 2006, U.S. Cellular obtained an extension to complete this by November 14, 2006 and has satisfied such listing standard by including the financial information attached hereto as Appendix I. U.S. Cellular also previously disclosed that it was not in compliance with certain listing standards due to its failure to file with the SEC on a timely basis its quarterly report on Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006. In addition, U.S. Cellular does not expect to file its Form 10-Q for the quarter ended June 30, 2006 on a timely basis or by the date of the 2006 annual meeting. The American Stock Exchange granted U.S. Cellular an extension until November 14, 2006 to regain compliance with such listing standards and U.S. Cellular has since filed its quarterly report on Form 10-Q for the quarter ended September 30, 2005 and its Form 10-K for the year ended December 31, 2005. U.S. Cellular will regain compliance with these listing standards when it has filed with the SEC its Forms 10-Q for the quarter ending March 31, 2006 and June 30, 2006 on or prior to November 14, 2006. U.S. Cellular does not expect to be current in its SEC filings by the date of its 2006 annual meeting. Accordingly, U.S. Cellular does not expect to be in compliance with all American Stock Exchange listing standards as of the date of its 2006 annual meeting.

Under the listing standards of the American Stock Exchange, U.S. Cellular is a “controlled company” as such term is defined by the American Stock Exchange. U.S. Cellular is a controlled company because over 50% of the voting power of U.S. Cellular is held by TDS. Accordingly, it is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors that qualify as independent under the rules of the American Stock Exchange, (ii) have certain compensation approved by a compensation committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange, and (iii) have director nominations be made by a committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange.

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As a controlled company, U.S. Cellular is required to have three directors who qualify as independent to serve on the audit committee. The U.S. Cellular board of directors has determined that all three members of the U.S. Cellular audit committee, (J. Samuel Crowley, Paul Henri Denuit and Harry J. Harczak, Jr.) do not have any material relationship that would interfere with the exercise of independent judgment and qualify as independent under the listing standards of the American Stock Exchange, as well as the rules of the SEC. In addition, although not required to do so, the U.S. Cellular Board has also determined that Ronald E. Daly does not have any material relationship that would interfere with the exercise of independent judgment and qualifies as independent under the listing standards of the American Stock Exchange, as well as the rules of the SEC. As a result, four of the ten directors, or 40% of the directors, have been determined to qualify as independent under the listing standards of the American Stock Exchange.

Director Nomination Process

U.S. Cellular does not have a nominating committee and, accordingly, does not have a nominating committee charter. Under listing standards of the American Stock Exchange, U.S. Cellular is exempt from the requirement to have a nominating committee because it is a controlled company as such term is defined by the American Stock Exchange. Instead, the entire board of directors participates in the consideration of director nominees. Similarly, since U.S. Cellular is a controlled company, U.S. Cellular also is exempt from the listing standard that requires director nominations to be made by a nominating committee comprised solely of independent directors or by a majority of independent directors.

The U.S. Cellular board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by holders of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates for director to be elected by the Common Shares, the U.S. Cellular board may from time to time informally consider candidates by shareholders that hold a significant number of Common Shares. The U.S. Cellular board has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director.

The U.S. Cellular board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the U.S. Cellular board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the U.S. Cellular directors to possess. The U.S. Cellular board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to U.S. Cellular. The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.

In general, the U.S. Cellular board will nominate existing directors for re-election unless the board has a concern about the director’s ability to perform his or her duties. In the event of a vacancy on the board of a director elected by the Series A Common Shares, nominations are based on the recommendation of TDS. In the event of a vacancy on the board of a Common Share director, U.S. Cellular may use various sources to identify potential candidates, including an executive search firm. In addition, the Chairman may consider recommendations by shareholders that hold a significant number of Common Shares. Potential candidates are initially screened by the Chairman and by other persons as the Chairman designates. Following this process, if appropriate, information about the candidate is presented to and discussed by the full board of directors.

Each of the nominees approved by the U.S. Cellular board for election at the 2006 annual meeting is an executive officer and/or director who is standing for re-election.

U.S. Cellular has not paid a fee in 2006 to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for election of directors at the 2006 annual meeting. However, from time to time, U.S. Cellular may pay a fee to an executive search firm to identify potential candidates for election as directors.

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Shareholder Communication with Directors

Security holders may send communications to the board of directors of U.S. Cellular or to specified individual directors at any time. Security holders should direct their communication to the board or to specified individual directors, in care of the Secretary of U.S. Cellular at its corporate headquarters. Any security holder communications that are addressed to the board of directors or specified individual directors will be delivered by the Secretary of U.S. Cellular to the board of directors or such specified individual directors.

U.S. Cellular Policy on Attendance of Directors at Annual Meeting of Shareholders

All directors are invited and encouraged to attend the annual meeting of shareholders, which is normally followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All directors attended the 2005 annual meeting of shareholders.

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PROPOSAL 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We anticipate continuing the services of PricewaterhouseCoopers LLP as independent registered public accountants for the current fiscal year. Representatives of PricewaterhouseCoopers LLP, who served as independent registered public accountants for the last fiscal year, are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions raised by shareholders at the annual meeting or submitted in writing prior thereto.

We are not required to obtain shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants by the Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the annual meeting. Should the shareholders fail to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants, the board of directors will consider whether to retain such firm for the year ending December 31, 2006.

The board of directors recommends a vote “FOR” ratification of the Selection of PricewaterhouseCoopers LLP as independent registered public accountants for the current fiscal year.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following sets forth the aggregate fees (including expenses) billed by U.S. Cellular’s principal accountants, PricewaterhouseCoopers LLP, for 2005 and 2004:

	2005	2004
Audit Fees(1)	$1,947,171	$2,270,181
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,500	1,500
Total Fees(3)	$1,948,671	$2,271,681

(1)    Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements for the years 2005 and 2004 included in U.S. Cellular’s Form 10-K for each of these years and the reviews of the financial statements included in U.S. Cellular’s Form 10-Qs for each of these years, including the attestation and report relating to internal control over financial reporting as well as accounting research, audit fees related to the restatement of the Company’s financial statements for the five years in the period ended December 31, 2004. review of financial information included in other SEC filings and the issuance of consents and comfort letters. Although PricewaterhouseCoopers LLP has billed U.S. Cellular for these fees and expenses, management of U.S. Cellular has not yet completed its review of all of the amounts billed. Includes an estimate for incremental audit fees to be billed upon completion of the 2005 audit.

(2)    Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services, other than services covered in (1) above, for the years 2005 and 2004.

(3)    Amounts do not include fees billed by PricewaterhouseCoopers LLP directly to TDS except for fees billed on lease reviews. Although TDS bills U.S. Cellular an overall management fee pursuant to the Intercompany Agreement discussed below, TDS does not specifically identify and allocate fees of PricewaterhouseCoopers LLP to U.S. Cellular.

The audit committee determined that the payment of fees for non-audit related services does not conflict with maintaining PricewaterhouseCoopers LLP’s independence.

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Pre-approval Procedures

The audit committee adopted a policy, effective May 6, 2003, as amended as of February 17, 2004 and November 1, 2005, pursuant to which all audit and non-audit services must be pre-approved by the audit committee. Under no circumstances may U.S. Cellular’s principal external accountant provide services that are prohibited by the Sarbanes Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit related services and certain tax and other services may be provided to U.S. Cellular, subject to such pre-approval process and prohibitions. The audit committee has delegated to the chairman of the audit committee the authority to pre-approve services by the independent registered public accountants and to report such approvals to the full audit committee at each of its regularly scheduled meetings. The pre-approval policy relates to all services provided by U.S. Cellular’s principal external auditor and does not include any de minimis exception.

AUDIT COMMITTEE REPORT

This report is submitted by the current members of the audit committee of the board of directors of U.S. Cellular identified below. The audit committee operates under a written charter adopted by the U.S. Cellular board of directors, a copy of which is attached hereto as Exhibit A.

Management is responsible for U.S. Cellular’s internal controls and the financial reporting process. U.S. Cellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. U.S. Cellular’s independent registered public accountants are responsible for performing an independent audit of U.S. Cellular’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee held meetings with management, the TDS internal audit staff and representatives of PricewaterhouseCoopers LLP, U.S. Cellular’s independent registered public accountants for 2005. In these meetings, the audit committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005. Management represented to the audit committee that U.S. Cellular’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and representatives of PricewaterhouseCoopers LLP.

The discussions with PricewaterhouseCoopers LLP also included the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, relating to information regarding the scope and results of the audit. The audit committee also received from PricewaterhouseCoopers LLP written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and this information was discussed with PricewaterhouseCoopers LLP.

Based on and in reliance upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2005 be included in U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2005.

By the members of the audit committee of the board of directors of U.S. Cellular:

J. Samuel Crowley Chairperson	Paul-Henri Denuit	Harry J. Harczak, Jr.

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EXECUTIVE OFFICERS

The following is a table identifying our other executive officers who are currently serving but are not identified in the above tables regarding the election of directors.

Name	Age	Position with U.S. Cellular
Jay M. Ellison	53	Executive Vice President and Chief Operating Officer
Michael S. Irizarry	44	Executive Vice President and Chief Technical Officer
Jeffrey J. Childs	49	Senior Vice President—Human Resources
Steven T. Campbell	55	Vice President and Controller

Jay M. Ellison.   Jay M. Ellison was appointed Executive Vice President and Chief Operating Officer on March 3, 2005. He joined our company on September 5, 2000 as Executive Vice President—Operations.

Michael S. Irizarry.   Michael S. Irizarry was appointed Executive Vice President and Chief Technical Officer on May 2, 2006. He joined our company as Executive Vice President—Engineering and Chief Technical Officer on February 18, 2002. Prior to that time, he was vice president—network, for the midwest area at Verizon Wireless from 2000 to 2001. Prior to that time, he served as executive director—network for the southeast region of Bell Atlantic Mobile since February 1996.

Jeffrey J. Childs.   Jeffrey J. Childs joined U.S. Cellular and was appointed Senior Vice President—Human Resources on February 17, 2004. Prior to that time, he was president and owner of Childs Consulting Services, LLC and senior partner of Brimstone Consulting Group since May 2001. Prior to that, Mr. Childs was vice president—human resources & corporate services at SecurityLink from Ameritech between November 1999 and February 2001.

Steven T. Campbell.   Steven T. Campbell joined our company and was appointed Vice President and Controller in June 2005. Prior to that time, he was vice president—financial operations at 3Com Corporation from 2003 to 2005 and vice president—finance and operations at CommWorks Corporation, a subsidiary of 3Com Corporation, from 2000 to 2003.

All of our executive officers devote all their employment time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, devotes a portion of his time to the affairs of U.S. Cellular.

Codes of Conduct and Ethics

As required by Section 807 of the American Stock Exchange Company Guide, U.S. Cellular has adopted a Code of Business Conduct, applicable to all officers and employees of U.S. Cellular and its subsidiaries, which includes a Code of Ethics for certain Senior Executives and Financial Officers, that complies with the definition of a “code of ethics” as set forth in Item 406 of Regulation S-K of the SEC. U.S. Cellular has also adopted a Code of Ethics for its directors. Each of the foregoing codes have been posted to U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance.

U.S. Cellular intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to its Code of Ethics for certain Senior Executives and Financial Officers, and will disclose all other amendments to any of the foregoing codes, by posting such information to such internet website. Any waivers of any of the foregoing codes for directors or executive officers, including any waiver of the Code of Ethics for certain Senior Executives and Financial Officers, will be approved by U.S. Cellular’s board of directors, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver.

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EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes the compensation paid by U.S. Cellular to the President and Chief Executive Officer of U.S. Cellular and the other four most highly compensated executive officers (based on the aggregate of the salary and bonus for 2005).

		Annual Compensation(2)					Long-Term Compensation
Name and Principal Position(1)	Year	Salary(3)	Bonus(4)		Other Annual Compensation(5)		Restricted Stock Award(s)(6)		Securities Underlying Options/SARs(7)	All Other Compensation(8)
LeRoy T. Carlson, Jr. Chairman—See Footnote(1)	2005 2004 2003	$766,500 689,670 639,912	$	— 622,125 415,943	$	— — —	$	— — —	— — —	$	— — —
John E. Rooney President and Chief Executive Officer	2005 2004 2003	$690,000 633,335 592,209		$300,000 590,000 360,000		$145,477 172,103 105,012		$523,559 337,260 366,585	131,000 92,000 175,000		$53,124 51,944 50,553
Kenneth R. Meyers Executive Vice President—Finance, Chief Financial Officer and Treasurer	2005 2004 2003	$432,915 401,957 379,329	$	— 345,000 220,391	$	— — 13,776		$634,120 253,196 297,604	34,400 35,225 66,275		$50,621 43,058 35,450
Jay M. Ellison Executive Vice President and Chief Operating Officer	2005 2004 2003	$432,915 401,957 379,329		$176,000 415,000 264,469	$	— — 13,223		$634,120 253,196 297,604	34,400 35,225 66,275		$50,621 45,703 35,806
Michael S. Irizarry Executive Vice President and Chief Technical Officer	2005 2004 2003	$364,121 335,140 311,811		$110,000 260,000 152,211	$	— — —		$401,453 163,296 187,322	21,775 22,725 41,725		$35,125 26,947 12,012

(1)             Includes the chief executive officer of U.S. Cellular during 2005 and the four most highly compensated executive officers in 2005 other than the chief executive officer. Mr. LeRoy T. Carlson, Jr., Chairman of U.S. Cellular receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson’s salary and bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.” Accordingly, pursuant to the requirements of the SEC, such amounts charged to U.S. Cellular by TDS are reported in the above table in addition to the information presented for the other named executive officers. Mr. Carlson does not receive any long-term compensation awards or any other compensation from U.S. Cellular. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to U.S. Cellular.

(2)             Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees.

(3)             Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4)             Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified. The final bonus for 2005 has not yet been determined for LeRoy T. Carlson, Jr. or Kenneth R. Meyers.

(5)             Includes the fair market value as of the grant date of phantom stock units of our Common Shares credited to such officer with respect to deferred bonus compensation. See “Bonus Deferral and Company Match Awards.” Mr. Carlson also receives a credit of phantom stock units with respect to TDS Common Shares but this is not charged to U.S. Cellular.

Does not include the value of any perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is more than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the above-named executive officers. The amount of perquisites for Mr. Rooney exceeded the lesser of $50,000 or 10% of the total of his annual salary and bonus for 2005. The amount of perquisites included for Mr. Rooney in 2005 was $57,967, primarily including a car allowance of $42,000.

(6)             In 2003, 2004 and 2005, the Stock Option Compensation Committee approved a grant of performance share awards (“Performance Share Awards”), as detailed below. The amount reported is an actual award.

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The following table summarizes the restricted stock awards:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry
Granted in 2003:
2003 Performance Award—Vested 3/31/06	14,981	12,605	12,605	7,934
Total Grant Date Dollar Value for 2003:	$366,585	$297,604	$297,604	$187,322
Granted in 2004:
2004 Performance Award—Vests 10/10/06	8,726	—	—	—
2004 Performance Award—Vests 3/31/07	—	6,551	6,551	4,225
Total Grant Date Dollar Value for 2004:	$337,260	$253,196	$253,196	$163,296
Granted in 2005:
2005 Performance Award—Vests 10/10/06	11,474	—	—	—
2005 Performance Award—Vests 3/31/08	—	13,897	13,897	8,798
Total Grant Date Dollar Value for 2005	$523,559	$634,120	$634,120	$401,453
Summary of Restricted Stock Outstanding at 12/31/05:
Unvested shares of restricted stock as of 12/31/05	35,181	33,053	33,053	20,957
Dollar Value as of 12/31/05	$1,737,941	$1,632,818	$1,632,818	$1,035,276

The Grant Date Dollar Value of the above awards is calculated using the closing price of the Common Shares on the award date. The Dollar Value is calculated using the closing price of our Common Shares on December 30, 2005, the last business day in 2005, of $49.40.

(7)             Represents the number of shares of our common stock subject to stock options awarded during the fiscal year identified. No stock appreciation rights (“SARs”) were awarded, either on a stand alone basis or in tandem with options, during any of the identified fiscal years.

(8)             Includes contributions by us for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan (“TDSP”), the TDS Pension Plan (“Pension Plan”), the TDS Supplemental Executive Retirement Plan (“SERP”), and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive (“Life Insurance”), as indicated below for 2005:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry
TDSP	$7,560	$7,560	$7,560	$—
Pension Plan	9,900	9,900	9,900	9,900
SERP	32,100	32,100	32,100	24,847
Life Insurance	3,564	1,061	1,061	378
Total	$53,124	$50,621	$50,621	$35,125

General Information Regarding Options

The following tables show, as to the executive officers who are named in the Summary Compensation Table, certain information regarding options.

	Number of Securities Underlying Options	Percent of Total Options Granted to	Exercise	Market	Expiration	Potential Realizable Value at Assumed Annual Realized Stock Price Appreciation for Option Terms(5)
Name(1)	Granted(2)	Employees(3)	Price	Price(4)	Date	5%	10%
John E. Rooney(6)	131,000	17.2%	$45.63	$45.63	03/31/2015	$3,759,237	$9,526,643
Kenneth R. Meyers(6)	34,400	4.5%	$45.63	$45.63	03/31/2015	$987,158	$2,501,653
Jay M. Ellison(6)	34,400	4.5%	$45.63	$45.63	03/31/2015	$987,158	$2,501,653
Michael S. Irizarry(6)	21,775	2.9%	$45.63	$45.63	03/31/2015	$624,865	$1,583,532

(1)             Mr. LeRoy T. Carlson, Jr., does not receive options from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)             Represents the number of shares underlying options awarded to the named executive during the fiscal year.

(3)             Represents the percent of total shares underlying options awarded to employees during the fiscal year.

(4)             Represents the per share fair market value of our shares as of the award date.

(5)             Represents the potential realizable value of each grant of options, assuming that the market price of our shares appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(6)             Such options were granted as of March 31, 2005, and become exercisable with respect to 25% of the shares underlying the option on March 31, 2006, 2007, 2008 and 2009, except that all options granted prior to October 10, 2006 become fully vested on October 10, 2006 with respect to Mr. Rooney. All options granted to Mr. Rooney after October 10, 2006 will vest six months after grant.

No SARs were granted in 2005.

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Option Exercises in 2005 and
December 31, 2005 Option Values

	2005		As of December 31, 2005
	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs(4)		Value of Unexercised In-the-Money Options/SARs(5)
Name(1)	Exercise(2)	Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Rooney
2005 Options(6)	—	$—	—	131,000	$—	$493,870
2004 Options(7)	—	—	23,000	69,000	247,250	741,750
2003 Options(8)	69,750	1,755,198	17,750	87,500	442,507	2,181,375
2002 Options(9)	16,500	132,660	8,250	8,250	69,300	69,300
2001 CEO Options(10)	—	—	16,000	4,000	—	—
2000 CEO Initial Options(11)	—	—	55,000	—	—	—
Total	86,250	$1,887,858	120,000	299,750	$759,057	$3,486,295
Kenneth R. Meyers
2005 Options(6)	—	$—	—	34,400	$—	$129,688
2004 Options(7	—	—	8,806	26,419	94,665	284,004
2003 Options(8)	—	—	33,137	33,138	854,603	854,629
2002 Options(9)	—	—	19,668	6,557	165,211	55,079
2001 Options(12)	—	—	13,280	3,320	—	—
2000 Options(13)	—	—	4,762	—	—	—
1999 Options(14)	—	—	9,600	—	51,840	—
1998 Options(15)	—	—	7,680	—	118,733	—
1997 Options(16)	1,750	45,728	4,010	—	96,842	—
Total	1,750	$45,728	100,943	103,834	$1,381,894	$1,323,400
Jay M. Ellison
2005 Options(6)	—	$—	—	34,400	$—	$129,688
2004 Options(7)	8,806	61,466	—	26,419	—	284,004
2003 Options(8)	16,569	364,849	—	33,138	—	854,629
2002 Options(9)	19,668	91,063	—	6,557	—	55,079
2001 Options(12)	—	—	13,280	3,320	—	—
2000 Initial Options(17)	—	—	4,613	—	—	—
Total	45,043	$517,378	17,893	103,834	$—	$1,323,400
Michael S. Irizarry
2005 Options(6)	—	$—	—	21,775	$—	$82,092
2004 Options(7)	—	—	5,681	17,044	61,071	183,223
2003 Options(8)	—	—	10,431	20,863	269,015	538,057
2002 Options(9)	10,575	82,485	5,288	5,287	44,419	44,411
2002 Initial Options(18)	5,400	62,694	—	10,800	—	131,868
Total	15,975	$145,179	21,400	75,769	$374,505	$979,651

(1)    Mr. LeRoy T. Carlson, Jr., does not receive options or SARs from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)    Represents the number of our Common Shares with respect to which Options or SARs were exercised.

(3)    Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

(4)    Represents number of shares subject to free-standing options, as indicated, as of December 31, 2005. All options listed above are transferable to permitted transferees.

(5)    Represents the aggregate dollar value of in-the-money, unexercised options held at December 31, 2005, based on the difference between the exercise price and $49.40, the closing price of our Common Shares on December 30, 2005.

(6)    The 2005 Options become exercisable in annual increments of 25% on March 31 of each year beginning in 2006 and ending in 2009 (except that all options become fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until March 31, 2015 at an exercise price of $45.63.

(7)    The 2004 Options become exercisable in annual increments of 25% on March 31 of each year beginning in 2005 and ending in 2008 (except that all options become fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until March 31, 2014 at an exercise price of $38.65.

(8)    The 2003 Options become exercisable in annual increments of 25% on March 31 of each year beginning in 2004 and ending in 2007 (except that all options become fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until April 21, 2013 at an exercise price of $24.47 for Mr. Rooney, and are exercisable until March 31, 2013 at an exercise price of $23.61 for Mr. Meyers, Mr. Ellison and Mr. Irizarry.

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(9)    The 2002 Options became exercisable in annual increments of 25% on March 31 of each year beginning in 2003 and ending in 2006, and are exercisable until March 31, 2012 at an exercise price of $41.00.

(10)  The 2001 CEO Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 29, 2011 at an exercise price of $59.40.

(11)  The 2000 CEO Initial Options became exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(12)  The 2001 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 8, 2011 at an exercise price of $64.16.

(13)  The 2000 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2001 and ending in 2005, and are exercisable until March 31, 2010 at an exercise price of $71.00.

(14)  The 1999 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(15)  The 1998 Automatic Options became exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(16)  The 1997 Automatic Options became exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(17)  The 2000 Initial Options became exercisable with respect to 20% of the shares underlying the option on September 1 of each year beginning in 2001 and ending in 2005, and are exercisable until September 1, 2010 at an exercise price of $73.31.

(18)  The 2002 Initial Options become exercisable with respect to 20% of the shares underlying the option on February 18 of each year beginning in 2003 and ending in 2007, and are exercisable until February 18, 2012 at an exercise price of $37.19.

Tax Deferred Savings Plan

We previously adopted the TDS tax deferred savings plan (“TDS Tax Deferred Savings Plan”).  The TDS Tax Deferred Savings Plan is a qualified profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code, designed to provide retirement benefits for eligible employees of TDS and certain of its affiliates which adopted the TDS Tax Deferred Savings Plan. Participating employees have the option of investing their contributions and U.S. Cellular’s contributions in a USM Common Share fund, a TDS Common Share fund, a TDS Special Common Share fund, or certain unaffiliated mutual funds. Prior to May 31, 2006, U.S. Cellular made matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 2% and 40% of an employee’s contributions up to the next 4% of such employee’s compensation.  Beginning May 31, 2006, U.S. Cellular makes matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 3% and 40% of an employee’s contributions up to the next 2% of such employee’s compensation.

The amounts of the annual contributions for the benefit of the named executive officers under the TDS Tax Deferred Savings Plan are included above in the Summary Compensation Table under “All Other Compensation.”

Pension Plan and Supplemental Benefit Agreement

We previously adopted the TDS Wireless Companies’ Pension Plan (the “Wireless Pension Plan”). The Wireless Pension Plan, a qualified noncontributory defined contribution pension plan, provided pension benefits for our employees. Under the Wireless Pension Plan, pension contributions were calculated separately for each participant, based on a fixed percentage of the participant’s qualifying compensation, and are funded currently.

Effective January 1, 2001, the TDS Employees’ Pension Trust (the “TDS Target Pension Plan”) was merged with and into the Wireless Pension Plan and the new merged plan is titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan continue to be eligible for such benefit under the TDS Pension Plan.

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The amounts of the annual contributions for the benefit of the named executive officers under the Wireless Pension Plan and TDS Pension Plan are included above in the Summary Compensation Table under “All Other Compensation.”

We have also adopted a Supplemental Executive Retirement Plan (“SERP”) to provide supplemental benefits under the Wireless Pension Plan and effective January 1, 2001, the TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under “All Other Compensation.”

Employment Letter Agreement with John E. Rooney

Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer, all unvested stock option and restricted stock awards granted on or prior to April 10, 2006 will fully vest no later than October 10, 2006, and all stock option and restricted stock awards granted after April 10, 2006 will fully vest six months after the date they are granted.

Relocation Expenses

In 2005, U.S. Cellular reimbursed relocation expenses to Kevin Lowell, Vice President—National Network Operations, in the amount of $52,746.

Executive Bonus Program

On June 16, 2005, the United States Cellular Corporation 2005 Executive Officer Annual Incentive Plan Effective January 1, 2005 (“Executive Incentive Plan”) was approved by U.S. Cellular’s Chairman, who does not participate in such incentive plan.

The purposes of the Executive Incentive Plan are: to provide incentive for the officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business measures; to reward U.S. Cellular’s executive officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of U.S. Cellular. Eligible participants in the Executive Incentive Plan are executive vice presidents and senior vice presidents of U.S. Cellular. Each participant’s target incentive is expressed as a percentage of base salary.

The officer bonus plans of U.S. Cellular are discretionary in nature and are based, in part, on U.S. Cellular’s performance, individual performance and individual bonus targets, which contribute to the formation and size of a bonus pool. The President and CEO may allocate this bonus pool to the participants as he deems appropriate, provided however, the sum of all participants’ actual awards cannot deviate from the total officer pool by plus or minus 18% for 2005.

The President and CEO will consider the performance factors with their assigned weights as described below and any other information he deems relevant in evaluating the achievements of the eligible officer group for purposes of the Executive Incentive Plan:

Customer Addition Equivalents	20%
Consolidated Cash Flow	20%
Consolidated Revenue	20%
Return on Capital	20%
Customer Defections	20%

The President and CEO will determine the actual payout that each officer will receive. The individual performance multiplier will generally range from 50%-150% for each officer. The Chairman of the Board must approve all officer bonuses prior to payout.

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Bonus Deferral and Company Match Awards

The 2005 Long-Term Incentive Plan permits employees selected by the stock option compensation committee to defer all or a portion of their annual bonus to a deferred compensation account (“Deferral Program”). The executive officers who have deferred their bonuses are identified in the Summary Compensation Table above. See footnote 5 to such table. If a selected employee elects to defer all or a portion of his or her annual bonus under the Deferral Program, we will allocate a match award to the employee’s deferred compensation account in an amount equal to the sum of (1) 25% of the deferred bonus amount which is not in excess of one-half of the employee’s gross bonus for the year and (2) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee’s gross bonus for the year. The fair market value of the matched stock units are reported in the Summary Compensation Table under “Other Annual Compensation.” An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the U.S. Cellular match award credited to the employee’s deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee’s deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account. An employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee, the date the employee separates from service for whatever reason, and the date the employee is determined to suffer a permanent disability. However, if an employee separates from service due to retirement, death or permanent disability, he or she will be entitled to receive all company match amounts credited to his or her account. If an employee is a “key employee” (within the meaning of Section 409A of the Internal Revenue Code), and is entitled to payment by reason of a separation from service for a reason other than permanent disability or death, no portion of his or her deferred compensation account subject to Section 409A of the Internal Revenue Code will be paid before the date which is six months after the date of separation from service (or if earlier, the date of the employee’s death). In addition, the committee that administers the plan may approve in its sole discretion, a distribution of all or a portion of an employee’s vested deferred compensation account in the event of an unforeseeable emergency causing severe financial hardship. Our board of directors may determine that all match awards will become fully vested upon certain changes of control of U.S. Cellular.

Compensation of Directors

Our board of directors amended the compensation plan (the “Non-Employee Directors’ Plan”) for non-employee directors in 2005. A non-employee director is a director who is not an employee of U.S. Cellular, TDS or TDS Telecom. The purpose of the Non-Employee Directors’ Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

The Non-Employee Directors’ Plan provides that each non-employee director will receive an annual director’s fee of $44,000 payable annually. The plan also provides that each non-employee director serving on the audit committee will receive an annual director’s fee of $11,000, except for the chairperson, who will receive a fee of $22,000. The plan also provides that each non-employee director will receive a fee of $5,000 for serving on the long-term compensation committee except for the chairperson, who will receive a fee of $7,000. It also provides that each non-employee director will receive a fee of $1,750 for board of directors, audit committee and long-term compensation committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting.

The Non-Employee Directors’ Plan further provides that each non-employee director may elect to receive up to fifty percent (50%) of any or all of the above retainers or meeting fees for regularly scheduled meetings of the board (five per year), by the delivery of U.S. Cellular Common Shares having a fair market value as of the date of payment equal to the cash amount of the retainer or fee foregone.

Under the Non-Employee Directors’ Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will

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be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days before the annual meeting of shareholders or the date of the board meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Directors’ Plan.

Members of the special committee discussed above receive a fee of $1,750 for each meeting of the special committee in which such member participates.

Directors are also reimbursed for travel and expenses incurred in attending U.S. Cellular board and committee meetings pursuant to U.S. Cellular’s travel and expense reimbursement policy.

Executive Officer Compensation Report

This report is submitted by LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, who in effect functions as the compensation committee of our board of directors, except with respect to long-term compensation, and by the stock option compensation committee.

The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from U.S. Cellular. (See Footnote (1) to the Summary Compensation Table.)

The stock option compensation committee currently consists of Paul-Henri Denuit, J. Samuel Crowley and Ronald E. Daly. The stock option compensation committee approves long-term compensation for executive officers of U.S. Cellular and is composed of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

Our compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. Our policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to our long-term success. It is also believed that compensation paid should be appropriate in relation to our financial performance and should be sufficient to enable us to attract and retain individuals possessing the talents required for our long-term successful performance.

Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. We evaluate the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options, restricted stock and stock appreciation rights under the Long-Term Incentive Plan.

The process of determining salary begins with establishing an appropriate salary for each officer, based on the particular duties and responsibilities of the officer, as well as salaries for comparable positions at other companies in the cellular telephone and similar industries. These other companies may include those in the peer group index described below under “Stock Performance Chart,” as well as other companies in the telecommunications industry and other industries with similar characteristics. The Senior Vice President of Human Resources of U.S. Cellular and President of Human Resources of TDS periodically provide the Chairman with information about executive compensation at other companies, as reported in proxy statements of comparable companies and in salary surveys. The Chairman uses these sources and makes a determination of appropriate ranges for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set at a level considered to be appropriate in the judgment of the Chairman based on an assessment of the responsibilities and performance of such officer, taking into account U.S. Cellular’s performance, that of other comparable companies, the industry, and the overall economy during the immediately preceding year. There is no formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman.

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Annually, the nature and extent of each executive officer’s personal accomplishments and contributions for the year are evaluated by our President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives established by the President or other direct supervisor for such executive officer for the performance appraisal period. The President also makes an assessment of how well U.S. Cellular did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the informed judgment of the Chairman based on the recommendation of the President that determines an executive’s base salary based on the total mix of information rather than on any specific measures of performance.

In addition, the executive officers participated in either the 2005 Executive Officer Annual Incentive Plan, the 2005 RSO Vice President Annual Incentive Plan, or the 2005 Region Vice President Annual Incentive Plan (collectively the “2005 Bonus Program”).

The purposes of the Executive Incentive Plan are: to provide incentive for the officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business measures; to reward U.S. Cellular's executive officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of U.S. Cellular.  Eligible participants in the Executive Incentive Plan are executive vice presidents and senior vice presidents of U.S. Cellular.  Each participant’s target incentive is expressed as a percentage of base salary.

The officer bonus plans of U.S. Cellular are discretionary in nature and are based, in part, on U.S. Cellular’s performance, individual performance and individual bonus targets, which contribute to the formation and size of a bonus pool.  The President and CEO may allocate this bonus pool to the participants as he deems appropriate, provided however, the sum of all participants’ actual awards cannot deviate from the total officer pool by plus or minus 18% for 2005.

The President and CEO will consider the performance factors with their assigned weights as described below and any other information he deems relevant in evaluating the achievements of the eligible officer group for purposes of the Executive Incentive Plan:

Customer Addition Equivalents	20%
Consolidated Cash Flow	20%
Consolidated Revenue	20%
Return on Capital	20%
Customer Defections	20%

The President and CEO will determine the actual payout that each officer will receive. The individual performance multiplier will generally range from 50%-150% for each officer. The Chairman of the Board must approve all officer bonuses prior to payout.

Financial personnel prepare for the President and Chairman calculations which determine whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also receives numerous performance measures and financial statistics prepared by our financial personnel. This financial information includes the preliminary or audited financial statements of U.S. Cellular, as well as internal financial statements such as budgets and their results, operating statistics and analyses. The Chairman is not limited in his analysis to such information, and may consider such other factual or subjective factors as he deems appropriate in making his compensation decisions.

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The base salary and bonus ranges and actual compensation of the U.S. Cellular President (chief executive officer) are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with information about executive compensation at other companies by the Vice President of Human Resources of TDS. This information includes compensation reported in proxy statements of comparable companies and salary surveys. The Chairman uses these sources and makes a determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account U.S. Cellular’s performance (as discussed above), other comparable companies, the industry and the overall economy during the period. The base salary of John E. Rooney for 2004 was $633,335. The base salary of John E. Rooney for 2005 was $690,000, representing an increase of approximately 8.9%. Such salary is believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman. The range considered to be appropriate by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers appropriate in making his compensation decisions for the President.

No specific measures of performance are considered determinative in the compensation of the President. As with the other executive officers, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President. With respect to the President’s bonus, the Chairman does consider the results of the 2005 Bonus Program and bases the amount of the bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the 2005 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

Our performance is a determinant of the number of stock options which will be awarded and exercisable with respect to the executive officers. As indicated under the table “Individual Option Grants in 2005,” the named executive officers (excluding the Chairman) received option grants from U.S. Cellular in 2005 based on the achievement of certain levels of corporate and individual performance for 2004.

Section 162(m) of the Code. Subject to certain exceptions, section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation’s chief executive officer and the corporation’s other four most highly compensated officers. We do not believe that the $1 million deduction limitation should have a material effect on us in the near future, but if that circumstance changes, we will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with their performance and the competitive environment for executive talent.

The above Executive Officer Compensation Report is submitted by the Chairman of U.S. Cellular, LeRoy T. Carlson, Jr., and by Paul-Henri Denuit, J. Samuel Crowley and Ronald E. Daly, the members of the stock option compensation committee.

Stock Performance Chart

The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor’s 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for us and includes the following cellular telephone companies: ALLTEL Corp., Centennial Communications Corp. (formerly known as Centennial Cellular Corp.) (Class A), Rural Cellular Corp. (Class A) and U.S. Cellular. The peer group no longer includes Western Wireless Corp. (Class A) because it was

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acquired by ALLTEL in 2005. In calculating the peer group index, the returns of each company in the group have been weighted according to such company’s market capitalization at the beginning of the period.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
U.S. Cellular, S&P 500, Peer Group
(Performance results through 12/31/05)

	2000	2001	2002	2003	2004	2005
U.S. Cellular	$100.00	$75.10	$41.53	$58.92	$74.29	$81.99
S&P 500	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
Peer Group	$100.00	$94.13	$73.85	$73.70	$95.57	$108.81

*                     Cumulative total return assumes reinvestment of dividends.

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our common stock, S&P 500, and Peer Group.

Compensation Committee Interlocks and Insider Participation

In 2005, LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, made annual executive compensation decisions for TDS, other than for himself, as the sole member of the TDS compensation committee. In 2005, the long-term compensation committee of TDS made annual executive compensation decisions for the President of TDS and approved long-term compensation awards for the executive officers of TDS. The TDS long-term compensation committee was comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. On February 21, 2006, the functions of the TDS compensation committee and long-term compensation committee were reconstituted into a new compensation committee comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, approves annual compensation for executive officers of U.S. Cellular. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by U.S. Cellular for a portion of Mr. Carlson's salary and bonus paid by TDS, pursuant to the intercompany agreement described below. See Footnote (1) to the Summary Compensation Table above. John E. Rooney, a director and President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself. Long-term

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compensation for executive officers is approved by our stock option compensation committee, which currently consists of Paul-Henri Denuit, J. Samuel Crowley and Ronald E. Daly. Our stock option compensation committee is comprised of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

LeRoy T. Carlson, Jr. and Walter C.D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular, is a beneficiary of such voting trust. See “Security Ownership of Certain Beneficial Owners and Management.” LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson and Sandra L. Helton, directors of U.S. Cellular, are also directors of TDS. See “Election of Directors.” We have entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm’s length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

Exchange Agreement

U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

Common Share Purchase Rights; Potential Dilution.   The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS’s proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

Funding of License Costs.   Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2005, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

RSA Rights.   Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas (“RSAs”); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas (“MSAs”) or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with

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interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

Right of Negotiation.   For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

Corporate Opportunity Arrangements.   Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such “corporate opportunity” unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

Tax Allocation Agreement

We have entered into a tax allocation agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS group. These payments are based on the average tax rate (excluding the effect of tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us. Under the tax allocation agreement, U.S. Cellular paid $49.7 million to TDS for federal income taxes in 2005.

If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS.

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Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, U.S. Cellular paid a net amount of $.5 million to TDS for such taxes in 2005.

Cash Management Agreement

From time to time we deposit our excess cash with TDS for investment under TDS’s cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

Services.   U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS’s non-telephone company subsidiaries. Payments by us to TDS for such services totaled $77.9 million in 2005. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2005.

Equipment and Materials.   We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $9.1 million in 2005.

Accountants and Legal Counsel.   We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

Indemnification.   We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS’s gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular’s gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.

Disposal of Company Securities.   TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

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Transfer of Assets.   Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by U.S. Cellular to TDS under the Insurance Cost Sharing Agreement totaled $8.4 million in 2005.

Employee Benefit Plans Agreement

Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees. Payments made by U.S. Cellular to TDS under the Employee Benefit Plans Agreement totaled $.7 million in 2005.

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Intercompany Credit Agreement

On November 9, 2005, TDS, as Lender, entered into an Intercompany Revolving Credit Agreement (“Intercompany Credit Agreement”) with U.S. Cellular, as Borrower. This Intercompany Credit Agreement was entered into to provide U.S. Cellular with a senior revolving credit facility for general corporate purposes, including capital expenditures and working capital. Amounts could be borrowed, repaid and reborrowed from time to time under the Intercompany Credit Agreement until such facility matured. The maximum amount of borrowings permitted at any point in time under the facility was $105 million and the  maturity date was December 23, 2005. As a result of U.S. Cellular’s determination to restate financial statements for certain prior periods, U.S. Cellular’s $700 million revolving credit facility (“Revolving Credit Facility”) was in default and U.S. Cellular was unable to make borrowings thereunder until it obtained waivers from the lenders. Accordingly, TDS and U.S. Cellular entered into the Intercompany Credit Agreement to permit U.S. Cellular to borrow funds from TDS temporarily until it received such waivers. Such waivers were received on December 23, 2005 and the Intercompany Credit Agreement terminated according to its terms and all borrowings and accrued interest were repaid in full on December 23, 2005.

U.S. Cellular believes that the Intercompany Credit Agreement included representations and warranties and events of default that are usual and customary for senior facilities of this type. U.S. Cellular also believes that the Intercompany Credit Agreement contained other terms and conditions that are usual and customary for senior credit facilities of this type. The Intercompany Credit Agreement included limitations on U.S. Cellular and its subsidiaries with respect to liens, indebtedness, sales of assets, consolidations and mergers that are similar to those contained in U.S. Cellular’s $700 million revolving credit facility with unrelated lenders. The Intercompany Credit Agreement did not have any financial covenants.

U.S. Cellular’s Board of Directors unanimously approved the terms and conditions of the Intercompany Credit Agreement and determined that such terms and conditions were fair to U.S. Cellular and all of its shareholders.

The pricing terms of the Intercompany Credit Agreement were the same as those under the Revolving Credit Facility. Borrowings bore interest at LIBOR plus a contractual spread based on U.S. Cellular’s credit rating. As of November 9, 2005, U.S. Cellular’s borrowing rate for a seven-day loan was 4.52% based on the seven day LIBOR rate of 4.07% and a contractual spread of 45 basis points.

Other Arrangements

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular, TDS and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2005 regarding U.S. Cellular Common Shares that may be issued under equity compensation plans currently maintained by U.S. Cellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,056,678	$38.14	2,571,477
Equity compensation plans not approved by security holders(2)	—	—	4,953
TOTAL	3,056,678	$38.14	2,576,430

(1)             This includes the following plans that have been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)
2003 Employee Stock Purchase Plan	—	109,794
2005 Long-Term Incentive Plan	3,056,678	2,461,683
TOTAL	3,056,678	2,571,477

See Note 16—Common Shareholders’ Equity, in the notes to the consolidated financial statements included in our 2005 Annual Report to Shareholders for certain information about these plans, which is incorporated by reference herein.

(2)             This includes the following plans that have not been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)
Compensation Plan for Non-Employee Directors	—	4,953

The material terms of the Compensation Plan for Non-Employee Directors are set forth above under “Compensation of Directors” and are incorporated by reference herein.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 31, 2006, there were outstanding 54,197,834 Common Shares, par value $1.00 per share (excluding 847,851 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 87,203,711 shares of common stock. As of May 31, 2006 no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Holders of outstanding Common Shares are entitled to elect 25% of the directors (rounded up to the nearest whole number) and are entitled to one vote for each Common Share held in such holder’s name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder’s name with respect to all other matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 384,256,604 as of May 31, 2006.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

The following table sets forth, as of May 31, 2006, or the latest practicable date, information regarding the person(s) who beneficially own more than 5% of any class of our voting securities.

Shareholder’s Name and Address	Title of Class or Series	Shares of Class or Series Owned(1)	Percent of Class or Series		Percent of Shares of Common Stock		Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares Series A Common Shares(3)	37,782,826 33,005,877	69.7 100.0	% %	43.3 37.8	% %	9.8 85.9	% %
Gabelli Funds, LLC(4) One Corporate Center Rye, New York 10580	Common Shares	3,378,012	6.2%		3.9%		0.9%

(1)             The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)             Represents voting power in matters other than the election of directors.

(3)             The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(4)             Based on the most recent Schedule 13D filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC—527,300 Common Shares; GAMCO Investors, Inc.—2,837,712 Common Shares; MJG Associates, Inc.—10,000 Common Shares; Gabelli Foundation, Inc.—1,000 Common Shares; and Gabelli Securities, Inc.—2,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,378,012 Common Shares and has reported sole voting power with respect to 3,098,912 Common Shares.

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Security Ownership of U.S. Cellular by Management

Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See “Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular” below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of May 31, 2006 or the latest practicable date:

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
John E. Rooney(3)(8)	Common Shares	313,912	*	*	*
Walter C.D. Carlson	Common Shares	3,856	*	*	*
Sandra L. Helton	Common Shares	—	—	—	—
Kenneth R. Meyers(4)(8)	Common Shares	187,750	*	*	*
J. Samuel Crowley	Common Shares	—	—	—	—
Ronald E. Daly	Common Shares	396	*	*	*
Paul-Henri Denuit	Common Shares	—	—	—	—
Harry J. Harczak, Jr.	Common Shares	795	*	*	*
Jay M. Ellison(5)	Common Shares	83,308	*	*	*
Michael S. Irizarry(6)	Common Shares	45,601	*	*	*
All directors and executive officers as a group (14) persons)(7)(8)	Common Shares	655,908	1.2%	*	*

*                     Less than 1%.

(1)             The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)             Represents voting power in matters other than the election of directors.

(3)             Includes 231,750 Common Shares subject to options which are currently exercisable or exercisable within 60 days.

(4)             Includes 144,793 Common Shares subject to options which are currently exercisable or exercisable within 60 days. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(5)             Includes 61,745  Common Shares subject to options which are currently exercisable or exercisable within 60 days.

(6)             Includes 37,667 Common shares subject to options which are currently exercisable or exercisable within 60 days.

(7)             Includes 494,901 Common Shares subject to options which are currently exercisable or exercisable within 60 days.

(8)             Includes shares as to which voting and/or investment power is shared.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2005 were complied with on a timely basis, with the exception of the following:

Due to an administrative error in communication on the part of U.S. Cellular personnel, John E. Rooney filed a report on May 3, 2006 to report three gifts of U.S. Cellular Common Shares that should have been reported by February 14, 2006.

Description of TDS Securities

The authorized capital stock of TDS includes Common Shares, $.01 par value (the “TDS Common Shares”), Special Common Shares $.01 par value (the “TDS Special Common Shares”) Series A Common Shares, $.01 par value, (the “TDS Series A Shares”) and Preferred Shares, $.01 par value (the “TDS Preferred Shares”). As of May 31, 2006, 51,431,735 TDS Common Shares (excluding 5,070,834 TDS Common Shares held by TDS and 484,012 TDS Common Shares held by a subsidiary of TDS), 57,782,076 TDS Special Common Shares (excluding 5,104,832 TDS Special Common Shares held by TDS and 484,012 TDS Special Common Shares held by a subsidiary of TDS), 6,446,079 TDS Series A Shares (representing a total of 115,659,890 shares of common stock) and 38,627 TDS Preferred Shares were outstanding.

The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share, for total voting power of 115,931,152 votes at May 31, 2006. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporation Law grants class voting rights and with respect to the election of directors. Each of the outstanding TDS Special Common Shares is entitled to one vote per share in the election of certain directors of TDS. Other than the election of directors, the TDS Special Common Shares will have no votes except as otherwise required by law. Accordingly, the voting power of TDS Special Common Shares was 57,782,076 with respect to the election of 25% of the directors of TDS, rounded up to the nearest whole number, plus one director.

With respect to the election of directors, the holders of TDS Common Shares and TDS Special Common Shares are entitled to elect 25% of the directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

The following table sets forth the number of TDS Common Shares, TDS Special Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of May 31, 2006 or the latest practicable date.

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Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Special Common Shares	6,073,410	10.5%	5.3%	—
	TDS Series A Shares	6,085,696	94.4%	5.3%	52.5%
LeRoy T. Carlson(4)(7)	TDS Common Shares	290,666	*	*	*
	TDS Special Common Shares	342,701	*	*	—
	TDS Series A Shares	53,055	*	*	*
LeRoy T. Carlson, Jr.(5)(7)	TDS Common Shares	589,986	1.1%	*	*
	TDS Special Common Shares	604,287	1.0%	*	—
	TDS Series A Shares	17,908	*	*	*
Walter C.D. Carlson(6)	TDS Common Shares	5,826	*	*	*
	TDS Special Common Shares	5,118	*	*	—
	TDS Series A Shares	879	*	*	*
Sandra L. Helton(7)	TDS Common Shares	224,994	*	*	*
	TDS Special Common Shares	224,995	*	*	—
John E. Rooney	TDS Common Shares	1,812	*	*	*
	TDS Special Common Shares	1,304	*	*	—
Kenneth R. Meyers	TDS Common Shares	2,358	*	*	*
	TDS Special Common Shares	2,121	*	*	—
J. Samuel Crowley	—	—	—	—	—
Ronald E. Daly	—	—	—	—	—
Paul-Henri Denuit	—	—	—	—	—
Harry J. Harczak, Jr.	—	—	—	—	—
Jay M. Ellison	TDS Common Shares	145	*	*	*
	TDS Special Common Shares	145	*	*	—
Michael S. Irizarry	—	—	—	—	—
All directors and executive officers as a group (14 persons)(7)	TDS Common Shares	1,115,787	2.2%	*	*
	TDS Special Common Shares	7,257,081	12.6%	6.3%	—
	TDS Series A Shares	6,157,538	95.5%	5.3%	53.1%

*       Less than 1%

(1)    The nature of beneficial ownership is sole voting and investment power, unless otherwise specified.

(2)    Represents voting power in matters other than the election of directors.

(3)    The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Common Shares and the TDS Special Common Shares of TDS held in the trust. If the voting trust were terminated, the following individuals, directly or indirectly, would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Catherine Mouly (wife of LeRoy T. Carlson, Jr.), Walter C.D. Carlson, Prudence E. Carlson, Richard Beckett (husband of Prudence E. Carlson), and Letitia G. Carlson, M.D.

(4)    Includes 52,694 TDS Special Common Shares and 53,055 TDS Series A Common Shares held by Mr. Carlson’s wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 29,147 TDS Special Common Shares and 32,945 TDS Series A Common Shares held for the benefit of LeRoy T. Carlson or 187,554 TDS Special Common and 188,623 TDS Series A Common Shares held for the benefit of Mr. Carlson’s wife (an aggregate of 216,701 TDS Special Common Shares, or 0.4% of class, or 221,568 TDS Series A Common Shares, or 3.4% of class) in the voting trust described in footnote (3). Beneficial ownership is disclaimed as to TDS Series A Common Shares held for the benefit of his wife.

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(5)    Includes 1,156 TDS Common Shares, 6,434 TDS Special Common Shares and 5,275 TDS Series A Common Shares held by Mr. Carlson’s wife outside the voting trust. Does not include 1,811,787 TDS Special Common Shares (3.1% of class) held in the voting trust described in footnote (3), of which 173,065 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,545,851 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,871 TDS Special Common Shares held for the benefit of his wife, his children and others in such voting trust.

Does not include 1,816,776 TDS Series A Common Shares (28.2% of class) held in the voting trust described in footnote (3), of which 174,954 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,548,987 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,835 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(6)    Does not include 1,891,795 TDS Special Common Shares (3.3% of class) held in the voting trust described in footnote (3), of which shares 1,093,813 are held for the benefit of Walter C.D. Carlson and 683,158 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,824 TDS Special Common Shares held for the benefit of his wife and children in such voting trust.

Does not include 1,897,945 TDS Series A Common Shares (29.4% of class) held in the voting trust described in footnote (3), of which shares 1,096,867 are held for the benefit of Walter C.D. Carlson and 686,295 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,783 TDS Series A Common Shares held for the benefit of his wife and children in such voting trust.

(7)    Includes the following number of tandem TDS Common Shares and TDS Special Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable on May 31, 2006 or within 60 days thereof: Mr. LeRoy T. Carlson, 255,413 shares; Mr. LeRoy T. Carlson, Jr., 565,269 shares; and Sandra L. Helton, 224,763 shares.

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Security Ownership of TDS by Certain Beneficial Owners

In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular," the following table sets forth, as of May 31, 2006, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

Shareholder’s Name and Address	Title of Class or Series	Shares of Class or Series Owned	Percent of Class	Percent of Shares of Common Stock	Percent of Voting Power(1)
Southeastern Asset Management, Inc.(2)(3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	TDS Common Shares	4,744,900	9.2%	4.1%	4.1%
	TDS Special Common Shares	17,293,537	29.9%	15.0%	—
Capital Research and Management Company(4)(5) 333 South Hope Street Los Angeles, CA 90071	TDS Common Shares	6,704,200	13.0%	5.8%	5.8%
	TDS Special Common Shares	7,074,200	12.2%	6.1%	—
Gabelli Funds, LLC(6)(7) One Corporate Center Rye, NY 10580	TDS Common Shares	4,321,781	8.4%	3.7%	3.7%
	TDS Special Common Shares	3,466,470	6.0%	3.0%	—
Wallace R. Weitz & Company(8) 1125 South 103rd Street, Suite 600 Omaha, NE 68124-6008	TDS Common Shares	2,446,300	4.8%	2.1%	2.1%
	TDS Special Common Shares	3,811,000	6.6%	3.3%	—
Bennet Miller Lafayette, IN 47905(9)	TDS Preferred Shares	30,000	77.7%	N/A	*

*       Less than 1%

(1)    Represents voting power in matters other than the election of directors.

(2)    Based on a Schedule 13D (Amendment No. 10) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 2,690,300 TDS Common Shares and shared power to vote 1,530,800 TDS Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 3,208,100 TDS Common Shares and shared power to dispose or direct the disposition of 1,530,800 TDS Common Shares, and no power of disposition with respect to 6,000 TDS Common Shares.

(3)    Based on a Schedule 13D (Amendment No. 8) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 9,108,000 TDS Special Common Shares and shared power to vote 5,666,200 TDS Special Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 11,621,337 TDS Special Common Shares and shared power to dispose or direct the disposition of 5,666,200 TDS Special Common Shares, and no power of disposition with respect to 6,000 TDS Common Shares.

(4)    Based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 10, 2006. In such Schedule 13G, Capital Research and Management Company reports no sole or shared voting power and reports sole power to dispose or to direct the disposition of 6,704,200 TDS Common Shares.

(5)    Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2006. In such Schedule 13G, Capital Research and Management Company reports no sole or shared voting power and reports sole power to dispose or to direct the disposition of 7,074,200 TDS Special Common Shares.

(6)    Based upon a Schedule 13D (Amendment No. 11) filed with the SEC. Includes TDS Common Shares held by the following affiliates: GAMCO Investors, Inc.—2,705,502 TDS Common Shares; Gabelli Funds, LLC—1,608,779 TDS Common Shares; Gabelli Group Capital Partners, Inc.—4,000 TDS Common Shares; Mario J. Gabelli—2,500 TDS Common Shares; and Gabelli Securities, Inc.—1,000 TDS Common Shares. In such Schedule 13D, such group

35

reports sole or shared investment authority over 4,321,781 TDS Common Shares and has reported sole voting power with respect to 4,117,781 TDS Common Shares.

(7)    Based upon a Schedule 13D (Amendment No. 1) filed with the SEC. Includes TDS Special Common Shares held by the following affiliates: GAMCO Investors, Inc.—2,132,170 TDS Special Common Shares; Gabelli Funds, LLC—1,299,800 TDS Special Common Shares; GGCP, Inc.—4,000 TDS Special Common Shares; Mario J. Gabelli—2,500 TDS Special Common Shares; and Gabelli Securities, Inc.—28,000 TDS Special Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,466,470 TDS Common Shares and has reported sole voting power with respect to 3,301,470 TDS Common Shares.

(8)    Based on the most recent Schedule 13G (Amendment No.4) filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of 3,780,200 TDS Special Common Shares and sole or shared power to dispose or to direct the disposition of 3,811,000 TDS Special Common Shares.

(9)    Represents TDS Series TT Preferred Shares.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

U.S. Cellular’s 2006 annual meeting is being held on September 14, 2006. U.S. Cellular expects to hold the 2007 annual meeting on May 8, 2007. Since May 8 is a change of more than 30 days from September 14, under SEC rules, the deadline for shareholder proposals to be included in U.S. Cellular’s proxy statement for the 2007 annual meeting is a reasonable time before U.S. Cellular begins to print and mail its proxy materials. Since U.S. Cellular intends to resume its regular schedule for its annual meeting next year, it will regard any proper shareholder proposal submitted for inclusion in the 2007 proxy statement to have been received a reasonable time before U.S. Cellular begins to print and mail its proxy materials if such proposal is duly received by U.S. Cellular not later than December 10, 2006, which is 120 days prior to the expected date of U.S. Cellular’s 2007 proxy statement.

Under U.S. Cellular’s bylaws, if the date of the 2007 annual meeting of shareholders is changed by more than 30 calendar days from the date of the 2006 annual meeting of shareholders, director nominations by shareholders and shareholder proposals must be received by us not later than the close of business on the tenth day following the date of public notice of the date of the 2007 annual meeting of shareholders. U.S. Cellular hereby gives public notice that the date of the 2007 annual meeting of shareholders will be on May 8, 2007. Nevertheless, pursuant to SEC rules as described in the preceding paragraph, any proper director nomination or shareholder proposal duly received by U.S. Cellular no later than December 10, 2006 will be permitted to be presented at the 2007 annual meeting of shareholders.

Because December 10, 2006 will be at least 45 days prior to the date of the proxy statement for the 2007 annual meeting, which is expected to be approximately April 9, 2007, the proxy solicited by the Board of Directors for the 2007 annual meeting will confer discretionary authority to vote on any matter that may properly come before such meeting or any adjournment thereof, other than with respect to proposals that are included in the proxy statement relating to such meeting.

SOLICITATION OF PROXIES

Your proxy is being solicited by our board of directors and its agents and the cost of solicitation will be paid by U.S. Cellular. Officers, directors and regular employees of U.S. Cellular, acting on its behalf, may also solicit proxies by mail, e-mail, advertisement, telephone, telegraph, in person and other methods. None of such persons will receive additional compensation for such solicitations. U.S. Cellular has also retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $3,600, plus out-of-pocket expenses. U.S. Cellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons.

FINANCIAL INFORMATION

We will furnish you without charge a copy of our report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and the schedules thereto, upon written or oral request of any shareholder as of the record date, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, Attention: External Reporting Department, Telephone: (773) 399-8900.

37

OTHER BUSINESS

It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the board of directors

KEVIN C. GALLAGHER Vice President and Corporate Secretary

You are urged to sign, date
and mail your proxy promptly.

38

EXHIBIT A

Audit Committee of the Board of Directors
of United States Cellular Corporation

CHARTER*

                I. PURPOSE:

The purpose of the Audit Committee shall be to assist the Board of Directors of the Company in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company’s financial statements and other matters set forth herein.

             II. COMPOSITION/ELIGIBILITY:

The Audit Committee shall be comprised of directors who shall satisfy the independence and other requirements of the American Stock Exchange (the “AMEX”), as well as other applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (the “Act”), or the rules of the Securities and Exchange Commission (the “SEC”). Determination as to whether a particular director satisfies the requirements for membership on the Audit Committee shall be made by the Board of Directors.

          III. EXTERNAL ADVISERS

The Audit Committee shall have authority to engage independent counsel and other advisers as it deems necessary to carry out its duties. The Audit Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company.

        IV. FUNDING

The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the Company’s independent public accountants as well as any other accounting firm engaged to perform audit, review or attest services for the Company, (ii) any independent counsel or other adviser retained by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall promptly report to the Board of Directors its engagement of any adviser, including the scope and terms of such engagement.

           V. FUNCTIONS:

The Audit Committee shall:

1.               meet as often as it determines, but not less frequently than quarterly;

2.               be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent public accountants (including resolution of disagreements between management and the independent public accountants regarding financial reporting) and the independent public accountants shall report directly to the Audit Committee;

3.               ensure receipt of an annual formal written statement from the Company’s independent public accountants delineating all relationships between the independent public accountants and the Company and discuss with the independent public accountants any such relationships that may impact the objectivity and independence of the independent public accountants; and take appropriate action to oversee the independence of the independent public accountants;

4.               obtain and review annually, prior to the filing of the Company’s Annual Report on Form 10-K, a report from the independent public accountants describing (a) all critical accounting policies and practices used or to be used in the annual audit of the Company’s year-end financial statements (the “Annual Audit”), (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants, and (c) other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences, and discuss with the independent public accountants any material issues raised in such report;

5.               be responsible for the preapproval of all audit services and permissible non-audit services to be provided to the Company by the independent public accountants, subject to any exceptions provided in the Act and the rules of the SEC promulgated thereunder (it being understood that the Audit Committee may delegate to one or more of its members the authority to grant such preapprovals, provided that any preapproval granted by such member or members must be presented to the full Audit Committee at its next scheduled meeting);

6.               review, in consultation with the independent public accountants, the internal auditing staff of the Company, and such other advisors as the Audit Committee may deem necessary, the scope, purpose and procedures of the overall audit plans of the internal auditing staff and the independent public accountants, review the results thereof and take any necessary actions in connection therewith;

7.               review external and internal audit reports of the Company;

8.               consult with the independent public accountants, senior management, the internal auditing staff of the Company and such other advisers as the Audit Committee may deem necessary regarding their evaluation of the adequacy of the Company’s “internal controls over financial reporting” and “disclosure controls and procedures” (as such terms are defined by the SEC), and make specific recommendations to the Board of Directors in connection therewith;

9.               assure the regular rotation of the lead audit partner and the concurring partner every five years (with a five year time-out period after each rotation), and the regular rotation of other audit partners, engaged in the Annual Audit, every seven years (with a two year time-out period after each rotation) or as otherwise required by law or the rules of the AMEX;

10.        review recommendations made by the independent public accountants and the internal auditing staff of the Company, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Company, and take any necessary actions in connection therewith;

11.        review legal and regulatory matters that may have a material impact on the financial statements;

12.        review and concur annually with the Company’s Code of Business Conduct, the Company’s Code of Ethics for Board of Directors and the Company’s program to monitor compliance with those Codes;

13.        meet with the independent public accountants, the internal auditing staff of the Company, management, and the General Counsel of the Company in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee;

14.        review and discuss with the independent public accountants and management the Company’s annual audited financial statements (including the MD&A) and recommend to the Board of Directors the inclusion of the Company’s audited financial statements in its Form 10-K;

15.        review and discuss with the independent public accountants and management the Company’s quarterly unaudited financial statements prior to the publication of the Company’s earnings release and prior to the inclusion of such financial statements (including the MD&A) in the Company’s Form 10-Q;

16.        prior to the filing of each Form 10-Q and the Form 10-K, be available to discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants;

17.        be responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the AMEX;

18.        establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and review periodically with management these procedures and, if appropriate, any significant complaints received, to the extent required by the Act, the rules of the SEC or the AMEX;

19.        prepare a report to shareholders as required by the SEC and the AMEX;

20.        review and concur on the appointment, retention and dismissal of the head of the Company’s Internal Audit function and provide oversight of such person; it being understood that in carrying out these duties the Audit Committee may rely on management for recommendations of candidates to head the Internal Audit function;

21.        provide ongoing oversight and annual performance evaluation with respect to the Internal Audit activities, including, annual review of the scope of the Internal Audit plan, review of the qualifications of the personnel providing Internal Audit services and ensuring that sufficient resources are available to the Internal Audit group;

22.        review and reassess the adequacy of this Charter on an annual basis;

23.        review and evaluate at least annually its own performance and effectiveness; and

24.        perform such other duties as the Board of Directors shall from time to time assign to it.

        VI. LIMITATIONS:

While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company’s management is principally responsible for Company accounting policies, the preparation of the financial statements and ensuring that the financial statements are prepared in accordance with generally accepted accounting principles. The Company’s independent public accountants are responsible for auditing the Company’s financial statements.

In its oversight capacity, the Audit Committee is neither intended nor equipped to guarantee with certainty to the full Board of Directors and stockholders the accuracy and quality of the Company’s financial statements and accounting practices. Nor is it the duty of the Audit Committee to assure the Company’s compliance with laws and regulations or compliance with the Company’s Code of Business Conduct or the Board of Directors’ compliance with the Company’s Code of Ethics for Board of Directors. The primary responsibility for these matters also rests with the Company’s management. The Audit Committee can do no more than rely upon information it receives, questions and assesses in fulfilling its functions.

The Board of Directors and the Audit Committee also recognize that meeting the responsibilities of an Audit Committee requires a degree of flexibility. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the Audit Committee is encouraged to adopt such different or additional procedures as it deems necessary from time to time to fulfill its functions.

*                    As adopted by the Board of Directors on December 21, 2004

APPENDIX I

UNITED STATES CELLULAR CORPORATION

ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2005
Pursuant to SEC RULE 14(a)-3 and American Stock Exchange Section 611

The following audited financial statements and certain other financial information for the year ended December 31, 2005, represents U.S. Cellular’s annual report to shareholders as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) and under the requirements of the American Stock Exchange.

U.S. Cellular also is required to comply with certain listing standards of the New York Stock Exchange because it has debt listed on the New York Stock Exchange under the symbols UZG and UZV, including the disclosure of the following information in this annual report. U.S. Cellular certifies compliance with such standards to the New York Stock Exchange on an annual basis within 30 days after the date of its annual meeting. In 2005, U.S. Cellular submitted a Section 12(a) CEO certification to the New York Stock Exchange within 30 days after the 2005 annual meeting stating that it was in compliance with all New York Stock Exchange listing standards. After such certification, U.S. Cellular disclosed that it was not in compliance with certain New York Stock Exchange listing standards due to its failure to file with the SEC on a timely basis its quarterly report on Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006, and disclosed that the New York Stock Exchange issued late filing notices to U.S. Cellular. U.S. Cellular has since filed its quarterly report on Form 10-Q for the quarter ended September 30, 2005 and its Form 10-K for the year ended December 31, 2005. U.S. Cellular will regain compliance with New York Stock Exchange listing standards when it has filed with the SEC its Forms 10-Q for the quarter ending March 31, 2006 and June 30, 2006. U.S. Cellular does not expect to file its Form 10-Q for the quarter ended June 30, 2006 on a timely basis or by the date of the 2006 annual meeting. Accordingly, U.S. Cellular does not expect to be in compliance with all New York Stock Exchange listing standards as of the date of its 2006 annual meeting. In addition, pursuant to Section 303A.12(a) of the New York Stock Exchange Listing Standards, this confirms that U.S. Cellular filed with the SEC the CEO/CFO certifications required under Section 302 of the Sarbanes-Oxley Act as an Exhibit to its Annual Report on Form 10-K for the year ended December 31, 2005.

The following information was filed as Exhibit 13 to U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2005.

Exhibit 13

United States Cellular Corporation and Subsidiaries

Financial Reports Contents

Management’s Discussion and Analysis of Results of Operations and Financial Condition	1
Overview	2
Results of Operations	4
Recent Accounting Pronouncements	18
Financial Resources	19
Liquidity and Capital Resources	21
Acquisitions, Exchanges and Divestitures	25
Application of Critical Accounting Policies and Estimates	30
Certain Relationships and Related Transactions	35
Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement	36
Market Risk	39
Consolidated Statement of Operations	42
Consolidated Statements of Cash Flows	43
Consolidated Balance Sheets — Assets	44
Consolidated Balance Sheets — Liabilities and Shareholders’ Equity	45
Consolidated Statements of Common Shareholders’ Equity	46
Notes to Consolidated Financial Statements	47
Reports of Management	80
Report of Registered Public Accounting Firm	83
Selected Consolidated Financial Data	86
Consolidated Quarterly Income Information (Unaudited)	87
Five-Year Statistical Summary	88
Shareholder Information	89

United States Cellular Corporation and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations

United States Cellular Corporation (“U.S. Cellular”) owns, operates and invests in wireless markets throughout the United States. U.S. Cellular is an 81.3%-owned subsidiary of Telephone and Data Systems, Inc. (“TDS”).

The following discussion and analysis should be read in conjunction with U.S. Cellular’s audited consolidated financial statements included herein and the description of U.S. Cellular’s business included in Item 1 in the U.S. Cellular Annual Report on Form 10-K for the year ended December 31, 2005.

U.S. Cellular owned, or had the right to acquire pursuant to certain agreements, either majority or minority interests in 241 wireless markets at December 31, 2005. A summary of the number of markets U.S. Cellular owns or has rights to acquire as of December 31, 2005 follows:

Number of Markets
Consolidated markets (1)	189
Consolidated markets to be acquired pursuant to existing agreements (2)	28
Minority interests accounted for using equity method (3)	19
Minority interests accounted for using cost method (4)	5
Total markets to be owned after completion of pending transactions	241

(1)             U.S. Cellular owns a controlling interest in each of these markets. This includes controlling interests in 15 licenses that U.S. Cellular purchased from ALLTEL Corporation (“ALLTEL”) on December 19, 2005.

(2)             U.S. Cellular owns rights to acquire controlling interests in 28 additional wireless licenses. Of such 28 licenses, 21 result from an acquisition agreement with AT&T Wireless Services, Inc. (“AT&T Wireless”), now Cingular, which closed in August 2003. Four of the 21 licenses are in markets where U.S. Cellular currently owns personal communications service spectrum and are therefore not included in the number of consolidated markets to be acquired. U.S. Cellular has up to five years from the transaction closing date to exercise its rights to acquire the licenses.

The remaining 11 licenses relate to Carroll Wireless, L.P. (“Carroll Wireless”), an entity in which U.S. Cellular owns a controlling interest for financial reporting purposes. Carroll Wireless was the winning bidder of 17 wireless licenses in the auction of wireless spectrum designated by the Federal Communications Commission (“FCC”) as Auction 58, which ended on February 15, 2005.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Carroll Wireless received a full refund of the amount paid to the FCC with respect to the Walla Walla license in March 2006.

Of the 16 licenses which were granted to Carroll Wireless, five are in markets in which U.S. Cellular currently owns personal communications service spectrum; the other 11 markets represent markets which are incremental to U.S. Cellular’s currently owned or acquirable markets. Only the incremental markets are included in the number of consolidated markets to be acquired to avoid duplicate reporting of overlapping markets.

(3)             Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the equity method.

(4)             Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the cost method.

United States Cellular Corporation and Subsidiaries
Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

The following is a summary of certain selected information contained in the comprehensive Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows. The overview does not contain all of the information that may be important. You should carefully read the entire Management’s Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular positions itself as a regional operator, focusing its efforts on providing wireless service to customers in the geographic areas where it has licenses to provide such service. U.S. Cellular differentiates itself from its competitors through a customer satisfaction strategy, reflecting broad product distribution, a customer service focus and a high-quality wireless network.

Recent Acquisitions, Exchanges and Divestitures

U.S. Cellular’s business development strategy is to operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. Its largest contiguous service area is in the Midwest/Southwest, where it serves 3.4 million customers and owns licenses covering a total population of more than 32 million. U.S. Cellular’s operating strategy is to strengthen the geographic areas where it can continue to build long-term operating synergies and to exit those areas where it does not have opportunities to build such synergies. U.S. Cellular’s most recently completed transactions and service launches are summarized below.

•        On January 6, 2006, Carroll Wireless was granted applications for 16 licensed areas for which it was the successful bidder in the auction of wireless spectrum designated by the FCC as Auction 58, which ended on February 15, 2005. These 16 licensed areas cover portions of 10 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

•        On December 19, 2005, U.S. Cellular completed the exchange of certain wireless markets with ALLTEL Communications, Inc. (“ALLTEL”). U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment, and paid $2.6 million of capitalized acquisition costs.

•        On December 20, 2004, U.S. Cellular completed the sale of the Daytona Beach, Florida 20 megahertz C block personal communication service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million.

•        On November 30, 2004, U.S. Cellular completed the sale of certain wireless properties to ALLTEL for $80.2 million in cash. The properties sold included two consolidated operating markets and five minority interests.

•        On February 18, 2004, U.S. Cellular completed the sale of certain wireless properties in southern Texas to AT&T Wireless Services, Inc. (“AT&T Wireless”), now Cingular, for $96.5 million in cash.

•   On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the wireless licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. In return, U.S. Cellular received approximately $34 million in cash and minority interests in six wireless markets in which it owns a controlling interest.

In addition to the cash and minority interests, U.S. Cellular will have received a total of 36 wireless licenses in 13 states when the transaction is fully consummated. U.S. Cellular has deferred the assignment and development of 21 of these licenses it has the right to acquire from AT&T Wireless for up to five years from August 1, 2003.

U.S. Cellular launched service in St. Louis, Missouri in 2005 and Lincoln, Nebraska; Oklahoma City, Oklahoma; and Portland, Maine in 2004. Licenses for these markets were acquired as part of the 2003 transaction with AT&T Wireless.

Operating Results

U.S. Cellular’s operating income increased 33% in 2005 and 69% in 2004. The increase in operating income in 2005 primarily reflected increases in service revenues and gains on sales of assets. The increase in 2004 primarily reflected increases in revenues and gains on sales of assets and the absence of losses on impairments and sales of assets compared to 2003. Increased revenues in both years were primarily driven by growth in the number of customers served by U.S. Cellular’s systems. Operating income margin (as a percent of service revenues) was 8.6% in 2005, 7.0% in 2004 and 4.5% in 2003.

Although operating income margin improved in 2005, U.S. Cellular anticipates that there will be continued pressure on its operating income and operating income margin in the next few years related to the following factors:

•       costs of customer acquisition and retention;

•       effects of competition;

•       providing service in recently launched areas;

•       potential increases in prepaid and reseller customers as a percentage of U.S. Cellular’s customer base; and

•       continued enhancements to its wireless networks.

In the exchange and divestiture transactions discussed previously, U.S. Cellular has generally divested operations that were generating revenues, cash flows from operations and operating income; however, a significant portion of such revenues, cash flows from operations and operating income was attributable to inbound roaming traffic and was not primarily generated by U.S. Cellular’s customers in those markets. In exchange, U.S. Cellular received operational markets which are generating revenues, cash flows from operations and operating income; cash; and licenses or will receive licenses many of which will require a new market service launch and will be in a development phase for several years thereafter.

U.S. Cellular used cash proceeds from exchange and divestiture transactions to help defray costs related to building out new markets. U.S. Cellular anticipates that it may require debt or equity financing over the next few years for capital expenditures, and to further its growth in recently launched markets. However, U.S. Cellular has substantial borrowing capacity available under its revolving credit agreement to meet those needs.

Financing Initiatives

U.S. Cellular had cash and cash equivalents totaling $29.0 million and $564.7 million of availability under its revolving credit facilities as of December 31, 2005. U.S. Cellular is also generating substantial cash flows from operations. Cash flows from operating activities totaled $642.2 million in 2005, $566.1 million in 2004 and $671.3 million in 2003. U.S. Cellular believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial financial flexibility and are sufficient to permit U.S. Cellular to finance its contractual obligations and anticipated capital expenditures for the foreseeable future.

U.S. Cellular seeks to maintain a strong balance sheet and an investment grade rating. During 2004 and 2003, U.S. Cellular entered into financing transactions that have provided financial flexibility as it continues to grow its wireless business. These transactions are summarized as follows:

2004

•       Sold $330 million of 30-year, 7.5% senior notes and $100 million of 30-year, 6.7% senior notes.

•       Redeemed $250 million of 7.25% senior notes and $163.3 million of 6% zero coupon convertible debentures (also known as Liquid Yield Option Notes).

•       Renegotiated and extended the maturity date of its $700 million revolving credit facility with a series of banks to December 2009.

•       Repurchased 91,700 Common Shares.

2003

•       Sold $444 million of 30-year, 6.7% senior notes and repaid all borrowings under its revolving credit facility.

•       Amended its $325 million revolving credit facility entered into in 2002 to increase the capacity to $700 million.

•       Canceled its revolving credit facility entered into in 1997, which had previously had a capacity of $500 million.

See “Financial Resources” and “Liquidity and Capital Resources.”

RESULTS OF OPERATIONS

Following is a table of summarized operating data for U.S. Cellular’s consolidated operations:

December 31, (1a)	2005	2004	2003
Total market population (2)	45,244,000	44,391,000	46,267,000
Customers (3)	5,482,000	4,945,000	4,409,000
Market penetration (4)	12.12%	11.14%	9.53%
Total full-time equivalent employees	7,300	6,725	6,225
Cell sites in service	5,428	4,856	4,184

For the Year Ended December 31, (1b)	2005	2004	2003
Net customer additions (5)	477,000	627,000	447,000
Net retail customer additions (5)	411,000	464,000	337,000
Average monthly service revenue per customer (6)	$45.32	$46.61	$47.29
Post-pay churn rate per month (7)	1.5%	1.5%	1.5%
Sales and marketing cost per gross customer addition (8)	$460	$403	$380

(1a)       Amounts in 2005 include (i) the market acquired from Cingular in April 2005 and (ii) the 15 markets acquired from ALLTEL in December 2005; and do not include the two markets transferred to ALLTEL in the exchange transaction completed in December 2005.

Amounts in 2005 and 2004 do not include (i) the six markets sold to AT&T Wireless in February 2004; or (ii) the two markets sold to ALLTEL in November 2004.

Amounts in 2005, 2004 and 2003 include the 15 markets acquired and transferred from AT&T Wireless in August 2003, but do not include the 10 markets transferred to AT&T Wireless in August 2003.

(1b)      Amounts in 2005 include (i) the market acquired from Cingular in April 2005 from April 1 through December 31 and (ii) the 15 markets acquired from ALLTEL in December 2005 from December 20 through December 31; and do not include (i) the two markets transferred to ALLTEL in the exchange transaction completed in December 2005 from December 20 through December 31.

Amounts in 2004 include (i) the results of the two markets sold to ALLTEL in November 2004 through November 30 and; (ii) the results of the six markets sold to AT&T Wireless in February 2004 through February 17.

Amounts in 2003 include (i) the results of the 10 markets transferred to AT&T Wireless in the exchange transaction completed in August 2003 through July 31; and (ii) the development and acquisition activities of the 15 markets acquired and transferred from AT&T Wireless from August 1 through December 31.

(2)             Represents 100% of the population of the markets in which U.S. Cellular has a controlling financial interest for financial reporting purposes as of December 31 of each respective year. The total market population of the two markets that U.S. Cellular transferred to ALLTEL in December 2005 is excluded from this amount for 2005. The total market population of the two markets sold to ALLTEL in November 2004 and the six markets sold to AT&T Wireless in February 2004 are excluded from this amount for 2004. The total market population of 1.5 million in the 10 markets that U.S. Cellular transferred to AT&T Wireless in August 2003 is excluded from this amount for 2003. In all years, the customers of the markets transferred or sold are not included in U.S. Cellular’s consolidated customer base as of December 31 of the year of transfer or sale.

(3)             U.S. Cellular’s customer base consists of the following types of customers:

December 31,	2005	2004	2003
Customers on postpay service plans in which the end user is a customer of U.S. Cellular (“postpay customers”)	4,633,000	4,303,000	3,942,000
End user customers acquired through U.S. Cellular’s agreement with a third party (“reseller customers”) *	555,000	467,000	316,000
Total postpay customer base	5,188,000	4,770,000	4,258,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	294,000	175,000	151,000
Total customers	5,482,000	4,945,000	4,409,000

*                    Pursuant to its agreement with the third party, U.S. Cellular is compensated by the third party on a postpay basis; as a result, all customers U.S. Cellular has acquired through this agreement are considered to be postpay customers.

(4)             Calculated using 2004, 2003 and 2002 Claritas population estimates for 2005, 2004 and 2003, respectively. “Total market population” is used only for the purposes of calculating market penetration, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

(5)             “Net customer additions” represents the number of net customers added to U.S. Cellular’s overall customer base through all of its marketing distribution channels, excluding any net customers transferred through acquisition or divestiture activity. “Net retail customer additions” represents the number of net customers added to U.S. Cellular’s customer base, excluding net reseller customers added to its reseller customer base, through its marketing distribution channels, excluding any net customers transferred through acquisition or divestiture activity.

(6)             Management uses this measurement to assess the amount of service revenue U.S. Cellular generates each month on a per unit basis. Variances in this measurement are monitored and compared to variances in expenses on a per unit basis. Average monthly service revenue per customer is calculated as follows:

Year Ended or at December 31,	2005	2004	2003
Service revenues (000s)	$2,831,571	$2,616,946	$2,418,922
Divided by average customers during period (000s)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly revenue per customer	$45.32	$46.61	$47.29

(7)             Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month, including both postpay customers and reseller customer numbers. Reseller customers can disconnect service without the associated account number being disconnected from U.S. Cellular’s network if the reseller elects to reuse the customer telephone number. Only those reseller customer numbers that are disconnected from U.S. Cellular’s network are counted in the number of postpay disconnects. The calculation divides the total number of postpay and reseller customers who disconnect service during the period by the number of months in such period, and then divides that quotient by the average monthly postpay customer base, which includes both postpay and reseller customers, for such period.

(8)             For a discussion of the components of this calculation, see “Operating Expenses—Selling, General and Administrative.”

Operating Revenues

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Retail service	$2,486,114	$2,271,280	$2,027,094
Inbound roaming	145,026	171,600	221,536
Long-distance and other	200,431	174,066	170,292
Service Revenues	2,831,571	2,616,946	2,418,922
Equipment sales	204,316	191,255	158,832
Total Operating Revenues	$3,035,887	$2,808,201	$2,577,754

Operating revenues increased $227.7 million, or 8%, to $3,035.9 million in 2005 from $2,808.2 million in 2004 and increased $230.4 million, or 9%, in 2004 from $2,577.8 million in 2003.

Service revenues increased $214.7 million, or 8%, to $2,831.6 million in 2005 from $2,616.9 million in 2004, and increased $198.0 million, or 8%, from $2,418.9 million in 2003. Service revenues primarily consist of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value-added services, including data products and services, provided to U.S. Cellular’s retail customers and to end users through third party resellers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming (“inbound roaming”); and (iii) charges for long-distance calls made on U.S. Cellular’s systems. The increases in service revenues in both years were primarily due to the growth in the number of retail customers in each year. Monthly service revenue per customer averaged $45.32 in 2005, $46.61 in 2004 and $47.29 in 2003.

Retail service revenues increased $214.8 million, or 9%, to $2,486.1 million in 2005 from $2,271.3 million in 2004, and increased $244.2 million, or 12%, in 2004 from $2,027.1 million in 2003. Growth in U.S. Cellular’s average customer base of 11% and 10% in 2005 and 2004, respectively, was the primary reason for the increases in retail service revenues in both years. Average monthly retail service revenues per customer decreased 2% to $39.79 in 2005 from $40.45 in 2004 and increased 2% in 2004 from $39.62 in 2003.

The increases in the average number of customers in each year were primarily driven by the net customer additions that U.S. Cellular generated from its marketing distribution channels. The average number of customers in each year was also affected by the timing of acquisitions and divestitures, including the acquisition of markets in April 2005 and December 2005 and the disposition of markets in August 2003, February 2004, November 2004 and December 2005.

U.S. Cellular anticipates that growth in its customer base will be lower in the future, primarily as a result of increased competition and higher penetration in its markets. However, as U.S. Cellular expands its operations in its recently acquired and launched markets in future years, it anticipates adding customers and revenues in those markets.

Monthly local retail minutes of use per customer averaged 625 in 2005, 539 in 2004 and 422 in 2003. The increases in both years were driven by U.S. Cellular’s focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage. The impact on retail service revenue of the increases in average monthly minutes of use was offset by decreases in average revenue per minute of use in both years. The decreases in average revenue per minute of use reflect the impact of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans and the inclusion of features such as unlimited night and weekend minutes and unlimited inbound call minutes in certain pricing plans.

Additionally, the percentage of U.S. Cellular’s customer base represented by prepaid and reseller customers, who generate lower average revenue per customer than postpay customers, increased from 11% at December 31, 2003 to 13% at December 31, 2004 and to 15% at December 31, 2005. U.S. Cellular anticipates that its average revenue per minute of use will continue to decline in the future, reflecting increased competition and penetration of the consumer market.

Revenues from data-related products and services, which totaled $128.3 million in 2005 and $67.0 million in 2004, positively impacted average monthly retail service revenues per customer in those years. U.S. Cellular’s easyedgesm products were enhanced and made available in all of its markets during 2004 and 2005. In addition, the increases in retail service revenues in both years reflect increases of $37.0 million in 2005 and $16.4 million in 2004 in amounts billed to customers to offset costs related to certain regulatory mandates, such as universal service funding, wireless number portability and E-911 infrastructure, which are being passed through to customers. In particular, the amounts U.S. Cellular charges to its customers to offset universal service funding costs increased significantly due to changes in FCC regulations beginning April 1, 2003.

Inbound roaming revenues decreased $26.6 million, or 15%, to $145.0 million in 2005 from $171.6 million in 2004, and decreased $49.9 million, or 23%, in 2004 from $221.5 million in 2003. The decreases in revenues related to inbound roaming on U.S. Cellular’s systems in both years primarily resulted from a decrease in revenue per roaming minute of use, partially offset by an increase in roaming minutes used. Also contributing to the decreases in both years were the sales and transfers of markets to ALLTEL in November 2004 and AT&T Wireless in February 2004 and August 2003. These markets had historically provided substantial amounts of inbound roaming revenues.

The increases in inbound roaming minutes of use in 2005 and 2004 were driven primarily by the overall growth in the number of customers throughout the wireless industry. The declines in revenue per minute of use in both years were primarily due to the general downward trend in negotiated rates.

U.S. Cellular anticipates that the rate of growth in inbound roaming minutes of use will be lower over the next few years, reflecting continuing growth but also higher penetration of consumer wireless markets, and that the rate of decline in average inbound roaming revenue per minute of use will be lower over the next few years, reflecting the wireless industry trend toward longer-term negotiated rates.

Long-distance and other revenues increased $26.3 million, or 15%, to $200.4 million in 2005 from $174.1 million in 2004, and increased $3.8 million, or 2%, in 2004 from $170.3 million in 2003. The increases in both years primarily reflected $18.2 million and $12.7 million increases, respectively, in competitive eligible telecommunications carrier funds received for the states in which U.S. Cellular is eligible to receive such funds. In 2005, U.S. Cellular was eligible to receive such funds in five states compared to three states during all of 2004 and throughout most of 2003.

Partially offsetting such increases in some long-distance and other revenues in 2004 were decreases in the remaining long-distance and other revenues. The decreases were driven by price reductions primarily related to long-distance charges on roaming minutes of use as well as U.S. Cellular’s increased use of pricing plans which include long-distance calling at no additional charge. These effects were partially offset by an increase in the volume of long-distance calls billed by U.S. Cellular to other wireless carriers whose customers used U.S. Cellular’s systems to make long-distance calls.

Equipment sales revenues increased $13.0 million, or 7%, to $204.3 million in 2005 from $191.3 million in 2004, and increased $32.5 million, or 20%, in 2004 from $158.8 million in 2003. Equipment sales revenues include revenues from sales of handsets and related accessories to both new and current customers, as well as revenues from sales of handsets to agents.

During 2005, U.S. Cellular continued to offer a competitive line of quality handsets to both new and existing customers. U.S. Cellular’s customer retention efforts include offering new handsets at discounted prices to existing customers as the expiration date of the customer’s service contract approaches.

U.S. Cellular also continued to sell handsets to agents; this practice enables U.S. Cellular to provide better control over the quality of handsets sold to its customers, establish roaming preferences and earn quantity discounts from handset manufacturers which are passed along to agents.  U.S. Cellular anticipates that it will continue to sell handsets to agents in the future and that it will continue to provide rebates to agents who provide handsets to new and existing customers.  Equipment sales revenues from sales of handsets to agents are recognized upon delivery of the handsets to the agents, net of anticipated rebates. In most cases, rebates are paid at the time agents activate new customers or renew existing customers.

The increase in equipment sales revenues in 2005 compared to 2004 was driven primarily by an increase of 10% in the number of handsets sold. The effect of this increase in volume was partially offset by a decrease in the average revenue per handset sold, which declined 3%.

The increase in equipment sales in 2004 compared to 2003 was driven primarily by an increase of 30% in  the number of handsets sold. The effect of this increase in volume was partially offset by a decrease in the average revenue per handset sold, which declined 6%.

Operating Expenses

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
System operations (excluding depreciation shown below)	$602,360	$562,690	$578,289
Cost of equipment sold	511,939	486,605	355,139
Selling, general and administrative	1,212,874	1,088,181	1,007,599
Depreciation	465,352	450,292	374,935
Amortization and accretion	43,720	47,910	57,564
Loss on impairment of intangible assets	—	—	49,595
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	$2,791,585	$2,624,872	$2,469,029

Operating expenses increased $166.7 million, or 6%, to $2,791.6 million in 2005 from $2,624.9 million in 2004, and increased $155.9 million, or 6%, in 2004 from $2,469.0 million in 2003.

System operations expenses (excluding depreciation) increased $39.7 million, or 7%, to $602.4 million in 2005 from $562.7 million in 2004, and decreased $15.6 million, or 3%, in 2004 from $578.3 million in 2003. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

The components of system operations expenses were as follows:

•        maintenance, utility and cell site expenses increased $33.3 million, or 18%, in 2005 and $14.0 million, or 8% in 2004, primarily driven by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 5,428, 4,856 and 4,184 in 2005, 2004 and 2003, respectively, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets and also by launching operations in new markets;

•        the cost of network usage for U.S. Cellular’s systems increased $31.2 million, or 16%, in 2005 and $22.3 million, or 13%, in 2004, as total minutes used on U.S. Cellular’s systems increased 35% in 2005 and 40% in 2004, partially offset by the ongoing reduction in the per-minute cost of usage for U.S. Cellular’s network; such network usage costs represent the costs U.S. Cellular incurs to deliver minutes of use on its network to interconnecting wireline networks; and

•        expenses incurred when U.S. Cellular’s customers used other systems while roaming decreased $24.9 million, or 13%, in 2005 and decreased $51.9 million, or 22%, in 2004. Factors contributing to the decline in both years included:  (1) reductions in cost per minute, primarily resulting from the ongoing decline in negotiated roaming rates; (2) the availability of U.S. Cellular’s network in markets launched in 2005 and 2004, which largely eliminated the need for its customers to incur more expensive roaming charges in those markets; and (3) the divestitures of markets to AT&T Wireless and ALLTEL in 2004 and 2003, which eliminated the roaming costs previously incurred by those markets’ customers. Also in 2004, U.S. Cellular received $8.1 million of refunds of sales taxes on outbound roaming transactions which had been charged to system operations expenses in prior years.

In general, system operations expenses decreased in 2005 and 2004 due to the divestitures of markets to AT&T Wireless and ALLTEL in 2004 and 2003.

In total, management expects system operations expenses to increase over the next few years, driven by the following factors:

•        increases in the number of cell sites within U.S. Cellular’s network as it continues to add capacity and enhance quality in most markets, and continues development activities in recently launched markets; and

•        increases in minutes of use, both on U.S. Cellular’s network and by U.S. Cellular’s customers on other carriers’ networks when roaming.

These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular’s network and on other carriers’ networks.

Cost of equipment sold increased $25.3 million, or 5%, to $511.9 million in 2005 from $486.6 million in 2004, and increased $131.5 million, or 37%, in 2004 from $355.1 million in 2003.

The increases in both years were primarily due to increases in the number of handsets sold, as discussed above.  In 2005, the effect of higher volume in 2005 was partially offset by a decrease of 5% in the average cost per handset sold.  In 2004, the overall increase also reflected an increase of 6% in the average cost per handset sold.

Selling, general and administrative expenses increased $124.7 million, or 11%, to $1,212.9 million in 2005 from $1,088.2 million in 2004, and increased $80.6 million, or 8%, in 2004 from $1,007.6 million in 2003. Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular’s customer care centers, the non-network costs of serving customers and the majority of U.S. Cellular’s corporate expenses.

In both 2005 and 2004, a major factor in the increases in selling, general and administrative expenses was higher employee-related expenses associated with acquiring, serving and retaining customers, primarily as a result of the increases in U.S. Cellular’s customer base in both years.

This and other factors contributing to the increases in selling, general and administrative expenses in 2005 and 2004 were as follows:

2005—

•       a $28.3 million increase in agent-related and sales employee-related expenses, primarily driven by the increase in full-time sales employee equivalents in 2005. These employees were added mostly in the markets launched in 2005 and 2004;

•       a $27.6 million increase in advertising costs, primarily related to the continued marketing of the U.S. Cellular® brand, with additional emphasis in the markets launched in 2005 and 2004, and also related to increases in specific sponsorships and direct and segment marketing programs;

•       a $21.5 million increase in consulting and outsourcing costs as U.S. Cellular increased its use of third parties to perform certain functions and participate in certain projects; and

•       a $17.1 million increase in expenses related to federal universal service fund contributions, driven by increases in both total retail service revenues, upon which the contributions are based, and the specified contribution rates. Most of the expenses related to universal service fund contributions are offset by increases in retail service revenues for amounts passed through to customers.

2004—

•       a $40.1 million increase in agent-related and sales employee-related expenses, primarily driven by the 15% increase in gross customer activations and the increase in customer retention transactions;

•       a $31.3 million increase in advertising costs, primarily related to marketing of the U.S. Cellular brand in the Chicago market and in the markets which were launched in 2004, and the marketing of U.S. Cellular’s data-related wireless services, which were launched in the second half of 2003; and

•       a $13.1 million increase in expenses related to payments into the federal universal service fund, primarily due to an increase in rates due to changes in the FCC regulations, substantially all of which is offset by increases in retail service revenue for amounts passed through to customers.

The increases were partially offset by the following:

•       $24.9 million decreases in billing-related expenses in 2004. The decrease was primarily due to the migration in the third quarter of 2003 of the Chicago market’s operations to the same billing system used by U.S. Cellular’s other markets; and

•       $9.7 million and $10.0 million net decreases in bad debts expense in 2005 and 2004, respectively. In 2005, the decrease was primarily attributable to the improvement in U.S. Cellular’s collections of outstanding accounts receivable. In 2004, the decrease was primarily attributable to a change in U.S. Cellular’s accounting for contract termination fees charged when customers disconnect service prior to the end of their contracts. During the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees.  This change resulted in an increase in amounts billed to customers that ultimately were deemed uncollectible.  At the time of the change in business practice, U.S. Cellular’s practice was to record revenues related to such fees at the time of billing and record bad debts expense in subsequent periods when the related accounts receivable were determined to be uncollectible.  In connection with the restatement discussed in Note 1 of Notes to Consolidated Financial Statements, U.S. Cellular corrected its accounting to record revenues related to such fees only upon collection in recognition of the fact that collectibility of the revenues was not reasonably assured at the time of billing; the correction was made effective October 1, 2003 to coincide with the timing of the change in business practices.  As a result of the change in accounting, bad debts expense in 2004 was lower than it would have been under the accounting practice used prior to October 1, 2003. The effect of the change in accounting was partially offset by higher bad debts expense resulting from increased write-offs of accounts receivable associated with higher revenues in 2004.

Sales and marketing cost per gross customer activation totaled $460 in 2005, $403 in 2004 and $380 in 2003. The increases in both years were primarily due to increased handset subsidies, advertising expenses and sales employee-related expenses.

Sales and marketing cost per gross customer activation is not calculable using financial information derived directly from the Consolidated Statements of Operations. The definition of sales and marketing cost per gross customer activation that U.S. Cellular uses as a measure of the cost to acquire additional customers through its marketing distribution channels may not be comparable to similarly titled measures that are reported by other companies.

Below is a summary of sales and marketing cost per gross customer activation for each period:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands, except per customer amounts)
Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers (1)	$551,236	$496,436	$429,149
Cost of equipment sold to new customers (2)	385,715	346,052	248,528
Less equipment sales revenues from new customers (3)	(228,668)	(214,696)	(162,240)
Total cost	$708,283	$627,792	$515,437
Gross customer activations (000s) (4)	1,540	1,557	1,357
Sales and marketing cost per gross customer activation	$460	$403	$380

(1)             Selling, general and administrative expenses related to the acquisition of new customers are reconciled to reported selling, general and administrative expenses as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Selling, general and administrative expenses, as reported	$1,212,874	$1,088,181	$1,007,599
Less expenses related to serving and retaining customers	(661,638)	(591,745)	(578,450)
Selling, general and administrative expenses related to the acquisition of new customers	$551,236	$496,436	$429,149

(2)             Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cost of equipment sold as reported	$511,939	$486,605	$355,139
Less cost of equipment sold related to the retention of existing customers	(126,224)	(140,553)	(106,611)
Cost of equipment sold to new customers	$385,715	$346,052	$248,528

(3)             Equipment sales revenues from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Equipment sales revenues, as reported	$204,316	$191,255	$158,832
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Equipment sales revenues from new customers	$228,668	$214,696	$162,240

(4)             Gross customer activations represent customers added to U.S. Cellular’s customer base, during the respective periods presented, through its marketing distribution channels.

Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing U.S. Cellular customers (“net customer retention costs”), decreased 3% to $13.00 in 2005 from $13.46 in both 2004 and 2003. The decrease in 2005 reflected reductions in handset subsidies related to retention transactions and bad debts expense, as well as an increase of 11% in the average customer base. In 2004, an increase in handset subsidies related to retention transactions was offset by the effects of a reduction in bad debts expense and an increase of 10% in the average customer base.

Management uses the “monthly general and administrative expenses per customer” measurement to assess the cost of serving and retaining its customers on a per-unit basis.

This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands, except per customer amounts)
Components of cost (1):
Selling, general and administrative expenses,as reported	$1,212,874	$1,088,181	$1,007,599
Less selling, general and administrative expenses related to the acquisition of new customers	(551,236)	(496,436)	(429,149)
Add cost of equipment sold related to the retention of existing customers	126,224	140,553	106,611
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Net cost of serving and retaining customers	$812,214	$755,739	$688,469
Divided by average customers during period (000s) (2)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly general and administrative expenses per customer	$13.00	$13.46	$13.46

(1)             These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)             Average customers for each respective period as previously listed in footnote 5 to the table of summarized operating data.

Depreciation, amortization and accretion expense increased $10.9 million, or 2%, to $509.1 million in 2005 from $498.2 million in 2004, and increased $65.7 million, or 15%, from $432.5 million in 2003.

Depreciation expense increased $15.1 million, or 3%, to $465.4 million in 2005 from $450.3 million in 2004, and increased $75.4 million, or 20%, from $374.9 million in 2003. The increases in both years reflect rising average fixed asset balances, which increased 13% in 2005 and 19% in 2004. Increased fixed asset balances in both 2005 and 2004 resulted from the following factors:

•        the addition of 431, 840 and 507 new cell sites to U.S. Cellular’s network in 2005, 2004 and 2003, respectively, built to improve coverage and capacity in U.S. Cellular’s markets, both in existing service areas as well as in areas where U.S. Cellular has launched commercial service in 2004 and 2005; and

•        the addition of radio channels and switching capacity to U.S. Cellular’s network to accommodate increased usage.

See “Financial Resources” and “Liquidity and Capital Resources” for further discussions of U.S. Cellular’s capital expenditures.

In 2005, additional depreciation expense was recorded related to the following:

•       $11.4 million of writedowns of fixed assets related to the disposal of assets or trade-in of older assets for replacement assets; and

•       $2.7 million of writedowns of certain Time Division Multiple Access (“TDMA”) digital radio equipment related to its disposal or consignment for future sale. This writedown was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition.

In 2004, additional depreciation expense was recorded related to the following:

•       certain TDMA digital radio equipment consigned to a third party for future sale was taken out of service and written down by $17.2 million prior to its consignment, increasing depreciation expense by that amount. This write-down was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition;

•       a reduction of useful lives of certain TDMA radio equipment, switch software and antenna equipment, which increased depreciation expense $14.9 million;

•       in preparation for the implementation of a fixed asset management and tracking software system, including a bar code asset identification system, U.S. Cellular conducted a physical inventory review of its cell site fixed assets. As a result of the review, U.S. Cellular charged $11.9 million to depreciation expense for the write-off of certain assets; and

•       an $11.3 million addition to depreciation expense related to the write-down of the book value of certain assets to their estimated proceeds prior to their disposition.

Also, U.S. Cellular recorded $8.6 million less depreciation expense in 2004 than in 2003 as depreciation on the properties sold to AT&T Wireless and ALLTEL was only recorded through November 2003 and August 2004, respectively, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In 2003, U.S. Cellular took certain cell sites, in which its antennae were co-located on third parties’ towers, out of service, writing off the remaining net book value of the related assets. This write-off increased depreciation expense $7.0 million in 2003. These cell sites were acquired from another wireless carrier in a 2001 transaction.

Amortization and accretion expense decreased $4.2 million, or 9%, to $43.7 million in 2005 from $47.9 million in 2004, and decreased $9.7 million, or 17%, from $57.6 million in 2003.

The decrease in 2005 primarily represents a $4.1 million decrease in amortization of customer list intangible assets acquired in various transactions since 2002. The decrease in 2004 was primarily caused by an $8.6 million decrease in amortization related to the customer list intangible assets and other amortizable assets acquired in the Chicago market transaction during 2002. Customer list intangible assets are amortized using the declining balance method, which results in declining amortization expense each year.

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003, U.S. Cellular began accreting liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $5.9 million in 2005, $5.0 million in 2004 and $4.4 million in 2003.

Loss on impairment of intangible assets totaled $49.6 million in 2003. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” U.S. Cellular performed the annual impairment test for its investment in licenses for 2003. The carrying value of the licenses in each reporting unit was compared to the estimated fair value of the licenses in each reporting unit. The license values in two reporting units were determined to be impaired and a loss of $49.6 million was recorded. Neither the 2005 or 2004 annual testing resulted in an impairment.

See “Application of Critical Accounting Policies and Estimates—Investment in Licenses and Goodwill” for further discussion of U.S. Cellular’s intangible asset impairment testing.

(Gain) loss on sales of assets totaled a gain of $44.7 million in 2005, a gain of $10.8 million in 2004 and a loss of $45.9 million in 2003.

In 2005, the gain represented the difference between the fair value of the properties U.S. Cellular received in the ALLTEL exchange transaction completed on December 19, 2005 and the $58.1 million of cash paid plus the recorded value of the assets it transferred to ALLTEL.

In 2004, the gain related to two divestitures completed in 2004. The sale of two consolidated markets to ALLTEL in November 2004 resulted in a $10.1 million gain on sales of assets. The remaining amount of $0.7 million was recorded in 2004 as a reduction of a $22.0 million estimated loss recorded in the fourth quarter 2003 on the sale of U.S. Cellular markets in southern Texas to AT&T Wireless on February 18, 2004. The result was an aggregate loss of $21.3 million, representing the difference between the carrying value of the markets sold and the cash received in the transaction.

In 2003, $23.9 million of the total loss represents the difference between the fair value of the assets U.S. Cellular received and expects to receive in the AT&T Wireless exchange transaction completed on August 1, 2003, and the recorded value of the Florida and Georgia market assets it transferred to AT&T Wireless. The loss also includes a $22.0 million write-down related to the wireless assets which were sold to AT&T Wireless in February 2004.

For further discussion of these transactions, see “Liquidity and Capital Resources—Acquisitions, Exchanges and Divestitures.”

Operating Income

Operating income increased $61.0 million, or 33%, to $244.3 million in 2005, from $183.3 million in 2004, and increased $74.6 million, or 69%, from $108.7 million in 2003. The operating income margins (as a percent of service revenues) were 8.6% in 2005, 7.0% in 2004 and 4.5% in 2003.

The increases in operating income and operating income margin were due to the factors which are described in detail in Operating Revenues and Operating Expenses above.

U.S. Cellular expects many of the above factors, except for those related to new market launches and acquisition and divestiture activities, to continue to have an effect on operating income and operating income margin for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular’s operating results, may cause operating income and operating income margin to fluctuate over the next several quarters.

U.S. Cellular anticipates that it will continue to invest in and incur expenses related to markets it has acquired and in which it has initiated service over the past few years. U.S. Cellular also incurred additional expenses related to the launch of data-related wireless services in all of its markets in 2005, 2004 and 2003, and expects to incur expenses related to its continued launch and marketing of data-related wireless services in the next few years.

The following are U.S. Cellular’s estimates of full-year 2006 service revenues; depreciation, amortization and accretion expenses; operating income; and net retail customer activations. Except for disclosed changes, such estimates are based on U.S. Cellular’s currently owned and operated markets because the effect of any possible future acquisition or disposition activity cannot be predicted with accuracy or certainty. The following estimates were updated by U.S. Cellular on July 28, 2006 and continue to represent U.S. Cellular’s views as of the date of filing this Form 10-K based on current facts and circumstances. Such forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.

	2006 Estimated Results	2005 Actual Results
Service revenues	Approx. $3.2 billion	$2.83 billion
Depreciation, amortizationand accretion expenses	$585 million	$509.1 million
Operating income (1)	$250-300 million	$244.3 million
Net retail customer activations	370,000 - 400,000	411,000

(1)             Includes gain of $44.7 million resulting from sale of assets in 2005 Actual Results.

Effects of Competition on Operating Income

U.S. Cellular competes directly with several wireless communications services providers in each of its markets. In general, there are between four and six competitors in each wireless market in which U.S. Cellular provides service. U.S. Cellular generally competes against each of the four near-nationwide wireless companies: Verizon Wireless, Sprint/Nextel (and affiliates), Cingular and T-Mobile USA Inc. However, not all of these competitors operate in all markets where U.S. Cellular does business. U.S. Cellular believes that these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does.

The use of national advertising and promotional programs by such national wireless operators may be a source of additional competitive and pricing pressures in all U.S. Cellular markets, even if those operators may not provide service in a particular market. U.S. Cellular provides wireless services comparable to the national competitors, but the other wireless companies operate in a wider geographic area and are able to offer no- or low-cost roaming and long-distance calling packages over a wider area on their own networks than U.S. Cellular can offer on its network. If U.S. Cellular offers the same calling area as one of these competitors, it will incur roaming charges for calls made in portions of the calling area that are not part of its network.

In the Midwest, U.S. Cellular’s largest contiguous service area, it can offer larger regional service packages without incurring significant roaming charges than it is able to offer in other parts of its network. U.S. Cellular also employs a customer satisfaction strategy throughout its markets which it believes has contributed to a relatively low customer churn rate, which in turn has had a positive impact on its cost to add a net new customer.

Some of U.S. Cellular’s competitors bundle other services, such as landline telephone service and Internet access, with their wireless communications services, which U.S. Cellular either does not have the ability to offer or has chosen not to offer.

In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL and Rural Cellular Corporation, and against resellers of wireless services. Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition for customers among these systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service.

Since U.S. Cellular’s competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be accurately determined.

Investment and Other Income (Expense) primarily includes investment income, interest and dividend income, gain (loss) on investments and interest expense. Investment and other income (expense) totaled $(10.0) million in 2005, $11.5 million in 2004 and ($13.9) million in 2003.

Investment income totaled $68.4 million in 2005, $63.8 million in 2004 and $51.1 million in 2003. Investment income primarily represents U.S. Cellular’s share of net income from the markets managed by others that are accounted for by the equity method.

U.S. Cellular follows the equity method of accounting for minority interests in which its ownership interest equals or exceeds 20% for corporations and is greater than 3% to 5% for partnerships and limited liability companies.

U.S. Cellular’s investment in the Los Angeles SMSA Limited Partnership meets certain “significance” tests pursuant to Rule 3-09 of SEC Regulation S-X, contributing $52.2 million, $41.8 million and $29.9 million to investment income in 2005, 2004 and 2003, respectively.

Interest and dividend income totaled $11.4 million in 2005, $10.8 million in 2004 and $4.8 million in 2003. Dividend income increased $2.3 million in 2005 and 2004 due to increases in dividend income received in both years related to U.S. Cellular’s investment in Vodafone Group Plc (“Vodafone”). Interest income decreased $1.7 million in 2005 and increased $3.6 million in 2004. In 2004, a tax refund claim generated $3.8 million of interest income.

Interest expense totaled $84.9 million in 2005, $86.2 million in 2004 and $64.6 million in 2003. Interest expense is summarized by related debt instrument in the following table:

Year Ended December 31,	2005	2004	2003
	(Dollars in millions)
6.7% senior notes	$37.1	$33.7	$2.0
7.25% senior notes	—	11.6	18.5
7.5% senior notes	25.0	13.5	—
8.75% senior notes	11.4	11.4	11.4
8.1% Intercompany note (1)	—	0.9	8.6
6% Liquid Yield Option Notes	—	5.9	9.4
Revolving credit facilities	3.1	3.2	9.8
Forward contracts (2)	6.2	3.2	2.9
Other	2.1	2.8	2.0
Total Interest Expense	$84.9	$86.2	$64.6

(1)             In August 2002, U.S. Cellular entered into a loan agreement with TDS under which it borrowed $105 million. The loan bore interest at an annual rate of 8.1%, payable quarterly, and originally became due in August 2008, with prepayments optional. In February 2004, U.S. Cellular repaid all outstanding principal and interest related to this note. For further information regarding this note, see “Certain Relationships and Related Transactions.”

(2)             In May 2002, U.S. Cellular entered into the forward contracts, which were negotiated with third parties relating to its investment in 10.2 million Vodafone American Depositary Receipts (“ADRs”). Taken together, the forward contracts allowed U.S. Cellular to borrow an aggregate of $159.9 million against the Vodafone ADRs. The forward contracts bear interest, payable quarterly, at the London InterBank Offered Rate (“LIBOR”) plus 50 basis points. The three-month LIBOR rate at December 31, 2004 was 2.56%. For further information regarding the forward contracts, see “Market Risk.”

The decrease in interest expense in 2005 was primarily due to the effects of the repayment of the 6% Liquid Yield Option Notes and 7.25% senior notes in July 2004 and August 2004, respectively. These effects were partially offset by the effects of having the 6.7% senior notes and 7.5% senior notes outstanding for all of 2005, and the increase in interest expense related to the forward contracts due to an increase in the average interest rate in 2005.

The increase in interest expense in 2004 was primarily due to the effects of the issuances of 6.7% senior notes in December 2003 and June 2004, the issuance of 7.5% senior notes in June 2004 and subsequent repayment of lower variable interest rate revolving credit facility borrowings in December 2003.

U.S. Cellular’s $544 million principal amount of 6.7% senior notes is due in December 2033. These notes are unsecured and interest is payable semi-annually on June 15 and December 15 of each year. U.S. Cellular originally issued $444 million of the 6.7% senior notes in December 2003 in order to reduce the use of its revolving credit facility and the related interest rate risk. An additional $100 million of such notes was issued in June 2004. The proceeds of such additional issuance, together with the proceeds of the 7.5% senior notes discussed below, were used to redeem the Liquid Yield Option Notes in July 2004. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all of U.S. Cellular’s 7.25% senior notes in August 2004.

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of 7.5% senior notes due 2034. These notes are unsecured and interest is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Liquid Yield Option Notes accreted interest at 6% annually, but did not require current cash payments of interest. All accreted interest was added to the outstanding principal balance on June 15 and December 15 of each year for purposes of calculating interest expense. U.S. Cellular redeemed all of such notes for cash in July 2004.

U.S. Cellular’s $250 million principal amount of 7.25% senior notes was due in August 2007. These notes were unsecured and interest was payable semi-annually on February 15 and August 15 of each year. U.S. Cellular redeemed all of such notes for cash in 2004.

Interest expense related to the revolving credit facilities decreased in 2004 primarily due to the decrease in average borrowings outstanding as compared to 2003.

For further information regarding U.S. Cellular’s 8.75% senior notes, 6.7% senior notes and 7.5% senior notes, see “Liquidity and Capital Resources—Long-Term Debt.” For information regarding U.S. Cellular’s revolving credit facilities, see “Liquidity and Capital Resources—Revolving Credit Facilities.” For information on the forward contracts, see “Market Risk.” For information regarding the 8.1% intercompany note, see “Certain Relationships and Related Transactions.”

Gain (loss) on investments totaled a loss of $4.8 million in 2005, a gain of $25.8 million in 2004 and a loss of $5.2 million in 2003. The loss in 2005 reflects a $5.4 million impairment loss recorded related to U.S. Cellular’s minority investment in a wireless market that it accounts for using the equity method and a $0.6 million gain related to a working capital adjustment recorded on the investments sold to ALLTEL in November 2004.

In 2004, U.S. Cellular recorded a $27.9 million gain on the sale of investment interests to ALLTEL. This gain was partially offset by a $1.8 million loss to reflect an impairment in the carrying value of the investment in the Daytona license sold to MetroPCS and a $0.3 million loss associated with buying out the partner in the Daytona investment.

In 2003, a $3.5 million impairment loss was recorded related to U.S. Cellular’s investment in the Daytona license. Also in 2003, a $1.7 million impairment loss was recorded related to U.S. Cellular’s minority investment in a wireless market that it accounts for using the cost method.

Income Taxes

Income tax expense totaled $88.4 million in 2005, $74.7 million in 2004 and $35.9 million in 2003. The corresponding effective tax rates were 37.7% in 2005, 38.3% in 2004 and 37.8% in 2003.

Net Income for each of the three years ended December 31, 2005, includes gains and losses (reported in the captions Gain (loss) on investments, Loss on impairment of intangible assets, and (Gain) loss on sales of assets in the Consolidated Statement of Operations). The tax expense or benefit recognized with respect to such gains and losses was as follows:

2005

•       Tax expense of $17.4 million was recorded on the gain from the exchange of assets with ALLTEL.

•       Tax benefit of $2.1 million was recorded on the loss on impairment of an unconsolidated investment.

2004

•       Tax expenses of $22.6 million were recorded on gains from the sale of assets to ALLTEL and to AT&T Wireless.

2003

•       Tax benefits of $19.2 million were recorded on (gain) loss on assets of operations held for sale.

•       Tax benefit of $19.3 million was recorded on loss on impairment of intangible assets.

•       Tax benefit of $1.6 million was recorded on loss on investments.

The effective income tax rate excluding the items listed above was 37.4% in 2005, 33.3% in 2004 and 38.9% in 2003. The 2004 effective tax rate includes the effects of settlements of several tax issues in 2004. During 2004, the Internal Revenue Service (“IRS”) substantially completed its audit of U.S. Cellular’s federal income tax returns (through its parent company, TDS) for the tax years 1997—2001 and claims for research tax credits for the years 1995—2001. Primarily based on the preliminary results of the audit, U.S. Cellular reduced its accrual for audit contingency by $8.4 million in 2004.

TDS and U.S. Cellular are parties to a Tax Allocation Agreement, pursuant to which U.S. Cellular and its subsidiaries are included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with other members of the TDS consolidated group.

For financial reporting purposes, U.S. Cellular and its subsidiaries compute their income, income taxes and credits as if they comprised a separate affiliated group and were not included in the TDS group.

Cumulative Effect of Accounting Change

Effective January 1, 2003, U.S. Cellular implemented SFAS No. 143, “Accounting for Asset Retirement Obligations.” The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $14.3 million, net of income taxes of $9.7 million and minority interest of $0.5 million, or $0.17 per diluted share.

Net Income

Net income totaled $134.7 million in 2005, $109.5 million in 2004 and $33.5 million in 2003. Basic earnings per share was $1.55 in 2005, $1.27 in 2004 and $0.39 in 2003. Diluted earnings per share was $1.54 in 2005, $1.26 in 2004 and $0.39 in 2003. In 2005, increases in net income and earnings per share were attributable primarily to higher Operating Income, which was offset in part by lower Investment and Other Income. In 2004, increases in net income and earnings per share were attributable to both higher Operating Income and Gains on Investments.

Inflation

Management believes that inflation affects U.S. Cellular’s business to no greater extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 123R (revised 2004), “Share-Based Payment,” was issued in December 2004. In April 2005, the Securities and Exchange Commission (“SEC”) postponed the effective date of SFAS 123R until the issuer’s first fiscal year beginning after June 15, 2005. As a result, U.S. Cellular will be required to adopt SFAS 123R in the first quarter of 2006. The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow. This requirement may reduce net cash flows from operating activities and increase net cash flows from financing activities in periods after adoption. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies.

Upon adoption of the standard on January 1, 2006, U.S. Cellular will follow the modified prospective transition method and expects to value its share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, U.S. Cellular will recognize compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results will not be restated.

SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces APB Opinion No. 20 “Accounting Changes” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28” was issued in May 2005. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so. SFAS 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 replaces APB No. 20, which requires that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Unless adopted early, SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, U.S. Cellular will be required to apply the provisions of SFAS 154 to accounting changes and error corrections occurring after January 1, 2006.

Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was issued in June 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. U.S. Cellular is currently reviewing the requirements of FIN 48 and has not yet determined the impact, if any, on its financial position or results of operations.

FINANCIAL RESOURCES

U.S. Cellular operates a capital- and marketing-intensive business. In recent years, U.S. Cellular has generated cash from its operations, received cash proceeds from divestitures, used its short-term credit facilities and used long-term debt financing to fund its network construction costs and operating expenses. U.S. Cellular anticipates further increases in wireless customers, revenues, operating expenses, cash flows from operating activities and fixed asset additions in the future. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, market start-ups and other factors. The following table provides a summary of U.S. Cellular’s cash flow activities in 2005, 2004 and 2003:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cash flows from (used in):
Operating activities	$642,170	$566,098	$671,329
Investing activities	(778,805)	(520,189)	(599,073)
Financing activities	124,576	(14,876)	(77,283)
Net increase (decrease) in cash and cash equivalents	$(12,059)	$31,033	$(5,027)

Cash flows from operating activities provided $642.2 million in 2005, $566.1 million in 2004 and $671.3 million in 2003.

Excluding changes in assets and liabilities, cash flows from operating activities totaled $709.1 million in 2005, $626.1 million in 2004 and $675.4 million in 2003. Cash distributions from wireless entities in which U.S. Cellular has a minority interest provided $52.5 million in 2005, $46.5 million in 2004 and $44.8 million in 2003. Also, included in the adjustments to reconcile net income to net cash provided by operating activities in 2004 is a deduction for the payment of $68.1 million of accreted interest on the repayment of the Liquid Yield Option Notes.

Changes in assets and liabilities from operations required $66.9 million in 2005, $60.0 million in 2004 and $4.1 million in 2003, primarily reflecting increases in overall working capital required to support higher levels of business activity, as well as timing differences in the payment of accounts payable and accrued taxes and the receipt of accounts receivable. Income taxes and interest paid totaled $141.2 million in 2005, $54.7 million in 2004 and $22.3 million in 2003.

Cash flows from investing activities primarily represents uses of funds to acquire, construct and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue-enhancing and cost-reducing upgrades of U.S. Cellular’s networks. Cash flows used for investing activities also represent cash required for the acquisition of wireless properties or spectrum. Proceeds from merger and divestiture transactions have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

The primary purpose of U.S. Cellular’s construction and expansion expenditures is to provide for customer growth, to upgrade service, launch new markets, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

Cash used for property, plant and equipment (“PP&E”) and system development expenditures totaled $586.6 million in 2005, $656.2 million in 2004 and $630.9 million in 2003. These expenditures were financed primarily with internally generated cash and borrowings from U.S. Cellular’s revolving credit facilities. These expenditures were made to fund the construction of 431, 840 and 507 new cell sites in 2005, 2004 and 2003, respectively, as well as increases in capacity in existing cell sites and switches, the remodeling of new and existing retail stores and costs related to the development of U.S. Cellular’s office systems. In 2004 and 2003, PP&E expenditures included approximately $13 million and $58 million, respectively, for the migration to a single digital equipment platform. Other PP&E in all three years included significant amounts related to the replacement of retired assets.

Acquisitions, divestitures and exchanges required $188.0 million in 2005 and provided $135.1 million in 2004 and $28.8 million in 2003. In 2005, U.S. Cellular’s consolidated subsidiary, Carroll Wireless, paid $120.9 million to the FCC to complete the payment for the licenses in which it was the winning bidder in the FCC’s Auction 58. Carroll Wireless deposited $9.0 million with the FCC related to wireless spectrum Auction 58 in 2004, prior to the commencement of the auction in early 2005.

U.S. Cellular paid $58.1 million related to the exchange of properties with ALLTEL completed in December 2005, and capitalized costs associated with the exchange of $2.6 million. Also, U.S. Cellular purchased a controlling interest in one wireless property and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash.

In 2004, U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash. U.S. Cellular purchased two additional minority interests in majority-owned wireless markets in 2003 for $2.3 million and capitalized costs associated with the AT&T Wireless exchange of $2.8 million.

U.S. Cellular received cash of $184.9 million from divestitures in 2004. The sale of wireless properties in southern Texas to AT&T Wireless provided $96.5 million. The sale of wireless properties to ALLTEL provided $79.8 million (net of $0.4 million cash divested). U.S. Cellular also received $8.5 million from the sale of Daytona in 2004 and paid $0.3 million to buy out the partner in this investment.

Proceeds from the exchange transaction with AT&T Wireless totaled $34.0 million in 2003.

See “Acquisitions, Exchanges and Divestitures” in the Liquidity and Capital Resources section.

Cash flows from financing activities primarily reflects changes in short-term debt balances, proceeds from the sale of long-term debt and from entering into forward contracts, cash used to repurchase Common Shares and cash used for the repayment of long-term notes and the repurchase and conversion of debt securities.

U.S. Cellular has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase Common Shares. Internally generated funds as well as proceeds from forward contracts and the sale of non-strategic cellular and other investments, from time to time, have been used to reduce short-term debt. In addition, U.S. Cellular has taken advantage of opportunities to reduce short-term debt with proceeds from the sale of long-term debt securities, including sales of debt securities by subsidiaries.

Borrowings under revolving credit facilities totaled $510.0 million in 2005, primarily to fund capital expenditures and the cash payment included in the exchange of properties with ALLTEL completed in December 2005; $420.0 million in 2004, primarily to repay long-term debt and fund capital expenditures; and $279.3 million in 2003, primarily to fund capital expenditures. U.S. Cellular repaid $405.0 million in 2005, $390.0 million in 2004 and $739.3 million in 2003 under its revolving credit facilities. The net change in borrowings under revolving credit facilities totaled net borrowings of $105.0 million in 2005, net borrowings of $30.0 million in 2004 and net repayments of $460.0 million in 2003.

In 2004, U.S. Cellular issued $330 million of 7.5% senior notes due in 2034 and $100 million of 6.7% senior notes due in 2033. The net proceeds of these offerings totaled approximately $412.5 million. Of this amount, U.S. Cellular used $163.3 million to redeem its Liquid Yield Option Notes at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all $250 million of 7.25% senior notes. The Liquid Yield Option Notes redemption includes the repayment of principal amount of the original debt of $95.2 million, presented as an item reducing cash flow from financing activities, and the payment of $68.1 million of accreted interest, presented as an item reducing cash flow from operating activities. In 2004, U.S. Cellular repaid the $105 million Intercompany note to TDS borrowed to finance a portion of the Chicago market acquisition in 2002. The repayment was financed using U.S. Cellular’s revolving credit facility.

In 2003, U.S. Cellular repaid and retired the remaining principal amount of 9% Series A notes with $40.7 million in cash, which was financed using U.S. Cellular’s revolving credit facilities. In 2003, U.S. Cellular received $432.9 million net proceeds from the issuance of $444.0 million of 6.7% senior notes due December 2033. These proceeds were used to repay all outstanding borrowings under the revolving credit facility entered into in 1997.

The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular’s primary repurchase program expired in December 2003. However, U.S. Cellular has an ongoing authorization to repurchase a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million, representing an average per-share price of $42.62 including commissions. No Common Shares were repurchased in 2005 or 2003.

LIQUIDITY AND CAPITAL RESOURCES

U.S. Cellular believes that cash flows from operating activities, existing cash balances and funds available from lines of credit arrangements provide substantial financial flexibility for U.S. Cellular to meet both its short- and long-term needs. U.S. Cellular may have access to public and private capital markets to help meet its long-term financing needs.

However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors, some of which may not be in U.S. Cellular’s control. If at any time financing is not available on terms acceptable to U.S. Cellular, it might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. U.S. Cellular cannot provide assurances that circumstances that could materially adversely affect U.S. Cellular’s liquidity or capital resources will not occur. Economic downturns, changes in financial markets or other factors could affect U.S. Cellular’s liquidity and the availability of capital. Uncertainty of access to capital for telecommunications companies,  deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development and acquisition programs.

Revolving Credit Facilities

At December 31, 2005, U.S. Cellular’s $700 million revolving credit facility had $135.0 million of borrowings and $0.3 million of letters of credit outstanding against it leaving $564.7 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate (“LIBOR”) rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at December 31, 2005). If U.S. Cellular provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). U.S. Cellular currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total facility. These fees totaled $1.0 million in 2005, $1.5 million in 2004 and $0.7 million in 2003. The credit facility expires in December 2009.

The financial covenants associated with U.S. Cellular’s revolving credit facility require that U.S. Cellular and subsidiaries maintain certain debt-to-capital and interest coverage ratios. The covenants prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

U.S. Cellular’s interest cost on its revolving credit facility would increase if its current credit ratings from either Standard & Poor’s or Moody’s were lowered. However, the credit facility would not cease to be available or accelerate solely as a result of a decline in U.S. Cellular’s credit rating. A downgrade in U.S. Cellular’s credit rating could adversely affect its ability to renew existing, or obtain access to new, credit facilities in the future.

On July 11, 2005, Moody’s Investors Service downgraded U.S. Cellular from a Baa1 rating with a negative outlook to Baa2 with a stable outlook. As a result of the downgrade, the contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under U.S. Cellular’s revolving credit facility increased to 45 basis points from 30 basis points. In addition, the facility fee charged on the revolving credit agreements increased to 15 basis points from 10 basis points.

On November 10, 2005, Moody’s Investors Service downgraded U.S. Cellular from a Baa2 rating with a stable outlook to Baa3 and placed the ratings under review for possible further downgrade. The contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under the U.S. Cellular revolving credit facility increased to 60 basis points from 45 basis points. In addition, the facility fee increased to 20 basis points from 15 basis points. Standard & Poor’s did not take any ratings action, holding its rating at A- with a negative outlook, and Fitch put U.S. Cellular on Rating Watch Negative and left the ratings unchanged at BBB+.

On January 25, 2006, Standard & Poor’s placed its ratings of U.S. Cellular on Credit Watch with negative implications.

The maturity date of U.S. Cellular’s credit facility would accelerate in the event of a change in control.

The continued availability of the revolving credit facilities requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On April 19, 2004, December 22, 2004 and November 10, 2005 U.S. Cellular announced that it would restate certain financial statements. The restatements resulted in defaults under the revolving credit agreements. U.S. Cellular was not in violation of any covenants that require it to maintain certain financial ratios. U.S. Cellular did not fail to make any scheduled payments under such credit agreement. U.S. Cellular received waivers from the lenders associated with the credit agreement, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

Intercompany Note

U.S. Cellular and its audit committee concluded on November 9, 2005 to restate the Consolidated Financial Statements for each of the three years ended December 31, 2004 and for the first and second quarters of 2005. The restatements were filed on April 26, 2006. The restatement resulted in defaults under the revolving credit agreement and U.S. Cellular was unable to make borrowings thereunder until it obtained waivers from the lenders.

On November 9, 2005, TDS, as Lender, entered into an Intercompany Revolving Credit Agreement (“Intercompany Credit Agreement”) with U.S. Cellular, as Borrower. This Intercompany Credit Agreement was entered into to provide U.S. Cellular with a senior revolving credit facility for general corporate purposes, including capital expenditures and working capital. Amounts could be borrowed, repaid and reborrowed from time to time under the Intercompany Credit Agreement until such facility matured. The facility had a borrowing capacity of $105 million and the maturity date was December 23, 2005. As discussed above, U.S. Cellular’s $700 million revolving credit facility was in default as of November 10, 2005 due to U.S. Cellular’s announcement that it would restate certain financial statements, and U.S. Cellular was unable to make borrowings thereunder until it obtained waivers from the lenders. Accordingly, TDS and U.S. Cellular entered into the Intercompany Credit Agreement to permit U.S. Cellular to borrow funds from TDS temporarily until it received such waivers. Because such waivers were received, the Intercompany Credit Agreement was terminated according to its terms and all borrowings and accrued interest were repaid in full on December 23, 2005.

U.S. Cellular believes that the Intercompany Credit Agreement included representations, warranties, events of default and other terms and conditions that are usual and customary for senior facilities of this type. The Intercompany Credit Agreement included limitations on U.S. Cellular and its subsidiaries with respect to liens, indebtedness, sales of assets, consolidations and mergers that are similar to those contained in U.S. Cellular’s $700 million revolving credit facility with unrelated lenders. The Intercompany Credit Agreement did not have any financial covenants.

U.S. Cellular’s Board of Directors unanimously approved the terms and conditions of the Intercompany Credit Agreement and determined that such terms and conditions were fair to U.S. Cellular and all of its shareholders.

The pricing terms of the Intercompany Credit Agreement were the same as those under the Revolving Credit Facility. Borrowings bore interest at LIBOR plus a contractual spread based on U.S. Cellular’s credit rating. As of November 9, 2005, U.S. Cellular’s borrowing rate for a seven-day loan was 4.52% based on the seven day LIBOR rate of 4.07% and a contractual spread of 45 basis points.

On November 10, 2005, Moody’s Investor Service downgraded TDS and U.S. Cellular from a Baa2 rating with a stable outlook to a Baa3 with a negative outlook. As a result of this action, the contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under the Intercompany Credit Agreement increased to 60 basis points from 45 basis points. In addition, the facility fee increased to 20 basis points from 15 basis points.

Long-Term Financing

The late filing of U.S. Cellular’s Form 10-Q for the quarterly period ended September 30, 2005, Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarterly period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustee of the U.S. Cellular debt indenture on a timely basis, resulted in non-compliance under such debt indenture. However, this non-compliance did not result in an event of default or a default. U.S. Cellular believes that non-

compliance was cured upon the filing of its Form 10-Q for the quarterly period ended September 30, 2005 and Form 10-K for the year ended December 31, 2005, but that non-compliance continues to exist with respect to its Form 10-Q for the quarterly period ended March 31, 2006. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indentures.

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of unsecured 7.5% senior notes due June 15, 2034. Interest on the notes is payable quarterly. The net proceeds from this offering, after deducting underwriting discounts, were approximately $319.6 million.

In June 2004, U.S. Cellular issued $100 million in aggregate principal amount of unsecured 6.7% senior notes due December 15, 2033 priced to yield 7.21% to maturity. Interest on the notes is paid semi-annually. The net proceeds from this offering, after deducting underwriting discounts, were approximately $92.9 million. This was a further issuance of U.S. Cellular’s 6.7% senior notes that were issued in December 2003, in the aggregate principal amount of $444 million.

The total net proceeds from the 7.5% and 6.7% note offerings, after deducting underwriting discounts, were approximately $412.5 million. Of this amount, $163.3 million was used to redeem U.S. Cellular’s Liquid Yield Option Notes in July 2004, at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes in August 2004. No gain or loss was recognized as a result of such redemptions. However, U.S. Cellular wrote off $3.6 million of deferred debt expenses to Other income (expense), net in the Consolidated Statements of Operations in 2004 related to the redemption of long-term debt.

In December 2003, U.S. Cellular sold $444 million of 6.7% senior notes. Interest is payable semi-annually. These notes may be redeemed, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30%.

Except as described above in the first paragraph of this Long-Term Financing Section, U.S. Cellular believes it was in compliance as of December 31, 2005 with all covenants and other requirements set forth in long-term debt indentures. Such indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in U.S. Cellular’s credit rating. However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.

U.S. Cellular does not have any rating downgrade triggers that would accelerate the maturity dates of its debt. However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to issue additional debt in the future.

Marketable Equity Securities and Forward Contracts

U.S. Cellular and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile share prices. U.S. Cellular and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets. The investment in Vodafone Group Plc (“Vodafone”) resulted from certain dispositions of non-strategic cellular investments to or settlements with AirTouch Communications, Inc. (“AirTouch”), in exchange for stock of AirTouch, which was then acquired by Vodafone whereby U.S. Cellular received American Depositary Receipts representing Vodafone stock. The investment in Rural Cellular Corporation (“Rural Cellular”) is the result of a consolidation of several cellular partnerships in which U.S. Cellular subsidiaries held interests into Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests. A contributing factor in U.S. Cellular’s decision not to dispose of the investments is that their tax basis is significantly lower compared to current stock prices, and therefore would trigger a substantial taxable gain upon disposition.

A subsidiary of U.S. Cellular has entered into a number of forward contracts with counterparties related to the marketable equity securities that it holds. The forward contracts mature in May 2007 and, at U.S. Cellular’s option, may be settled in shares of the respective security or cash. U.S. Cellular has provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid upon settlement of the contracts by its subsidiary. If shares are delivered in the settlement of the forward contract, U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred taxes have been provided for the difference between the financial reporting basis and the income tax basis of the marketable equity securities, and are included in Net deferred income tax liability on the Consolidated Balance Sheets. As of December 31, 2005, such deferred tax liabilities totaled $62.1 million.

U.S. Cellular is required to comply with certain covenants under the forward contracts. On April 19, 2004, December 22, 2004 and November 10, 2005 U.S. Cellular announced that it would restate certain financial statements. The restatements resulted in defaults under certain of the forward contracts. U.S. Cellular was not in violation of any covenants that require it to maintain certain financial ratios. U.S. Cellular did not fail to make any scheduled payments under such forward contracts. U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

Capital Expenditures

Anticipated capital expenditures for 2006 primarily reflect U.S. Cellular’s plans for construction, system expansion and the buildout of certain of its personal communication service licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term and long-term financing. U.S. Cellular’s estimated capital spending for 2006 is $580 million to $610 million. These expenditures primarily address the following needs:

•       Expand and enhance U.S. Cellular’s coverage in its service areas.

•       Provide additional capacity to accommodate increased network usage by current customers.

•       Enhance U.S. Cellular’s retail store network and office systems.

Acquisitions, Exchanges and Divestitures

U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of maximizing its return on investment. As part of this strategy, U.S. Cellular reviews attractive opportunities to acquire additional operating markets and wireless spectrum. In addition, U.S. Cellular may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which may participate in the auction of wireless spectrum designated by the FCC as Auction 66, which is scheduled to begin in August 2006. Barat Wireless intends to qualify as a “designated entity” and be eligible for discounts with respect to spectrum purchased in Auction 66.

Barat Wireless is in the process of developing its long-term business and financing plans. As of July 14, 2006, U.S. Cellular has made capital contributions and advances to Barat Wireless and/or its general partner of $79.9 million to provide initial funding of Barat Wireless’ participation in Auction 66. U.S. Cellular will consolidate Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

2005 Activity

U.S. Cellular owns approximately 14% of Midwest Wireless Communications, LLC, which holds FCC licenses and operates certain wireless markets in southern Minnesota. U.S. Cellular® accounts for this interest using the equity method. This interest is convertible into an interest of approximately 11% in Midwest Wireless Holdings, LLC, a privately-held wireless telecommunications company that controls Midwest Wireless Communications. Midwest Wireless Holdings, through other subsidiaries, also holds FCC licenses and operates certain wireless markets in northern and eastern Iowa and western Wisconsin.

On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the members of Midwest Wireless Holdings. U.S. Cellular received a letter dated December 15, 2005, from Midwest Wireless Holdings purporting to constitute notice pursuant to certain “tag-along rights” and “drag-along rights” under certain agreements relating to U.S. Cellular’s interest in Midwest Wireless Communications.

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal. On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights. On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006. On June 7, 2006, the court denied U.S. Cellular’s right of first refusal. As a result of the court's ruling the counterclaims have been rendered moot.

On January 31, 2006, U.S. Cellular also filed a petition to deny the FCC license transfer of control applications filed by ALLTEL and Midwest Wireless Holdings seeking FCC consent to their transaction. That petition is pending.

Although U.S. Cellular will not be afforded its rights of first refusal as a result of the foregoing court decision, U.S. Cellular will be entitled to receive approximately $102.7 million in cash in consideration with respect to its interest in Midwest Wireless Communications upon the closing of the acquisition of Midwest Wireless Holdings by ALLTEL. This closing is subject to FCC approval, antitrust review under the Hart Scott Rodino Act and other conditions.

In addition, U.S. Cellular owns 49% of an entity, accounted for under the equity method, which owns approximately 2.9% of Midwest Wireless Holdings. If the transaction with ALLTEL occurs, this entity will receive cash in consideration for its interest in Midwest Wireless Holdings. Following that, this entity will be dissolved and U.S. Cellular will be entitled to receive approximately $11.4 million in cash.

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $21.2 million at December 31, 2005.

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

U.S. Cellular is a limited partner in Carroll Wireless, an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58 which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all bidding credits to which Carroll Wireless was entitled as a designated entity. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Accordingly, in 2006, Carroll Wireless received a full refund of the $228,000 previously paid to the FCC with respect to the Walla Walla license.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2005, U.S. Cellular had made capital contribution or advances to Carroll Wireless and/or its general partner of $129.9 million to fund the amount paid to the FCC; this amount is included in Licenses in the Consolidated Balance Sheet. U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial reporting purposes, pursuant to the guidelines of FIN 46R, as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of up to $1.4 million, of which $0.1 million was provided to Carroll Wireless through December 31, 2005.

In the first quarter of 2005, U.S. Cellular adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.6 million to $38.6 million.

In addition, in 2005 U.S. Cellular purchased one new wireless market and certain minority interests in other wireless markets in which it already owned a controlling interest for $6.9 million in cash. As a result of these acquisitions, U.S. Cellular’s Licenses, Goodwill and Customer lists were increased by $3.9 million, $0.3 million and $1.2 million, respectively.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $133.5 million, Goodwill by $28.2 million and Customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach, Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004 and $3.5 million in 2003 included in Gain (loss) on investments in the Consolidated Statement of Operations. Also included in Gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, U.S. Cellular completed the sale to ALLTEL of certain wireless properties. U.S. Cellular sold two consolidated markets and five minority interests to ALLTEL for $80.2 million in cash, including repayment of debt and working capital that was subject to adjustment. U.S. Cellular recorded a gain of $38.0 million related to the ALLTEL transaction, representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets of $10.1 million was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The remaining portion of the gains of $27.9 million was recorded in Gain (loss) on investments on the Consolidated Statements of Operations. U.S. Cellular has included the results of operations of the markets sold to ALLTEL in the Consolidated Statements of Operations through November 30, 2004.

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations, representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as assets and liabilities of operations held for sale in accordance with SFAS No. 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Consolidated Statement of Operations through February 17, 2004.

In addition, in 2004 U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash and $2.0 million to be paid in 2005. These acquisitions increased Licenses by $5.6 million, Goodwill by $4.2 million and Customer lists by $12.9 million.

In aggregate, the 2004 acquisitions, divestitures and exchanges decreased Licenses by $2.8 million, Goodwill by $4.0 million and increased Customer lists by $12.9 million

2003 Activity

During 2003, U.S. Cellular completed an exchange with AT&T Wireless along with the acquisition of two minority interests.

On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular also received approximately $34.0 million in cash and minority interests in six markets in which it currently owns a controlling interest. Also on the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. The assignment and development of certain licenses has been deferred by U.S. Cellular for a period of up to five years from the closing date, in accordance with the agreement. U.S. Cellular will take possession of the licenses in staggered closings over that five-year period to comply with the service requirements of the FCC. The acquisition of the licenses in the exchange was accounted for as a purchase by U.S. Cellular and the transfer of the properties by U.S. Cellular to AT&T Wireless was accounted for as a sale. U.S. Cellular capitalized $2.8 million of costs associated with the AT&T Wireless transaction.

The 15 licenses that have been transferred to U.S. Cellular as of December 31, 2003, with a recorded value of $136.6 million, along with the 21 licenses that have not yet been assigned to U.S. Cellular, with a recorded value of $42.0 million, are included in Licenses on the Consolidated Balance Sheets. U.S. Cellular has included the results of operations in the Florida and Georgia markets in the Consolidated Statements of Operations until the date of transfer, August 1, 2003.

Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $70.0 million of goodwill related to the properties transferred to AT&T Wireless to Assets of Operations Held for Sale in accordance with SFAS 142. A loss of $23.9 million was recorded as a (Gain) loss on sales of assets (included in Operating Expenses), representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction.

In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held wireless licenses for $2.3 million. In aggregate, the 2003 acquisitions, divestitures and exchanges increased Licenses by $101.7 million and reduced Goodwill by $62.4 million.

Repurchase of Securities

U.S. Cellular does not have a share repurchase program as of December 31, 2005. However, U.S. Cellular has an ongoing authorization to repurchase a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million, representing an average per-share price of $42.62 including commissions. No U.S. Cellular Common Shares were repurchased in 2005 or 2003.

Contractual or Other Obligations

As of December 31, 2005, the resources required for contractual obligations were as follows:

		Payments due by Period
		Less			More
		than 1	2–3	4–5	than 5
	Total	Year	Years	Years	Years
	(Dollars in millions)
Long-term debt
obligations (1)	$1,001.4	$—	$—	$10.0	$991.4
Long-term debt interest	2,034.6	73.5	147.0	145.8	1,668.3
Forward contract Obligations	159.9	—	159.9	—	—
Forward contract interest (2)	12.1	8.1	4.0	—	—
Operating leases (3)	552.9	93.7	144.4	87.2	227.6
Purchase obligations (4)(5)	298.3	127.3	73.7	38.4	58.9
	$4,059.2	$302.6	$529.0	$281.4	$2,946.2

(1)             Scheduled debt repayments include long-term debt and the current portion of long-term debt. See Note 13—Long-Term Debt in Notes to Consolidated Financial Statements.

(2)             Interest amounts shown are for variable rate forward contracts based on the December 31, 2005 LIBOR rate plus 50 basis points. The three-month LIBOR rate was 4.54% at December 31, 2005.

(3)             Represents the amount due under operating leases for the periods specified. U.S. Cellular has no material capitalized leases.

(4)             Includes obligations due under equipment vendor contracts, representing a portion of U.S. Cellular’s estimated 2006 capital expenditures of $580 million to $610 million. See “Capital Expenditures” for further discussion. Also includes amounts payable under other agreements to purchase goods or services, including open purchase orders.

(5)             Does not include amounts in any period for other post-retirement benefits because U.S. Cellular does not have any post-retirement benefit plans.

Off-Balance Sheet Arrangements

U.S. Cellular has no transactions, agreements or other contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by SEC rules, that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, revenues or expenses.

U.S. Cellular has certain variable interests in investments in unconsolidated entities where U.S. Cellular holds a minority interest. The investments in unconsolidated entities total $170.3 million as of December 31, 2005 and are accounted for using either the equity or cost method. U.S. Cellular’s maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

Indemnity Agreements.   U.S. Cellular enters into agreements in the normal course of business that provide for indemnification of counterparties. These agreements include certain asset sales and financings with other parties. The term of the indemnification varies by agreement. The events or circumstances that would require U.S. Cellular to perform under these indemnities are transaction specific; however, these agreements may require U.S. Cellular to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. U.S. Cellular is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, U.S. Cellular has not made any significant indemnification payments under such agreements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

U.S. Cellular prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. Cellular’s significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from estimates under different assumptions or conditions.

Management believes the following critical accounting estimates reflect its more significant judgments and estimates used in the preparation of its consolidated financial statements. U.S. Cellular’s senior management has discussed the development and selection of each of the following accounting policies and estimates and the following disclosures with the audit committee of U.S. Cellular’s Board of Directors.

Licenses and Goodwill

As of December 31, 2005, U.S. Cellular reported $1,362.3 million of licenses and $471.6 million of goodwill, as a result of acquisitions of interests in wireless licenses and businesses. Licenses include those won by Carroll Wireless in the FCC auction completed in February 2005 and license rights related to licenses that will be received when the 2003 AT&T Wireless exchange transaction is fully completed.

See Note 4—Licenses and Goodwill for a schedule of license and goodwill activity in 2005 and 2004.

Licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. U.S. Cellular performs the annual impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that, upon review at a later date, material impairment charges will not be required.

The intangible asset impairment test consists of comparing the fair value of the intangible asset to the carrying amount of the intangible asset. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. The goodwill impairment test is a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for that difference.

The fair value of an intangible asset and reporting unit goodwill is the amount at which that asset or reporting unit could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value shall be based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenue or a similar performance measure. The use of these techniques involve assumptions by management about factors that are highly uncertain and can result in a range of values, including future cash flows, the appropriate discount rate and other factors and inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of 2005 goodwill impairment testing, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS No. 142, “Goodwill and Other Intangible Assets.” The five reporting units represent five geographic groupings of FCC licenses, constituting five geographic service areas. U.S. Cellular combines its FCC licenses into five units of accounting for purposes of testing the licenses for impairment pursuant to Emerging Issues Task Force (“EITF”) Issue 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS No. 142, using the same geographic groupings as its reporting units. Prior to the divestitures of markets in late 2004 there were six reporting units for purposes of testing goodwill and FCC licenses for impairment.

U.S. Cellular prepared valuations of each of the reporting units for purposes of goodwill impairment testing. A discounted cash flow approach was used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures, and selection of terminal value multiples.

U.S. Cellular also prepared valuations of similar groupings of FCC licenses (units of accounting pursuant to EITF 02-7), using an excess earnings methodology, through the use of a discounted cash flow approach. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill.

The annual impairment tests for investments in licenses and goodwill were performed in the second quarter of 2005, 2004 and 2003. There was no impairment loss as a result of the 2005 impairment testing. In 2004 and 2003, U.S. Cellular recorded $1.8 million and $3.5 million, respectively, of license impairment losses related to the investment in a non-operating market in Florida, which was sold in December 2004 for $8.5 million, its approximate book value. These losses were recorded on Loss on investments in the Consolidated Statements of Operations. No other impairment losses were identified during the annual impairment testing in the second quarter of 2004. In 2003, in addition to the loss described above, U.S. Cellular recorded an impairment loss on its licenses totaling $49.6 million related to the impairment of two reporting units (this loss was recorded in Loss impairment of intangible assets in the Consolidated Statements of Operations) and reduced the carrying value of one of its cost method investments by $1.7 million based on a cash flow analysis of the investment (this loss was recorded in Loss on investments in the Consolidated Statement of Operations).

Asset Retirement Obligations

U.S. Cellular accounts for its asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (“SFAS 143”) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, U.S. Cellular records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any difference between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statements of Operations as a gain or loss.

The calculation of the asset retirement obligation for U.S. Cellular is a critical accounting estimate because changing the factors used in calculating the obligation could result in larger or smaller estimated obligations that could have a significant impact on its results of operations and financial condition. Such factors may include probabilities or likelihood of remediation, cost estimates, lease renewals and salvage values. Actual results may differ materially from estimates under different assumptions or conditions.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations generally include obligations to remediate leased land on which U.S. Cellular’s cell sites and switching offices are located. U.S. Cellular is also generally required to return leased retail store premises and office space to their pre-existing conditions. The asset retirement obligation is included in Deferred Liabilities and Credits in the Consolidated Balance Sheets.

During the second quarter of 2005, U.S. Cellular reviewed the assumptions related to its asset retirement obligations and made certain changes to those assumptions as a result. Such changes did not have a material impact on U.S. Cellular’s financial condition or results of operations.

The changes in asset retirement obligation during 2005 and 2004 were as follows:

	2005	2004
	(Dollars in thousands)
Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

Property, Plant and Equipment

U.S. Cellular provides for depreciation on its property, plant and equipment using the straight-line method over the estimated useful lives of the assets. U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” as amended. Annually, U.S. Cellular reviews its property, plant and equipment to assess whether the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment is a critical accounting estimate because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.

U.S. Cellular did not materially change the useful lives of its property, plant and equipment in the year ended December 31, 2005.

In 2005 and 2004, certain U.S. Cellular TDMA digital radio equipment consigned to a third party for future sale was taken out of service and was written down by $2.7 million and $17.2 million, respectively, prior to its consignment, increasing depreciation expense by that amount. This write-down was necessary to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

In 2004, in preparation for the implementation of a fixed asset management and tracking system, including a bar code asset identification feature, U.S. Cellular conducted a physical inventory of its cell site fixed assets. As a result of the physical inventory and related reconciliation, U.S. Cellular charged $1.0 million and $11.9 million to depreciation expense in 2005 and 2004, respectively, for the write-off of certain assets.

During 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced to seven years from eight years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $14.9 million in 2004. The changes in useful lives reduced net income by $9.0 million, or $0.10 per share in 2004.

U.S. Cellular reviews long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The tangible asset impairment test is a two-step process. The first step compares the carrying value of the assets with the estimated undiscounted cash flows over the remaining asset life. If the carrying value of the assets is greater than the undiscounted cash flows, the second step of the test is performed to measure the amount of impairment loss. The second step compares the estimated fair value of the assets to the carrying value of the assets. An impairment loss is recognized for the difference between the fair value of the assets (less cost to sell) and the carrying value of the assets.

The fair value of a tangible asset is the amount at which that asset could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique with which to estimate the fair value of the long-lived asset. The use of this technique involves assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

Income Taxes

U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group. TDS and U.S. Cellular are parties to the TDS Tax Allocation Agreement. The TDS Tax Allocation Agreement provides that U.S. Cellular and its subsidiaries be included with the TDS affiliated group in a consolidated federal income tax return and in state income or franchise tax returns in certain situations. For financial reporting purposes, U.S. Cellular and its subsidiaries calculate their income, income tax and credits as if they comprised a separate affiliated group. Under the TDS Tax Agreement, U.S. Cellular remits its applicable income tax payments to TDS.

The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision are critical accounting estimates because such amounts are significant to U.S. Cellular’s financial condition, changes in financial condition and results of operations.

The preparation of the consolidated financial statements requires U.S. Cellular to calculate its provision for income taxes. This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes, such as depreciation expense, as well as estimating the impact of potential adjustments to filed tax returns. These temporary differences result in deferred tax assets and liabilities, which are included in U.S. Cellular’s Consolidated Balance Sheet. U.S. Cellular must then assess the likelihood that deferred tax assets will be realized based on future taxable income and, to the extent management believes that realization is not likely, establish a valuation allowance. Management’s judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

U.S. Cellular’s current net deferred tax assets totaled $8.2 million at December 31, 2005 and $73.2 million at December 31, 2004. The 2005 net current deferred tax asset primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables. In 2004, the net current deferred tax asset primarily represented the deferred tax effects of federal net operating loss (“NOL”) carryforwards that were utilized in 2005, and the allowance for doubtful accounts on customer receivables.

U.S. Cellular’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them are as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforward	$30,381	$23,896
Derivative instruments	9,475	26,026
Other	1,893	382
	41,749	50,304
Less valuation allowance	(16,858)	(12,347)
Total Deferred Tax Asset	24,891	37,957
Deferred Tax Liability
Property, plant and equipment	288,439	322,799
Licenses	274,404	240,401
Marketable equity securities	62,112	85,592
Partnership investments	60,603	59,415
Total Deferred Tax Liability	685,558	708,207
Net Deferred Income Tax Liability	$660,667	$670,250

The deferred income tax liability relating to marketable equity securities totaled $62.1 million, and $85.6 million, as of December 31, 2005 and 2004, respectively. These amounts represent deferred income taxes calculated on the difference between the fair value and the tax basis of the marketable equity securities. Income taxes will be payable when U.S. Cellular disposes of the marketable equity securities.

At December 31, 2005, U.S. Cellular and certain subsidiaries had $558 million of state NOL carryforwards (generating a $25.8 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses. The state NOL carryforwards expire between 2006 and 2025. Certain subsidiaries which are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.6 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2006 and 2025. A valuation allowance was established for certain state NOL carryforwards, and the federal NOL carryforwards, since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

TDS’s consolidated federal income tax return, which includes U.S. Cellular, is routinely subject to examination of its income tax returns by the Internal Revenue Service and other tax authorities. U.S. Cellular periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. Management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of U.S. Cellular’s income tax expense.

In June of 2006, the Internal Revenue Service commenced its audit of the 2002—2004 consolidated federal tax returns of TDS and subsidiaries. U.S. Cellular is included in the TDS consolidated federal tax return. The audit is in its preliminary stages.

In the event of an increase in the value of tax assets or a decrease in tax liabilities, U.S. Cellular would decrease the income tax expense or increase the income tax benefit by an equivalent amount. In the event of a decrease in the value of tax assets or an increase in tax liabilities, U.S. Cellular would increase the income tax expense or decrease the income tax benefit by an equivalent amount.

Contingencies, Indemnities and Commitments

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies,” which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of such settlement is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may differ materially from amounts accrued in the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2002, U.S. Cellular entered into a loan agreement with TDS under which it borrowed $105 million, which was used for the Chicago market purchase. The loan had an annual interest rate of 8.1%, payable quarterly, and was due in August 2008, with prepayments optional. U.S. Cellular’s Board of Directors, including independent directors, approved the terms of this loan and determined that such terms were fair to U.S. Cellular and all of its shareholders. In February 2004, U.S. Cellular repaid this note.

U.S. Cellular is billed for all services it receives from TDS, pursuant to the terms of various agreements between U.S. Cellular and TDS. The majority of these billings are included in U.S. Cellular’s selling, general and administrative expenses. Some of these agreements were established at a time prior to U.S. Cellular’s initial public offering when TDS owned more than 90% of U.S. Cellular’s outstanding capital stock and may not reflect terms that would be obtainable from an unrelated third party through arm’s-length negotiations. The principal arrangements that affect U.S. Cellular’s operations are described in Item 13 of U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2005. Management believes the method TDS uses to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular are reflected in U.S. Cellular’s consolidated financial statements.

On November 9, 2005, TDS, as Lender, entered into an Intercompany Revolving Credit Agreement with U.S. Cellular, as Borrower. This Intercompany Credit Agreement was entered into to provide U.S. Cellular with a senior revolving credit facility for general corporate purposes, including capital expenditures and working capital. Amounts could be borrowed, repaid and reborrowed from time to time under the Intercompany Credit Agreement until such facility matured. The facility was $105 million and the maturity date was December 23, 2005. As discussed above, U.S. Cellular’s $700 million revolving credit facility was in default as of November 10, 2005 due to U.S. Cellular’s announcement that it would restate certain financial statements, and U.S. Cellular was unable to make borrowings under such revolving credit facility until it obtained waivers from the lenders. Accordingly, TDS and U.S. Cellular entered into the Intercompany Credit Agreement to permit U.S. Cellular to borrow funds from TDS temporarily until it received such waivers. Because such waivers were received, this Intercompany Credit Agreement was terminated according to its terms and all borrowings and accrued interest were repaid in full on December 23, 2005.

U.S. Cellular believes that the Intercompany Credit Agreement included representations, warranties, events of default and other terms and conditions that are usual and customary for senior facilities of this type. The Intercompany Credit Agreement included limitations on U.S. Cellular and its subsidiaries with respect to liens, indebtedness, sales of assets, consolidations and mergers that are similar to those contained in U.S. Cellular’s $700 million revolving credit facility with unrelated lenders. The Intercompany Credit Agreement did not have any financial covenants.

TDS made a $2.9 million capital contribution to U.S. Cellular in 2004 to allocate certain income tax credits taken on the 2004 TDS consolidated income tax return.

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular and its subsidiaries:  Walter C.D. Carlson, a director of U.S. Cellular, a director and non-executive Chairman of the Board of Directors of TDS and a trustee and beneficiary of a voting trust that controls TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and an Assistant Secretary of U.S. Cellular and the General Counsel and/or Assistant Secretary of certain other subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
SAFE HARBOR CAUTIONARY STATEMENT

This Management’s Discussion and Analysis of Results of Operations and Financial Condition and other sections of this Annual Report to Shareholders contain statements that are not based on historical fact, including the words “believes,” “anticipates,” “intends,” “expects” and similar words. These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

•       Intense competition in the markets in which U.S. Cellular operates could adversely affect U.S. Cellular’s revenues or increase its costs to compete.

•       Consolidation in the telecommunications industry could adversely affect U.S. Cellular’s revenues and increase its costs of doing business.

•       Advances or changes in telecommunications technology, such as Voice over Internet Protocol or WiMAX, could render certain technologies used by U.S. Cellular obsolete, could reduce U.S. Cellular’s revenues or could increase its costs of doing business.

•       Changes in the regulatory environment or a failure by U.S. Cellular to timely or fully comply with any regulatory requirements could adversely affect U.S. Cellular’s financial condition, results of operations or ability to do business.

•       Changes in U.S. Cellular’s enterprise value, changes in the supply or demand of the market for wireless licenses, adverse developments in the business or the industry in which U.S. Cellular is involved and/or other factors could require U.S. Cellular to recognize impairments in the carrying value of U.S. Cellular’s license costs, goodwill and/or physical assets.

•       Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in U.S. Cellular’s Management’s Discussion and Analysis of Financial Condition and Results of Operations to be different from the amounts actually incurred.

•       Changes in accounting standards or U.S. Cellular’s accounting policies, estimates and/or in the assumptions underlying the accounting estimates, including those described under U.S. Cellular’s Application of Critical Accounting Policies and Estimates, could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•       Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on U.S. Cellular’s financial condition, results of operations or ability to do business.

•       Costs, integration problems or other factors associated with acquisitions/divestitures of properties and/or licenses and/or expansion of U.S. Cellular’s business could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       Changes in various business factors could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       A significant portion of U.S. Cellular’s revenues is derived from customers who buy services through independent agents and dealers who market U.S. Cellular’s services on a commission basis. If U.S. Cellular’s relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•       U.S. Cellular’s investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that U.S. Cellular expects.

•       An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to U.S. Cellular, and/or changes in roaming rates and the lack of standards and roaming agreements for wireless data products, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       Changes in access to content for data or video services and access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       A failure by U.S. Cellular’s service offerings to meet customer expectations could limit U.S. Cellular’s ability to attract and retain customers and have an adverse effect on U.S Cellular’s operations.

•       A failure by U.S. Cellular to complete significant network build-out and system implementation as part of its plans to build out new markets and improve the quality and capacity of its network could have an adverse effect on its operations.

•       A failure by U.S. Cellular’s business to acquire adequate radio spectrum could have an adverse effect on U.S. Cellular’s business and operations.

•       Financial difficulties of U.S. Cellular’s key suppliers or vendors, or termination or impairment of U.S. Cellular’s relationship with such suppliers or vendors, could result in a delay or termination of U.S. Cellular’s receipt of equipment or services, which could adversely affect U.S. Cellular’s business and results of operations.

•       An increase of U.S. Cellular’s debt in the future could subject U.S. Cellular to various restrictions and higher interest costs and decrease its cash flows and earnings.

•       An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       U.S. Cellular has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on U.S. Cellular’s results of operations or financial condition.

•       Changes in guidance or interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•       Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in U.S. Cellular’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development and acquisition programs.

•       Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•       War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       Changes in general economic and business conditions, both nationally and in the markets in which U.S. Cellular operates, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require U.S. Cellular to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•       Material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       The pending SEC investigation regarding the restatement of U.S. Cellular’s financial statements could result in substantial expenses, and could result in monetary or other penalties.

•       The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•       U.S. Cellular’s assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•       As U.S. Cellular continues to implement its strategies, there are internal and external factors that could impact its ability to successfully meet its objectives.

•       Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and or any other financial or statistical information to vary from U.S. Cellular’s forward estimates by a material amount.

•       The market price of U.S. Cellular’s Common Shares is subject to fluctuations due to a variety of factors.

•       Certain matters, such as control by TDS and provisions in the U.S. Cellular restated certificate of incorporation, may serve to discourage or make more difficult a change in control of U.S. Cellular.

•       There are potential conflicts of interests between TDS and U.S. Cellular.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2005. U.S. Cellular undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

U.S. Cellular is subject to market rate risks due to fluctuations in interest rates and equity markets. The majority of U.S. Cellular’s debt, excluding long-term debt related to the forward contracts, is in the form of long-term, fixed-rate notes with original maturities ranging up to 30 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. The long-term debt related to the forward contracts consists of variable-rate debt. The variable-rate forward contracts require quarterly interest payments that are dependent on market interest rates. Increased interest rates will result in increased interest expense. As of December 31, 2005, U.S. Cellular had not entered into any significant financial derivatives to reduce its exposure to interest rate risks.

The following table presents the scheduled principal payments on long-tem debt and forward contracts and the related weighted-average interest rates by maturity dates at December 31, 2005:

	Principal Payments Due by Period
	Long-Term Debt Obligations	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (1)	Forward Contracts	Weighted-Avg. Interest Rates on Forward Contracts (2)
	(Dollars in millions)
2006	—	—%	—	—%
2007	—	—%	159.9	4.9%
2008	—	—%	—	—%
2009	10.0	9.0%	—	—%
2010	—	—%	—	—%
After 5 Years	991.4	7.2%	—	—%
Total	$1,001.4	7.3%	$159.9	4.9%

(1)             Represents the weighted-average interest rates at December 31, 2005 for debt maturing in the respective periods.

(2)             The forward contracts have a variable interest rate based on the LIBOR rate plus 50 basis points. The three-month LIBOR rate at December 31, 2005 was 4.54%.

At December 31, 2005 and 2004, the estimated fair value of long-term debt was $1,014.3 million and $1,082.7 million, and the average interest rate on this debt was 7.3% and 7.3%, respectively. The fair value was estimated using market prices for the 8.75% senior notes, 7.5% senior notes and 6.7% senior notes and discounted cash flow analysis for the remaining debt.

At December 31, 2005 and 2004, the estimated fair value of the forward contracts was $159.9 million and the average interest rate on this debt was 4.9% and 2.8%, respectively. The fair value of the forward contracts approximates the carrying value due to the frequent repricing of these variable rate instruments. These contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.54% at December 31, 2005).

Marketable Equity Securities and Derivatives

U.S. Cellular maintains a portfolio of available-for-sale marketable equity securities, which resulted from the sale of non-strategic investments. The market value of these investments aggregated $225.4 million at December 31, 2005 and $282.8 million at December 31, 2004. U.S. Cellular’s cumulative net unrealized holding gain, net of tax, included in Accumulated other comprehensive income totaled $41.3 million and $77.6 million as of December 31, 2005 and 2004, respectively.

A subsidiary of U.S. Cellular has entered into forward contracts related to the marketable equity securities that it holds. See Note 14—Financial Instruments and Derivatives in the Notes to Consolidated Financial Statements for a description of the forward contracts. U.S. Cellular has provided the counterparties with guarantees which provide assurance to the counterparties that all principal and interest amounts will be paid when due. The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the cost basis thereby eliminating the risk of an other than temporary loss being recorded on these contracted securities.

Under the terms of the forward contracts, U.S. Cellular continues to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature in May 2007 and, at U.S. Cellular’s option, may be settled in shares of the security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit U.S. Cellular’s downside risk and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If the dividend increases above the dividends assumed in the contracts, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If U.S. Cellular elects to settle in shares, it will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized under the forward contract through maturity. If U.S. Cellular elects to settle in cash, it will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. If cash is delivered in the settlement of the forward contract, U.S. Cellular would incur a current tax liability or a deferred tax benefit, based on the difference between the amount of cash paid in the settlement and the net amount realized through maturity.

Deferred taxes have been provided for the difference between the fair value and the income tax basis of the marketable equity securities and derivatives, and are included in Net deferred income tax liability on the Consolidated Balance Sheets. Such deferred tax liabilities related to marketable equity securities totaled $62.1 million at December 31, 2005, and $85.6 million at December 31, 2004. Such deferred tax assets related to derivatives totaled $9.5 million at December 31, 2005, and $26.0 million at December 31, 2004.

The following table summarizes certain facts surrounding the contracted securities as of December 31, 2005.

Collar (1)
		Downside	Upside	Loan
		Limit	Potential	Amount
Security	Shares	(Floor)	(Ceiling)	(000s)
Vodafone	10,245,370	$15.07-$16.07	$20.00-$21.44	$159,856

(1)             The per share amounts represent the range of floor and ceiling prices of all securities monetized.

The following analysis presents the hypothetical change in the fair value of U.S. Cellular’s marketable equity securities and derivative instruments at December 31, 2005, and December 31, 2004, using the Black-Scholes model, assuming the same hypothetical price fluctuations of plus and minus 10%, 20% and 30%. The table presents hypothetical information as required by Securities and Exchange Commission rules. U.S. Cellular has no intention of selling any marketable equity securities or canceling any derivative instruments at this time.

		Valuation of investments assuming indicated increase
	December 31, 2005 Fair Value	+10%	+20%	+30%
	(Dollars in millions)
Marketable Equity Securities	$225.4	$247.9	$270.5	$293.0
Derivative Instruments (1)	$(25.8)	$(43.6)	$(62.3)	$(82.3)
		Valuation of investments assuming indicated decrease
	December 31, 2005 Fair Value	-10%	-20%	-30%
	(Dollars in millions)
Marketable Equity Securities	$225.4	$202.9	$180.3	$157.8
Derivative Instruments (1)	$(25.8)	$(11.4)	$2.1	$14.9
		Valuation of investments assuming indicated increase
	December 31, 2004 Fair Value	+10%	+20%	+30%
	(Dollars in millions)
Marketable Equity Securities	$282.8	$311.1	$339.4	$367.6
Derivative Instruments (1)	$(70.8)	$(96.5)	$(122.2)	$(148.7)
		Valuation of investments assuming indicated decrease
	December 31, 2004 Fair Value	-10%	-20%	-30%
	(Dollars in millions)
Marketable Equity Securities	$282.8	$254.6	$226.2	$198.0
Derivative Instruments (1)	$(70.8)	$(48.7)	$(27.2)	$(7.6)

(1)             Represents the fair value of the derivative instrument assuming the indicated increase or decrease in the underlying securities.

United States Cellular Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Operating Revenues
Service	$2,831,571	$2,616,946	$2,418,922
Equipment sales	204,316	191,255	158,832
Total Operating Revenues	3,035,887	2,808,201	2,577,754
Operating Expenses
System operations (excluding Depreciation shown separately below)	602,360	562,690	578,289
Cost of equipment sold	511,939	486,605	355,139
Selling, general and administrative	1,212,874	1,088,181	1,007,599
Depreciation	465,352	450,292	374,935
Amortization and accretion	43,720	47,910	57,564
Loss on impairment of intangible assets	—	—	49,595
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	2,791,585	2,624,872	2,469,029
Operating Income	244,302	183,329	108,725
Investment and Other Income (Expense)
Investment income	68,433	63,758	51,088
Interest and dividend income	11,440	10,764	4,820
Gain (loss) on investments	(4,849)	25,791	(5,200)
Interest expense	(84,867)	(86,241)	(64,607)
Other income (expense), net	(199)	(2,576)	10
Total Investment and Other Income (Expense)	(10,042)	11,496	(13,889)
Income Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	234,260	194,825	94,836
Income tax expense	88,404	74,678	35,869
Income Before Minority Interest and Cumulative Effect of Accounting Change	145,856	120,147	58,967
Minority share of income	(11,108)	(10,631)	(11,149)
Income Before Cumulative Effect of Accounting Change	134,748	109,516	47,818
Cumulative effect of accounting change, net of tax	—	—	(14,346)
Net Income	$134,748	$109,516	$33,472
Basic Weighted Average Shares Outstanding (000s)	86,775	86,244	86,136
Basic Earnings per Share
Income Before Cumulative Effect of Accounting Change	$1.55	$1.27	$0.56
Cumulative Effect of Accounting Change	—	—	(0.17)
Net Income	$1.55	$1.27	$0.39
Diluted Weighted Average Shares Outstanding (000s)	87,464	86,736	86,602
Diluted Earnings per Share
Income Before Cumulative Effect of Accounting Change	$1.54	$1.26	$0.56
Cumulative Effect of Accounting Change	—	—	(0.17)
Net Income	$1.54	$1.26	$0.39

The accompanying notes to consolidated financial statements are an integral part of these statements.

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$134,748	$109,516	$33,472
Add (deduct) adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, amortization and accretion	509,072	498,202	432,499
Bad debts expense	37,857	47,546	57,533
Deferred income taxes, net	64,015	65,200	17,504
Investment income	(68,433)	(63,758)	(51,088)
Distributions from unconsolidated entities	52,523	46,530	44,833
Minority share of income	11,108	10,631	11,149
Loss on impairment of intangible assets	—	—	49,595
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
(Gain) loss on investments	4,849	(25,791)	5,200
Cumulative effect of accounting change	—	—	14,346
Noncash interest expense	1,780	7,882	10,614
Other noncash expense	6,193	9,031	3,865
Accreted interest on repayment of long-term debt	—	(68,056)	—
Changes in assets and liabilities from operations
Change in accounts receivable	(79,190)	(78,638)	(45,047)
Change in inventory	(15,571)	(5,876)	(16,499)
Change in accounts payable	42,104	(24,242)	(13,401)
Change in customer deposits and deferred revenues	3,148	10,535	16,342
Change in accrued taxes	(30,988)	41,063	49,376
Change in other assets and liabilities	13,615	(2,871)	5,128
	642,170	566,098	671,329
Cash Flows from Investing Activities
Additions to property, plant and equipment	(586,575)	(656,243)	(630,864)
Acquisitions, divestitures and exchanges	(188,020)	135,133	28,828
Other investing activities	(4,210)	921	2,963
	(778,805)	(520,189)	(599,073)
Cash Flows from Financing Activities
Issuance of notes payable	510,000	420,000	279,278
Issuance of long-term debt	—	412,484	432,944
Affiliated long-term debt borrowings	—	(105,000)	—
Repayment of notes payable	(405,000)	(390,000)	(739,278)
Repayment of long-term debt	—	(348,232)	(40,680)
Repurchase of common shares	—	(3,908)	—
Common shares reissued	23,345	6,970	505
Capital (distributions) to minority partners	(3,573)	(5,446)	(7,632)
Other financing activities	(196)	(1,744)	(2,420)
	124,576	(14,876)	(77,283)
Net Increase (Decrease) in Cash and Cash Equivalents	(12,059)	31,033	(5,027)
Cash and Cash Equivalents
Beginning of year	41,062	10,029	15,056
End of year	$29,003	$41,062	$10,029

The accompanying notes to consolidated financial statements are an integral part of these statements.

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets—Assets
(Dollars in thousands)

	December 31,
	2005	2004
Current Assets
Cash and cash equivalents	$29,003	$41,062
Accounts receivable
Customers, less allowance of $11,410 and $10,820, respectively	281,896	248,383
Roaming	27,178	26,421
Other	58,436	41,632
Inventory	92,748	76,918
Prepaid expenses	31,026	31,764
Deferred tax asset	8,218	73,216
Other current assets	15,145	24,951
	543,650	564,347
Investments
Licenses	1,362,263	1,228,801
Goodwill	471,617	445,212
Customer lists, net of accumulated amortization of $42,947 and $34,630, respectively	49,318	24,915
Marketable equity securities	225,387	282,829
Investments in unconsolidated entities	170,337	155,519
Notes and interest receivable—long-term	4,707	4,885
	2,283,629	2,142,161
Property, Plant and Equipment
In service and under construction	4,653,292	4,133,471
Less accumulated depreciation	2,076,528	1,692,751
	2,576,764	2,440,720
Other Assets and Deferred Charges	29,985	32,807
Total Assets	$5,434,028	$5,180,035

The accompanying notes to consolidated financial statements are an integral part of these statements.

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets—Liabilities and Shareholders’ Equity
(Dollars in thousands)

	December 31,
	2005	2004
Current Liabilities
Notes payable	$135,000	$30,000
Accounts payable
Affiliated	7,239	5,314
Trade	298,397	259,167
Customer deposits and deferred revenues	106,180	104,394
Accrued taxes	38,627	80,512
Accrued compensation	42,865	49,116
Other current liabilities	25,952	20,829
	654,260	549,332
Deferred Liabilities and Credits
Net deferred income tax liability	660,667	670,250
Derivative liability	25,818	70,796
Asset retirement obligation	90,224	72,575
Other deferred liabilities and credits	44,636	26,647
	821,345	840,268
Long-Term Debt
Long-term debt	1,001,385	1,000,930
Forward contracts	159,856	159,856
	1,161,241	1,160,786
Commitments and Contingencies (Note 18)
Minority Interest	46,442	40,052
Common Shareholders’ Equity
Common Shares, par value $1 per share; authorized 140,000,000 shares;
issued 55,045,684 shares	55,046	55,046
Series A Common Shares, par value $1 per share; authorized 50,000,000 shares;
issued and outstanding 33,005,877 shares	33,006	33,006
Additional paid-in capital	1,286,964	1,305,249
Treasury Shares, at cost, 962,863 and 1,716,658 shares, respectively	(47,088)	(99,627)
Accumulated other comprehensive income	24,944	32,803
Retained earnings	1,397,868	1,263,120
	2,750,740	2,589,597
Total Liabilities and Shareholders’ Equity	$5,434,028	$5,180,035

The accompanying notes to consolidated financial statements are an integral part of these statements.

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS’ EQUITY
(Dollars in thousands)

						Accumulated
		Series A	Additional			Other
	Common	Common	Paid-In	Treasury	Comprehensive	Comprehensive	Retained
	Shares	Shares	Capital	Shares	Income	(Loss) Income	Earnings
Balance, December 31, 2002	$55,046	$33,006	$1,307,185	$(117,262)		$10,690	$1,120,132
Add (Deduct)
Employee benefit plans	—	—	1,778	2,106		—	—
Net income	—	—	—	—	$33,472	—	33,472
Other comprehensive income:
Net unrealized gain (loss) on:
Derivative instrument	—	—	—	—	(29,763)	(29,763)	—
Marketable equity securities	—	—	—	—	47,105	47,105	—
Comprehensive income	—	—	—	—	$50,814	—	—
Balance, December 31, 2003	55,046	33,006	1,308,963	(115,156)		28,032	1,153,604
Add (Deduct)
Employee benefit plans	—	—	(6,592)	19,437		—	—
Capital contribution	—	—	2,878	—		—	—
Net income	—	—	—	—	$109,516	—	109,516
Other comprehensive income:
Net unrealized gain (loss) on:
Derivative instrument	—	—	—	—	(9,495)	(9,495)	—
Marketable equity securities	—	—	—	—	14,266	14,266	—
Comprehensive income	—	—	—	—	$114,287	—	—
Repurchase of common shares	—	—	—	(3,908)		—	—
Balance, December 31, 2004	55,046	33,006	1,305,249	(99,627)		32,803	1,263,120
Add (Deduct)
Employee benefit plans	—	—	(18,285)	52,539		—	—
Net income	—	—	—	—	$134,748	—	134,748
Other comprehensive income:
Net unrealized gain (loss) on:
Derivative instrument	—	—	—	—	28,427	28,427	—
Marketable equity securities	—	—	—	—	(36,286)	(36,286)	—
Comprehensive income	—	—	—	—	$126,889	—	—
Balance, December 31, 2005	$55,046	$33,006	$1,286,964	$(47,088)		$24,944	$1,397,868

The accompanying notes to consolidated financial statements are an integral part of these statements.

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United States Cellular Corporation (“U.S. Cellular”), a Delaware Corporation, is an 81.3%-owned subsidiary of Telephone and Data Systems, Inc. (“TDS”).

Nature of Operations

U.S. Cellular owns, operates and invests in wireless systems throughout the United States. U.S. Cellular owned, or had the right to acquire pursuant to certain agreements, interests in 241 wireless markets as of December 31, 2005. U.S. Cellular served 5.5 million customers and had 189 majority-owned (“consolidated”) markets in 26 states, representing a total population of approximately 45.2 million, as of December 31, 2005. U.S. Cellular operates as one reportable segment.

Restatement

On April 26, 2006, U.S. Cellular filed Form 10-K/A for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2004, including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. Also, on April 26, 2006, U.S. Cellular filed its Forms 10-Q/A for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therewith. All financial statements and other financial information included herein for the years 2004, 2003, 2002 and 2001, including quarterly information for 2004 and 2003, and for the quarterly periods ended March 31, 2005 and June 30, 2005 are presented as restated.

Principles of Consolidation

The accounting policies of U.S. Cellular conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of U.S. Cellular, its majority-owned subsidiaries since acquisition, general partnerships in which U.S. Cellular has a majority partnership interest and any entity in which U.S. Cellular has a variable interest that requires U.S. Cellular to recognize a majority of the entity’s expected gains or losses, or both. All material intercompany accounts and transactions have been eliminated.

Business Combinations

U.S. Cellular uses the purchase method of accounting for business combinations and therefore includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions. All costs relating to unsuccessful negotiations for acquisitions are charged to expense when the acquisition is no longer considered probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates are included in goodwill and indefinite—lived intangible assets, asset retirement obligations, depreciation and income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Outstanding checks totaled $14.1 million and $19.3 million at December 31, 2005 and 2004, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for equipment sales, by other wireless carriers whose customers have used U.S. Cellular’s wireless systems and by unaffiliated third-party partnerships or corporations pursuant to equity distribution declarations.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in the existing accounts receivable. The allowance is based on historical experience and other factors that could affect collectibility. Accounts receivable balances are reviewed on either an aggregate or individual basis for collectibility depending on the type of receivable. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. U.S. Cellular does not have any off-balance sheet credit exposure related to its customers.

The changes in the allowance for doubtful accounts during the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
	(Dollars in thousands)
Beginning Balance	$10,820	$12,514	$17,704
Additions, net of recoveries	37,857	47,546	57,533
Deductions	(37,267)	(49,240)	(62,723)
Ending Balance	$11,410	$10,820	$12,514

Inventory

Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

Marketable Equity Securities

Marketable equity securities are classified as available-for-sale, and are stated at fair market value. Net unrealized holding gains and losses are included in Accumulated other comprehensive income, net of tax. Realized gains and losses are determined on the basis of specific identification.

The market values of marketable equity securities may fall below the accounting cost basis of such securities. If management determines the decline in value to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a non-operating loss in the Consolidated Statements of Operations.

Factors that management considers in determining whether a decrease in the market value of its marketable equity securities is an other than temporary decline include: whether there has been a significant change in the financial condition, operational structure or near-term prospects of the issuer of the security; how long and how much the market value of the security has been below its accounting cost basis; and whether U.S. Cellular has the intent and ability to retain its investment in the issuer’s securities to allow the market value to return to the accounting cost basis.

U.S. Cellular utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of its Vodafone Group Plc (“Vodafone”) marketable equity securities, which represent over 97% of the total value of its marketable equity securities portfolio. At December 31, 2005 and 2004, U.S. Cellular had variable prepaid forward contracts (“forward contracts”) maturing in 2007 in place with respect to all of its Vodafone marketable equity securities, hedging the market price risk with respect to these securities. The downside market risk is hedged at or above the accounting cost basis of the securities, thereby eliminating the risk of an other-than-temporary loss.

Derivative Instruments

U.S. Cellular utilizes derivative financial instruments to reduce marketable equity security market value risk. U.S. Cellular does not hold or issue derivative financial instruments for trading purposes. U.S. Cellular recognizes all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Consolidated Statements of Operations or classified as Accumulated other comprehensive income, net of tax, in the Consolidated Balance Sheets depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses.

U.S. Cellular accounts for wireless licenses in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  In accordance with SFAS 142, U.S. Cellular has determined that such wireless licenses have indefinite lives and, therefore, that the costs of the licenses are not subject to amortization.

U.S. Cellular has determined that licenses are intangible assets with indefinite useful lives, based on the following factors:

•        Radio spectrum is not a depleting asset.

•        The ability to use radio spectrum is not limited to any one technology.

•        U.S. Cellular and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•        U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years. To date, all of U.S. Cellular’s license renewal applications, filed for unique licenses in every year from 1994 to the present, have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged, either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. U.S. Cellular believes that it could demonstrate its entitlement to a renewal expectancy in any of its markets in the unlikely event any of its license renewal applications were challenged and therefore believes that it is probable that its future license renewal applications will be granted.

In accordance with SFAS 142, U.S. Cellular reviews its intangible assets for impairment at least annually.

Goodwill

U.S. Cellular has goodwill as a result of its acquisitions of licenses and wireless markets. Such goodwill represents the excess of the total purchase price of acquisitions over the fair values of acquired assets, including licenses and other identifiable intangible assets and liabilities assumed.

Impairment of Intangible Assets

Licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. U.S. Cellular performs the annual impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that upon review at a later date material impairment charges will not be required.

The intangible asset impairment test consists of comparing the fair value of the intangible asset to the carrying amount of the intangible asset. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. The goodwill impairment test is a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for that difference.

The fair value of an intangible asset and reporting unit goodwill is the amount at which that asset or reporting unit could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenue, or a similar performance measure. The use of these techniques involve assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of 2005 goodwill impairment testing, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represented five geographic groupings of FCC licenses, constituting five geographic service areas. U.S. Cellular combines its FCC licenses into five units of accounting for purposes of testing the licenses for impairment pursuant to FASB Emerging Issues Task Force (“EITF”) Issue 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS 142, using the same geographic groupings as its reporting units. Prior to the divestitures of markets in late 2004, there were six reporting units for purposes of testing goodwill and FCC licenses for impairment.

U.S. Cellular prepared valuations of each of the reporting units for purposes of goodwill impairment testing. A discounted cash flow approach was used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures, and selection of terminal value multiples.

U.S. Cellular also prepared valuations of similar groupings of FCC licenses (units of accounting pursuant to EITF 02-7) using an excess earnings methodology, through the use of a discounted cash flow approach. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consists of investments in which U.S. Cellular holds a non-controlling ownership interest of less than 50%. U.S. Cellular follows the equity method of accounting for such investments in which it’s ownership interest equals or exceeds 20% for corporations and is greater than 3% to 5% for partnerships and limited liability companies. The cost method of accounting is followed for such investments in which U.S. Cellular’s ownership interest is less than 20% for corporations and is less than 3% to 5% for partnerships and limited liability companies and for investments for which U.S. Cellular does not have the ability to exercise significant influence.

For its investment in the Los Angeles SMSA Limited Partnership and other entities for which financial information is readily available, U.S. Cellular records investment income in the appropriate period based on the investees’ actual net income (loss) reported for such periods. For certain of its investments in which financial information is not readily available, U.S. Cellular records investment income on a one quarter lag.

Property, Plant and Equipment

U.S. Cellular’s property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes, payroll-related expenses and estimated costs to remove the assets.

Renewals and betterments of units of property are recorded as additions to plant in service. The original cost of depreciable property retired (along with the related accumulated depreciation) is removed from plant in service and, together with removal cost less any salvage realized, is charged to depreciation expense. Repairs and renewals of minor units of property are charged to system operations expense.

Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”) and amortized over a three to seven-year period, starting when each new system is placed in service.

Depreciation

Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” (“SFAS 13”) as amended.

Asset Impairment

U.S. Cellular reviews long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The tangible asset impairment test is a two-step process. The first step compares the carrying value of the assets with the estimated undiscounted cash flows over the remaining asset life. If the carrying value of the assets is greater than the undiscounted cash flows, the second step of the test is performed to measure the amount of impairment loss. The second step compares the estimated fair value of the assets to the carrying value of the assets. An impairment loss is recognized for the difference between the fair value of the assets (less cost to sell) and the carrying value of the assets.

The fair value of a tangible asset is the amount at which that asset could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique with which to estimate the fair value of the long-lived asset. The use of this technique involves assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

Deferred Charges

Other deferred charges primarily represent legal and other charges incurred relating to the preparation of the agreements related to U.S. Cellular’s various borrowing instruments, and are amortized over the respective financing periods of each instrument. The amounts for Deferred Charges included in the Consolidated Balance Sheets at December 31, 2005 and 2004 are shown net of accumulated amortization of $1.4 million and $1.5 million, respectively.

Assets and Liabilities of Operations Held for Sale

U.S. Cellular accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). When long-lived assets meet the held for sale criteria set forth in SFAS 144, the Consolidated Balance Sheets reflects the assets and liabilities of the properties to be disposed of as assets and liabilities of operations held for sale. The assets and liabilities of operations held for sale are presented separately in the asset and liability sections of the Consolidated Balance Sheets. The revenues and expenses of the properties to be disposed of are included in continuing operations until the transaction is completed.

Asset Retirement Obligation

U.S. Cellular accounts for its asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (“SFAS 143”) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, U.S. Cellular records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any difference between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statements of Operations as a gain or loss.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations generally include obligations to remediate leased land on which U.S. Cellular’s cell sites and switching offices are located. U.S. Cellular is also generally required to return leased retail store premises and office space to their pre-existing conditions.

The change in Asset retirement obligation during 2005 and 2004 was as follows:

	2005	2004
	(Dollars in thousands)
Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

Revenue Recognition

Revenues from wireless operations primarily consist of:

•       Charges for access, airtime, roaming and value added services provided for U.S. Cellular’s retail customers and to end users through third-party resellers.

•       Charges to carriers whose customers use U.S. Cellular’s systems when roaming.

•       Charges for long-distance calls made on U.S. Cellular’s systems.

•       Amounts received from the universal service fund in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier.

•       Equipment and accessory sales.

Revenues are recognized as services are rendered. Revenues billed in advance or in arrears of the service being provided are estimated and deferred or accrued, as appropriate.

Equipment sales represent a separate earnings process. Revenues from equipment and accessory sales are recognized upon delivery to the customer. In order to provide better control over handset quality, U.S. Cellular sells handsets to agents. In most cases, the agents receive rebates from U.S. Cellular at the time the agents sign up new customers for U.S. Cellular service or retain current U.S. Cellular customers.

U.S. Cellular accounts for the sale of equipment to agents in accordance with EITF Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-09”). This standard requires that equipment sales revenues be reduced by the anticipated rebates to be paid to the agents at the time the agent purchases the handsets rather than at the time the agent signs up a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to customers related to handset purchases; in accordance with EITF 01-09, the equipment sales revenue from a handset sale which includes such a rebate is recorded net of the rebate anticipated to be applied to the handset sale.

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a handset to the end user, are deferred and recognized over the average customer service period. U.S. Cellular defers expense recognition of a portion of commission expenses related to customer activation in the amount of deferred activation fee revenues. This method of accounting for such costs provides for matching of revenue from customer activations to direct incremental costs associated with such activations within each reporting period.

Under EITF Issue 00-21, “Accounting for Multiple Element Arrangements,” activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

Cumulative Effect of Accounting Changes

Effective January 1, 2003, U.S. Cellular adopted SFAS 143 and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $14.3 million, net of income taxes of $9.7 million and minority interest of $0.5 million, or $0.17 per diluted share.

Advertising Costs

U.S. Cellular expenses advertising costs as incurred. Advertising costs totaled $188.8 million, $161.2 million and $129.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Income Taxes

U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group. TDS and U.S. Cellular are parties to a Tax Allocation Agreement. The Tax Allocation Agreement provides that U.S. Cellular and its subsidiaries be included with the TDS affiliated group in a consolidated federal income tax return and in state income or franchise tax returns in certain situations. U.S. Cellular and its subsidiaries calculate their income, income taxes and credits as if they comprised a separate affiliated group. Under the Tax Allocation Agreement, U.S. Cellular remits its applicable income tax payments to TDS. U.S. Cellular had a tax receivable balance with TDS of $0.8 million and $1.3 million as of December 31, 2005 and 2004, respectively.

Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Both deferred tax assets and liabilities are measured using tax rates anticipated to be in effect when the temporary differences reverse. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation

U.S. Cellular accounts for stock options and employee stock purchase plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) using the intrinsic value method.

No compensation expense was recognized for the stock option and employee stock purchase plans in 2005, 2004 or 2003. Had compensation expense for all plans been determined consistent with SFAS 123, U.S. Cellular’s net income (loss) and earnings per share would have been reduced to the following pro forma amounts:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Net Income (Loss):
As Reported	$134,748	$109,516	$33,472
Pro Forma Expense	(12,341)	(11,494)	(8,391)
Pro Forma	122,407	98,022	25,081
Basic Earnings Per Share:
As Reported	1.55	1.27	0.39
Pro Forma Expense	(0.14)	(0.13)	(0.10)
Pro Forma	1.41	1.14	0.29
Diluted Earnings Per Share:
As Reported	1.54	1.26	0.39
Pro Forma Expense	(0.14)	(0.13)	(0.10)
Pro Forma	$1.40	$1.13	$0.29

Certain employees were eligible for retirement at the time that compensatory stock options were granted. Under the terms of the U.S. Cellular option plans, options granted to these individuals will fully vest upon their retirement. U.S. cellular uses the “nominal vesting method” to recognize the pro forma expense of these options. This method does not take into account the effect of early vesting due to the retirements of eligible employees.

Upon adoption of SFAS 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), U.S. Cellular will use the “non-substantive vesting method.” This method immediately recognizes the entire expense of options granted to retirement-eligible employees. U.S. Cellular believes that if the non-substantive vesting method had been applied to prior periods, the effect on the previously disclosed pro forma expense would be insignificant.

U.S. Cellular has granted key employees restricted stock units that fully vest after three years. Compensation expense associated with such restricted stock units is measured at the fair market value of the stock at the date of grant and is recognized on a straight-line basis over the vesting period.

Pension Plan

U.S. Cellular participates in a qualified noncontributory defined contribution pension plan sponsored by TDS. It provides pension benefits for the employees of U.S. Cellular and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. Pension costs were $6.9 million, $5.5 million and $6.1 million in 2005, 2004 and 2003, respectively.

Operating Leases

U.S. Cellular is a party to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. U.S. Cellular accounts for certain operating leases that contain fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term in accordance with SFAS 13, as amended and related pronouncements.

Recent Accounting Pronouncements

SFAS 123R, “Share-Based Payment,” was issued in December 2004. In April 2005, the Securities and Exchange Commission (“SEC”) postponed the effective date of SFAS 123R until the issuer’s first fiscal year beginning after June 15, 2005. As a result, U.S. Cellular will be required to adopt SFAS 123R in the first quarter of 2006. The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow. This requirement may reduce net cash flows from operating activities and increase net cash flows from financing activities in periods after adoption. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies.

Upon adoption of the standard on January 1, 2006, U.S. Cellular will follow the modified prospective transition method and expects to value its share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, U.S. Cellular will recognize compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results will not be restated.

SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces APB Opinion No. 20 “Accounting Changes” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28” was issued in May 2005. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so. SFAS 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 replaces APB 20, which requires that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Unless adopted early, SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, U.S. Cellular will be required to apply the provisions of SFAS 154 to accounting changes and error corrections occurring after January 1, 2006.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was issued in June 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. U.S. Cellular is currently reviewing the requirements of FIN 48 and has not yet determined the impact, if any, on its financial position or results of operations.

NOTE 2   INCOME TAXES

Income tax expense (benefit) charged to Income Before Cumulative Effect of Accounting Change is summarized as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Current
Federal	$18,695	$26	$2,765
State	5,694	9,452	15,600
Deferred
Federal	61,655	55,045	25,910
State	2,360	10,155	(8,406)
Total income tax expense	$88,404	$74,678	$35,869

A reconciliation of U.S. Cellular’s income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to U.S. Cellular’s effective income tax expense rate is as follows:

Year Ended December 31,	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in millions)
Statutory federal income tax expense	$82.0	35.0%	$68.2	35.0%	$33.2	35.0%
State income taxes, net of federal benefit	7.6	3.2	10.8	5.6	1.7	1.8
Effects of minority share of income excluded from consolidated federal income tax return	(3.3)	(1.4)	(0.9)	(0.6)	(4.7)	(5.0)
Effects of gains (losses) on investments, sales of assets and impairment of assets	0.7	0.3	2.8	1.4	2.2	2.3
Resolution of prior period tax issues	0.9	0.4	(8.4)	(4.3)	1.8	1.9
Research tax credits	—	—	(0.5)	(0.2)	—	—
Deferred tax rate change (1)	—	—	(0.2)	(0.1)	—	—
Other	0.5	0.2	2.9	1.5	1.7	1.8
Effective income tax expense	$88.4	37.7%	$74.7	38.3%	$35.9	37.8%

(1)             Represents a reassessment of the rate at which U.S. Cellular provided for deferred taxes.

Net income for each of the three years ended December 31, 2005, includes gains and losses (reported in the captions Gain (loss) on investments, (Gain) loss on sales of assets and Loss on impairment of intangible assets in the Consolidated Statements of Operations) that significantly affected Income Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change. The effective income tax rate excluding such gains and losses was 37.4%, 33.3% and 38.9% for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2004, the Internal Revenue Service (“IRS”) substantially completed its audit of U.S. Cellular’s federal income tax returns (through its parent company, TDS) for the tax years 1997 through 2001 and claims for research tax credits for the years 1995 through 2001. Primarily based on the preliminary results of the audit, U.S. Cellular decreased its accrual for audit contingencies by $8.4 million (4.3%) in 2004.

Income tax expense (benefit) charged to net income (loss) is summarized as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Current
Federal	$18,695	$26	$2,765
State	5,694	9,452	15,600
Deferred
Federal	61,655	55,045	17,935
State	2,360	10,155	(10,101)
Total income tax expense	$88,404	$74,678	$26,199

Included in income tax expense charged to net income (loss) were deferred income tax benefits on cumulative effect of accounting change of $9.7 million in 2003.

U.S. Cellular’s current net deferred tax assets totaled $8.2 million at December 31, 2005 and $73.2 million at December 31, 2004. The 2005 net current deferred tax asset primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables. In 2004, the net current deferred tax asset primarily represented the deferred tax effects of federal net operating loss (“NOL”) carryforwards expected to be utilized in 2005, and the allowance for doubtful accounts on customer receivables.

U.S. Cellular’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them are as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforward	$30,381	$23,896
Derivative instruments	9,475	26,026
Other	1,893	382
	41,749	50,304
Less valuation allowance	(16,858)	(12,347)
Total Deferred Tax Asset	24,891	37,957
Deferred Tax Liability
Property, plant and equipment	288,439	322,799
Licenses	274,404	240,401
Marketable equity securities	62,112	85,592
Partnership investments	60,603	59,415
Total Deferred Tax Liability	685,558	708,207
Net Deferred Income Tax Liability	$660,667	$670,250

At December 31, 2005, U.S. Cellular and certain subsidiaries had $558 million of state NOL carryforwards (generating a $25.8 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses. The state NOL carryforwards expire between 2006 and 2025 Certain subsidiaries which are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.6 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2006 and 2025. A valuation allowance was established for certain state NOL carryforwards, and the federal NOL carryforwards, since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

U.S. Cellular is routinely subject to examination of its income tax returns by the IRS as a member of the TDS consolidated group and other tax authorities. U.S. Cellular periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. Management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of U.S. Cellular’s income tax expense.

In June of 2006, the Internal Revenue Service commenced its audit of the 2002—2004 consolidated federal tax returns of TDS and subsidiaries. U.S. Cellular is included in the TDS consolidated federal tax return. The audit is in its preliminary stages.

NOTE 3   EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using net income and weighted average common shares adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options and conversion of debentures.

The amounts used in computing Earnings per Common and Series A Common Share and the effect of potentially dilutive securities on the weighted average number of Common and Series A Common Shares is as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars and shares in thousands)
Basic and Diluted Earnings per Share Income before cumulative effect of accounting change	$134,748	$109,516	$47,818
Cumulative effect of accounting change	—	—	(14,346)
Net income	$134,748	$109,516	$33,472

Weighted average number of shares used in basic earnings per share	86,775	86,244	86,136
Effect of Dilutive Securities:
Stock options (1)	689	492	466
Conversion of convertible debentures (2)	—	—	—
Weighted average number of shares used in diluted earnings per share	87,464	86,736	86,602
Basic Earnings per Share
Income before cumulative effect of accounting change	$1.55	$1.27	$0.56
Cumulative effect of accounting change	—	—	(0.17)
Net income	$1.55	$1.27	$0.39
Income (loss) before cumulative effect of accounting change	$1.54	$1.26	$0.56
Cumulative effect of accounting change	—	—	(0.17)
Net income	$1.54	$1.26	$0.39

(1)             Stock options convertible into 171,117 Common Shares in 2005, 910,477 Common Shares in 2004, and 1,322,132 Common Shares in 2003 were not included in computing diluted earnings per share because their effects were anti-dilutive.

(2)             Debentures convertible into 2,944,347 Common Shares in 2003 were not included in computing diluted earnings per share because their effects were anti-dilutive. All outstanding debentures were redeemed on July 26, 2004.

NOTE 4   LICENSES AND GOODWILL

Changes in U.S. Cellular’s licenses and goodwill are primarily the result of acquisitions, divestitures and impairments of its licenses and wireless markets. See Note 10—Acquisitions, Divestitures and Exchanges for information regarding purchase and sale transactions which affected licenses and goodwill.

In conjunction with its SFAS 142 impairment review in 2004, U.S. Cellular recorded an impairment loss of $1.8 million on the Daytona Beach, Florida license, which was sold in December 2004. See Note 1—Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the license impairment testing.

A schedule of license activity follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Balance, beginning of year	$1,228,801	$1,231,363
Acquisitions	155,407	5,629
Divestitures	(21,945)	(8,426)
Impairment loss	—	(1,830)
Other	—	2,065
Balance, end of year	$1,362,263	$1,228,801

A schedule of goodwill activity follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Balance, beginning of year	$445,212	$449,550
Additions	31,119	4,225
Divestitures	(2,967)	(8,257)
Other	(1,747)	(306)
Balance, end of year	$471,617	$445,212

NOTE 5   CUSTOMER LISTS

Customer lists, which are intangible assets resulting from  acquisitions of wireless markets, are amortized based on average customer retention periods using the declining balance method. The acquisition of certain consolidated and minority interests in 2005 and 2004 added $32.7 million and $12.9 million, respectively, to the gross balance of customer lists. Amortization expense was $8.3 million, $12.4 million and $15.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense related to customer list assets recorded as of December 31, 2005 and for the years 2006 through 2010 is expected to be $11.8 million, $8.6 million, $6.5 million, $4.9 million and $3.3 million, respectively.

NOTE 6   MARKETABLE EQUITY SECURITIES

Information regarding U.S. Cellular’s marketable equity securities is summarized as follows:

December 31,	2005	2004
	(Dollars in thousands)
Vodafone Group Plc 10,245,370 American Depositary Receipts	$219,968	$280,518
Rural Cellular Corporation 370,882 Common Shares	5,419	2,311
Aggregate fair value	225,387	282,829
Accounting cost, as adjusted	160,161	160,161
Gross unrealized holding gains	65,226	122,668
Deferred tax liability	(23,939)	(45,095)
Net unrealized holding gains	41,287	77,573
Derivatives net of tax	(16,343)	(44,770)
Accumulated other comprehensive income	$24,944	$32,803

U.S. Cellular and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile movements in share prices. U.S. Cellular and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets.

The investment in Vodafone resulted from certain dispositions of non-strategic wireless investments to or settlements with AirTouch Communications, Inc. (“AirTouch”), in exchange for stock of AirTouch, which was then acquired by Vodafone, whereby U.S. Cellular received American Depositary Receipts representing Vodafone stock. The investment in Rural Cellular Corporation (“Rural Cellular”) is the result of a consolidation of several wireless partnerships in which U.S. Cellular subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests.

The market values of the marketable equity securities may fall below the accounting cost basis of such securities. If U.S. Cellular determines the decline in value of the marketable equity securities to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a loss in the Consolidated Statements of Operations.

U.S. Cellular and its subsidiaries have entered into a number of forward contracts related to over 97% of the market value of the marketable equity securities that they hold. The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities while retaining a share of gains from increases in the market prices of such securities. The downside risk is hedged at or above the accounting cost basis of the securities, thereby eliminating the risk of an other-than-temporary loss on these contracted securities.

NOTE 7   INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless entities in which U.S. Cellular holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2005	2004
	(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$21,045	$14,944
Goodwill	6,319	11,154
Cumulative share of income	441,202	373,809
Cumulative share of distributions	(299,479)	(245,764)
	169,087	154,143
Cost method investments	1,250	1,376
Total investments in unconsolidated entities	$170,337	$155,519

Investment income totaled $68.4 million, $63.8 million and $51.1 million in 2005, 2004 and 2003, respectively. Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2005, $164.0 million represented the investment in underlying equity and $6.3 million represented goodwill. At December 31, 2004, $144.3 million represented the investment in underlying equity and $11.2 million represented goodwill.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $5.4 million, to its estimated fair value. This charge was included in Gain (loss) on investments on the Consolidated Statements of Operations.

In 2004, two consolidated wireless markets were sold to ALLTEL along with other minority interests. In the transaction, U.S. Cellular sold five minority interests that had been included in Investment in unconsolidated entities. The transaction reduced Investment in unconsolidated entities by $20.9 million, representing goodwill of $5.1 million and the investment in underlying equity of $15.8 million.

See Note 10 for additional information related to this transaction.

U.S. Cellular’s investment in the Los Angeles SMSA Limited Partnership meets certain “significance” tests pursuant to Rule 3-09 of SEC Regulation S-X, contributing $52.2 million, $41.8 million and $29.9 million in investment income in 2005, 2004 and 2003, respectively. U.S. Cellular’s significant investments in unconsolidated entities consist of the following:

	Percentage Ownership
December 31,	2005	2004
Los Angeles SMSA Limited Partnership	5.5%	5.5%
Midwest Wireless Communications, L.L.C.(1)	14.2%	14.2%
North Carolina RSA 1 Partnership	50.0%	50.0%
Oklahoma City SMSA Limited Partnership	14.6%	14.6%

(1)             In addition, U.S. Cellular owns a 49% interest in an entity which owns approximately 2.9% of Midwest Wireless Holdings, L.L.C., the parent company of Midwest Wireless Communications, L.L.C.

Based primarily on data furnished to U.S. Cellular by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations of U.S. Cellular’s equity method investments:

December 31,	2005	2004
	(Dollars in thousands)
Assets
Current	$364,000	$280,000
Due from affiliates	447,000	440,000
Property and other	1,879,000	1,671,000
	$2,690,000	$2,391,000
Liabilities and Equity
Current liabilities	$232,000	$209,000
Deferred credits	103,000	76,000
Long-term debt	10,000	13,000
Long-term capital lease obligations	39,000	23,000
Partners’ capital and shareholders’ equity	2,306,000	2,070,000
	$2,690,000	$2,391,000

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Results of Operations
Revenues	$3,449,000	$3,071,000	$2,521,000
Operating expenses	2,413,000	2,178,000	1,845,000
Operating income	1,036,000	893,000	676,000
Other income, net	24,000	39,000	14,000
Net income	$1,060,000	$932,000	$690,000

NOTE 8   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment in service and under construction, net of accumulated depreciation, consists of:

December 31,	2005	2004
	(Dollars in thousands)
Cell site-related equipment	$2,174,969	$1,977,896
Land, buildings and leasehold improvements	873,304	782,676
Switching-related equipment	694,916	617,650
Office furniture and equipment	361,647	253,813
Other operating equipment	229,176	154,045
System Development	226,864	220,471
Work in process	92,416	126,920
	4,653,292	4,133,471
Accumulated depreciation	(2,076,528)	(1,692,751)
	$2,576,764	$2,440,720

Useful lives of property, plant and equipment generally range from six to twenty-five years for cell site-related equipment; twenty years for buildings; three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, for leasehold improvements; one to eight years for switching-related equipment; three to five years for office furniture and equipment; three to seven years for system development costs; and five to twenty-five years for other operating equipment.

Depreciation expense totaled $465.4 million, $450.3 million and $374.9 million in 2005, 2004 and 2003, respectively. Amortization expense on system development costs totaled $29.4 million, $30.3 million and $34.0 million in 2005, 2004 and 2003, respectively.

In 2005 and 2004, certain Time Division Multiple Access (“TDMA”) digital radio equipment was taken out of service and written down by $2.7 million and $17.2 million, respectively, increasing depreciation expense accordingly. These writedowns were necessary to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

In 2004, in preparation for the implementation of a fixed asset management and tracking system, including a bar code asset identification feature, U.S. Cellular conducted a physical inventory of its cell site fixed assets. As a result of the physical inventory and related reconciliation, U.S. Cellular charged $1.0 million and $11.9 million to depreciation expense in 2005 and 2004, respectively, for the write-off of certain assets.

During 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced to seven years from eight years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $14.9 million in 2004. The changes in useful lives reduced net income by $9.0 million, or $0.10 per share in 2004.

NOTE 9   SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid (refunds received):

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Interest paid	$83,558	$83,656	$51,954
Income taxes paid (refunds received)	$57,691	$(28,955)	$(29,621)
Net assets acquired in exchange of business assets	$106,757	—	$181,608

NOTE 10   ACQUISITIONS, DIVESTITURES AND EXCHANGES

U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of maximizing its return on investment. As part of this strategy, U.S. Cellular reviews attractive opportunities to acquire additional operating markets and wireless spectrum. In addition, U.S. Cellular may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

2005 Activity

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

The following table summarizes the fair values of the assets acquired and liabilities assumed and the net carrying value of the assets and liabilities transferred to ALLTEL in the exchange.

December 19, 2005
(Dollars in thousands)
Assets and (liabilities) acquired:
Current assets	$11,973
Licenses	21,550
Customer list	31,490
Goodwill	30,825
Property, plant and equipment	79,059
Current liabilities	(1,992)
Other liabilities	(5,461)
Net assets acquired	$167,444

December 19, 2005
Assets and (liabilities) delivered:
Cash	$60,687
Current assets, excluding cash	5,544
Licenses, net	21,945
Goodwill	2,967
Property, plant and equipment, net	35,428
Other assets	2,193
Current liabilities	(3,788)
Other liabilities	(2,192)
Net assets delivered	$122,784
Gain on exchange transaction	$44,660

U.S. Cellular is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58 which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all bidding credits to which Carroll Wireless was entitled as a designated entity. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Accordingly, in 2006, Carroll Wireless received a full refund of the $228,000 previously paid to the FCC with respect to the Walla Walla license.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2005, U.S. Cellular has made capital contributions and advances to Carroll Wireless and/or its general partner of $129.9 million to fund the amount paid to the FCC; this amount is included in Licenses in the Consolidated Balance Sheets as of December 31, 2005. U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of up to $1.4 million of which $0.1 million was provided to Carroll Wireless through December 31, 2005.

In the first quarter of 2005, U.S. Cellular adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.6 million to $38.6 million.

In addition, in 2005, U.S. Cellular purchased one new wireless market and certain minority interests in other wireless markets in which it already owned a controlling interest for $6.9 million in cash. As a result of these acquisitions, U.S. Cellular’s Licenses, Goodwill and Customer lists were increased by $3.9 million, $0.3 million and $1.2 million, respectively.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $133.5 million, Goodwill by $28.2 million and Customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach, Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004 and $3.5 million in 2003 included in Gain (loss) on investments in the Consolidated Statement of Operations. Also included in Gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, U.S. Cellular completed the sale to ALLTEL of certain wireless properties. U.S. Cellular sold two consolidated markets and five minority interests to ALLTEL for $80.2 million in cash, including repayment of debt and working capital that was subject to adjustment. U.S. Cellular recorded a gain of $38.0 million related to the ALLTEL transaction, representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets  of $10.1 million, was recorded in (Gain) loss on sales of assets in the

Consolidated Statements of Operations. The remaining portion of the gains of $27.9 million was recorded in Gain (loss) on investments on the Consolidated Statements of Operations. U.S. Cellular included the results of operations of the markets sold to ALLTEL in the Consolidated Statements of Operations through November 30, 2004.

The following table summarizes the recorded value of the assets and liabilities sold to ALLTEL.

November 30, 2004
(Dollars in thousands)
Assets and (liabilities) sold:
Current assets	$2,364
Property, plant and equipment	10,029
Licenses	258
Goodwill	8,257
Investment in unconsolidated entities	20,927
Current liabilities	(1,400)
Other liabilities, net	(1,394)
Minority interest	3,192
Net assets sold	$42,233
Gain recorded on sale	38,014
Cash received	$80,247

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations, representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as Assets and Liabilities of Operations Held for Sale in accordance with SFAS 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Consolidated Statements of Operations through February 17, 2004.

The following table summarizes the recorded value of the southern Texas assets and liabilities sold to AT&T Wireless.

February 18, 2004
(Dollars in thousands)
Assets and (liabilities) sold:
Current assets	$4,342
Property, plant and equipment	46,592
Licenses	63,237
Goodwill	7,565
Current liabilities	(2,455)
Other liabilities, net	(1,483)
Net assets sold	$117,798
(Loss) recorded on sale	$(21,275)
Cash received	$96,523

In addition, in 2004, U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash and $2.0 million to be paid in 2005. These acquisitions increased Licenses by $5.6 million, Goodwill by $4.2 million and Customer lists by $12.9 million.

In aggregate, the 2004 acquisitions, divestitures and exchanges decreased Licenses by $2.8 million, Goodwill by $4.0 million and increased Customer lists by $12.9 million.

2003 Activity

During 2003, U.S. Cellular completed an exchange with AT&T Wireless along with the acquisition of two minority interests.

On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular also received approximately $34.0 million in cash and minority interests in six markets in which it currently owns a controlling interest. Also on the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. The assignment and development of certain licenses has been deferred by U.S. Cellular for a period of up to five years from the closing date, in accordance with the agreement. U.S. Cellular will take possession of the licenses in staggered closings over that five-year period to comply with the service requirements of the FCC. The acquisition of the licenses in the exchange was accounted for as a purchase by U.S. Cellular and the transfer of the properties by U.S. Cellular to AT&T Wireless was accounted for as a sale. U.S. Cellular capitalized $2.8 million of costs associated with the AT&T Wireless transaction.

The 15 licenses that have been transferred to U.S. Cellular as of December 31, 2003, with a recorded value of $136.6 million, along with the 21 licenses that have not yet been assigned to U.S. Cellular, with a recorded value of $42.0 million, are included in Licenses on the Consolidated Balance Sheet. U.S. Cellular has included the results of operations in the Florida and Georgia markets in the Consolidated Statements of Operations until the date of transfer, August 1, 2003.

Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $70.0 million of goodwill related to the properties transferred to AT&T Wireless to Assets of Operations Held for Sale in accordance with SFAS 142. A loss of $23.9 million was recorded as a (Gain) loss on sales of assets (included in Operating Expenses), representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction.

The following table summarizes the estimated fair values of the AT&T Wireless licenses received and the recorded value of the Florida and Georgia assets and liabilities transferred to AT&T Wireless.

August 1, 2003
(Dollars in thousands)
Assets and minority interests acquired:
Cash	$33,953
Licenses	178,608
Minority interests	3,000
Total assets and minority interests acquired	$215,561
Assets and (liabilities) delivered:
Current assets	$12,785
Licenses, net	76,905
Goodwill	69,961
Property, plant and equipment, net	88,314
Other assets, net	717
Current liabilities	(9,213)
Net assets delivered	$239,469
(Loss) on exchange transaction	$(23,908)

In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held wireless licenses for $2.3 million.

In aggregate, the 2003 acquisitions, divestitures and exchanges increased Licenses by $101.7 million and reduced Goodwill by $62.4 million.

Pro Forma Operations

Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2004 to December 31, 2005, had taken place on January 1, 2004; and the acquisitions during the period January 1, 2003 to December 31, 2003 had taken place on January 1, 2003, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2005	2004	2003
	(Unaudited, dollars in thousands, except per share amounts)
Service revenues	$2,812,063	$2,581,571	$2,351,609
Equipment sales revenues	203,089	189,172	157,184
Interest expense (including cost to finance acquisitions)	84,924	86,427	64,607
Income (loss) before cumulative effect of accounting change	124,704	92,463	43,056
Net income (loss)	124,704	92,463	28,711
Earnings per share—basic	1.44	1.07	0.33
Earnings per share—diluted	$1.43	$1.07	$0.33

NOTE 11 GAIN (LOSS) ON INVESTMENTS

The following table summarizes the components of Gain (loss) on investments included in Investment and Other Income (Expense) in the Consolidated Statements of Operations.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Gain on sale of investment interests	$551	$27,933	$—
Impairment of unconsolidated interests	(5,400)	(2,142)	(5,200)
	$(4,849)	$25,791	$(5,200)

In 2005, U.S. Cellular finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.6 million.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $5.4 million to its underlying equity value based on a cash flow analysis.

In 2004, U.S. Cellular recorded a gain of $27.9 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the minority investments sold.

U.S. Cellular recorded impairment losses of $1.8 million in 2004 and $3.5 million in 2003 related to the Daytona license that was sold to MetroPCS in December 2004. Also included in gain (loss) on investments in 2004 was a $0.3 million loss associated with buying out the former partner of the Daytona investment.

Also in 2003, U.S. Cellular reduced the carrying value of one of its cost method investments by $1.7 million to its underlying equity value based on a cash flow analysis.

NOTE 12 NOTES PAYABLE

U.S. Cellular has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic wireless and other investments from time to time have also been used to reduce short-term debt.

At December 31, 2005, U.S. Cellular’s $700 million revolving credit facility had $135.0 million of borrowings and $0.3 million of letters of credit outstanding against it leaving $564.7 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate (“LIBOR”) rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at

December 31, 2005). If U.S. Cellular provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). U.S. Cellular currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total facility. These fees totaled $1.0 million in 2005, $1.5 million in 2004 and $0.7 million in 2003. The credit facility expires in December 2009.

Information concerning notes payable is shown in the table that follows.

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Balance at end of year	$135,000	$30,000
Weighted average interest rate at end of year	5.0%	4.8%
Maximum amount outstanding during the year	$135,000	$100,000
Average amount outstanding during the year(1)	$45,000	$47,917
Weighted average interest rate during the year(1)	4.0%	2.1%

(1)             The average was computed based on month-end balances.

The financial covenants associated with U.S. Cellular’s revolving credit facility require that U.S. Cellular and subsidiaries maintain certain debt-to-capital and interest coverage ratios. The covenants prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

U.S. Cellular’s interest cost on its revolving credit facility would increase if its current credit ratings from either Standard & Poor’s or Moody’s were lowered. However, the credit facility would not cease to be available or accelerate solely as a result of a decline in its credit rating. A downgrade in U.S. Cellular’s credit rating could adversely affect its ability to renew existing, or obtain access to new, credit facilities in the future.

On July 11, 2005, Moody’s Investors Service downgraded U.S. Cellular from a Baa1 rating with a negative outlook to Baa2 with a stable outlook. As a result of the downgrade, the contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under U.S. Cellular’s revolving credit facility increased to 45 basis points from 30 basis points. In addition, the facility fee charged on the revolving credit agreements increased to 15 basis points from 10 basis points.

On November 10, 2005, Moody’s Investors Service downgraded U.S. Cellular from a Baa2 rating with a stable outlook to Baa3 and placed the ratings under review for possible further downgrade. The contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under the U.S. Cellular revolving credit facility increased to 60 basis points from 45 basis points. In addition, the facility fee increased to 20 basis points from 15 basis points. Standard & Poor’s did not take any ratings action, holding its rating at A- with a negative outlook, and Fitch put U.S. Cellular on Rating Watch Negative and left the ratings unchanged at BBB+.

On January 25, 2006, Standard & Poor’s placed its ratings of U.S. Cellular on Credit Watch with negative implications.

The maturity date of U.S. Cellular’s credit facility would accelerate in the event of a change in control.

The continued availability of the revolving credit facility requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On April 19, 2004, December 22, 2004 and November 10, 2005 U.S. Cellular announced that it would restate certain financial statements. The restatements resulted in defaults under the revolving credit agreements and one line of credit agreement. U.S. Cellular was not in violation of any covenants that require U.S. Cellular to maintain certain financial ratios. U.S. Cellular did not fail to make any scheduled payments under such credit agreements. U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

NOTE 13   LONG-TERM DEBT

Long-term debt is as follows:

December 31,	2005	2004
	(Dollars in thousands)
6.7% senior notes maturing in 2033	$544,000	$544,000
Unamortized discount	(12,615)	(13,070)
	531,385	530,930
7.5% senior notes, maturing in 2034	330,000	330,000
8.75% senior notes, maturing in 2032	130,000	130,000
Other 9.0% due in 2009	10,000	10,000
Total long-term debt	$1,001,385	$1,000,930

Unsecured Notes

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of unsecured 7.5% senior notes due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at any time on and after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, were approximately $319.6 million.

Also, in June 2004, U.S. Cellular issued $100 million in aggregate principal amount of unsecured 6.7% senior notes due December 15, 2033 priced to yield 7.21% to maturity. The net proceeds from this offering, after deducting underwriting discounts, were approximately $92.9 million. This was a further issuance of U.S. Cellular’s 6.7% senior notes that were issued in December 2003, in the aggregate principal amount of $444 million.

In December 2003, U.S. Cellular sold $444 million of 6.7% senior notes due December 15, 2033, priced to yield 6.83% to maturity. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points. The proceeds were used to repay a portion of amounts outstanding under the revolving credit facility.

In November 2002, U.S. Cellular sold $130 million of 8.75% senior notes due November 7, 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest.

General

The covenants of long-term debt obligations of U.S. Cellular, among other things, restrict its subsidiaries’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate, or merge assets.

The late filing of U.S. Cellular’s Form 10-Q for the quarterly period ended September 30, 2005, Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarterly period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustee of the U.S. Cellular debt indenture on a timely basis, resulted in non-compliance under such debt indenture. However, this non-compliance did not result in an event of default or a default. U.S. Cellular believes that non-compliance was cured upon the filing of its Form 10-Q for the quarterly period ended September 30, 2005 and Form 10-K for the year ended December 31, 2005, but that non-compliance continues to exist with respect to its Form 10-Q for the quarterly period ended March 31, 2006. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indenture.

The annual requirements for principal payments on long-term debt over the next five years, excluding the forward contracts, are approximately $10.0 million in 2009. No amounts are required in the years 2006 through 2008 or in 2010.

Forward Contracts

A subsidiary of U.S. Cellular has forward contracts with counterparties in connection with its 10,245,370 Vodafone Group Plc American Depositary Receipts. The $159.9 million principal amount of the forward contracts is accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The Vodafone securities are pledged as collateral for the forward contracts.

The forward contracts mature in May 2007. The forward contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.54% at December 31, 2005).

The risk management objective of the forward contracts is to hedge the value of the Vodafone securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the accounting cost basis, thereby eliminating the risk of an other-than-temporary loss being recorded on these contracted securities.

Under the terms of the forward contracts, a subsidiary of U.S. Cellular continues to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature May 2007 and, at U.S. Cellular’s option, may be settled in shares of the security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively reduce U.S. Cellular’s downside limit and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If U.S. Cellular elects to settle in shares, it will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities and the net amount realized through maturity. If U.S. Cellular elects to settle in cash, it will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. U.S. Cellular has provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid by its consolidated subsidiaries upon settlement of the contracts.

U.S. Cellular is required to comply with certain covenants under the forward contracts. On April 19, 2004, December 22, 2004 and November 10, 2005, U.S. Cellular announced that it would restate certain financial statements. The restatements resulted in defaults under the forward contracts. U.S. Cellular was not in violation of any covenants that require U.S. Cellular to maintain certain financial ratios. U.S. Cellular did not fail to make any scheduled payments under such forward contracts. U.S. Cellular received waivers from the counterparty associated with the forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

NOTE 14   FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial instruments are as follows:

December 31,	2005		2004
	Book Value	Fair Value	Book Value	Fair Value
	(Dollars in thousands)
Cash and cash equivalents	$29,003	$29,003	$41,062	$41,062
Notes payable	135,000	135,000	30,000	30,000
Long-term debt	1,001,385	1,014,257	1,000,930	1,082,745
Forward contracts	$159,856	$159,856	$159,856	$159,856

The carrying amounts of cash and cash equivalents and notes payable approximates fair value due to the short-term nature of these financial instruments. The fair value of U.S. Cellular’s long-term debt was estimated using market prices for the 6.7% senior notes, the 7.5% senior notes and the 8.75% senior notes and discounted cash flow analysis for the remaining debt. The carrying amounts of the variable rate forward contracts approximates fair value due to the repricing of the instruments on a quarterly basis.

Derivatives

U.S. Cellular has forward contracts in connection with its 10,245,370 Vodafone American Depositary Receipts. The principal amount of the forward contracts is accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The forward contracts reduce the downside limit to a range of $15.07 to $16.07 per share and upside potential to a range of $20.00 to $21.44 per share.

The forward contracts for the forecasted transactions and hedged items are designated as cash flow hedges and recorded as assets or liabilities on the Consolidated Balance Sheets at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

The forward contracts are designated as cash flow hedges, where changes in the forward contract’s fair value are recognized in accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. If the delivery of the contracted shares does not occur, or it becomes probable that it will not occur, the gain or loss on the related cash flow hedge is recognized in earnings at that time. No components of the forward contracts are excluded in the measurement of hedge effectiveness. The critical terms of the forward contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of the forward contracts are anticipated to be effective in offsetting changes in the expected cash flows from the forecasted transactions. No gains or losses related to ineffectiveness of cash flow hedges were recognized in earnings for the years ended December 31, 2005, 2004 and 2003.

Management has evaluated the expected timing of the hedged forecasted transactions to deliver the underlying shares to settle the forward contracts, and believes that these forecasted transactions are probable of occurring in the periods specified in the related hedge documentation or within an additional two-month period of time thereafter.

U.S. Cellular reported a derivative liability of $25.8 million and $70.8 million at December 31, 2005 and 2004, respectively. These amounts are included in Derivative liability in the Consolidated Balance Sheets.

NOTE 15   MINORITY INTEREST IN SUBSIDIARIES

Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS 150”) certain minority interests in consolidated entities with finite lives may meet the standard’s definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity’s organization agreement, assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the “settlement value”). U.S. Cellular’s consolidated financial statements include such minority interests that meet the standard’s definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and U.S. Cellular in accordance with the respective partnership and LLC agreements. The termination dates of U.S. Cellular’s mandatorily redeemable minority interests range from 2042 to 2100.

The settlement value of U.S. Cellular’s mandatorily redeemable minority interests was estimated to be $153.5 million at December 31, 2005 and $131.5 million at December 31, 2004. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2005 and 2004, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FASB Staff Position (“FSP”) No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests” under FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” U.S. Cellular has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2005 and 2004 was $43.1 million and $38.0 million, respectively, and is included in Minority Interest on the Consolidated Balance Sheets. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $110.4 million and $93.5 million, respectively, was primarily due to the unrecognized appreciation of the minority interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority interest holders’ share, nor U.S. Cellular’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under U.S. GAAP. The estimate of settlement value was based on certain factors and assumptions. A change in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 16   COMMON SHAREHOLDERS’ EQUITY

Employee Benefit Plans

The following table summarizes Common Shares issued, including reissued Treasury Shares, for the employee benefit plans:

Year Ended December 31,	2005	2004
Employee stock options and awards	739,000	255,000
Employee Stock Purchase Plan	20,000	19,000
	759,000	274,000

Tax-Deferred Savings Plan

U.S. Cellular has reserved 67,000 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in a U.S. Cellular Common Share fund, a TDS Common Share fund, or certain unaffiliated funds.

Stock-Based Compensation Plans

U.S. Cellular accounts for stock options, restricted stock awards and employee stock purchase plans under APB Opinion No. 25. No compensation expense was recognized for the stock option and employee stock purchase plans. Compensation expense was recognized for restricted stock awards in the Consolidated Statements of Operations.

A summary of the status of U.S. Cellular’s stock option plans at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table and narrative below.

			Weighted
			Average
		Weighted	Black-Scholes
	Number	Average	Values of
	of Options	Option Price	Option Grants
Stock options
Outstanding
December 31, 2002
(336,000 exercisable)	1,543,000	$45.15
Granted	1,435,000	$23.85	$10.99
Exercised	(2,000)	$24.37
Canceled	(448,000)	$40.18
Outstanding
December 31, 2003
(496,000 exercisable)	2,528,000	$33.87
Granted	796,000	$37.46	$16.27
Exercised	(220,000)	$27.26
Canceled	(248,000)	$32.97
Outstanding
December 31, 2004
(883,000 exercisable)	2,856,000	$35.44
Granted	760,000	$45.68	$13.38
Exercised	(693,000)	$33.10
Canceled	(263,000)	$44.15
Outstanding
December 31, 2005
(818,000 exercisable)	2,660,000	$38.20

U.S. Cellular has established stock option plans that provide for the grant of stock options to officers and employees and has reserved 5,518,000 Common Shares at December 31, 2005, for options granted and to be granted to key employees. The options under the plan are exercisable from the date of vesting through 2006 to 2014, or 30 days following the date of the employee’s termination of employment, if earlier. Under the plan, 818,000 stock options were exercisable at December 31, 2005, have exercise prices between $23.20 and $73.31 and a weighted average exercise price of $39.38 per share. The weighted average exercise price of options exercisable at December 31, 2004 and 2003, was $41.33 and $46.22, respectively.

The following table provides certain details concerning U.S. Cellular stock options outstanding at December 31, 2005:

			Weighted Average
Range of	Stock Options	Weighted Average	Contractual Life
Exercise Price	Outstanding	Exercise Price	Remaining (Years)
$23.20-$36.99	957,000	$26.22	7.2
$37.00-$49.99	1,540,000	$42.79	8.1
$50.00-$73.31	163,000	$64.26	5.3

The following table provides certain details concerning U.S. Cellular stock options exercisable at December 31, 2005:

Range of	Stock Options	Weighted Average
Exercise Price	Exercisable	Exercise Price
$23.20-$36.99	312,000	$26.15
$37.00-$49.99	373,000	$41.46
$50.00-$73.31	133,000	$64.64

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005, 2004 and 2003, respectively: risk-free interest rates of 3.9%, 3.6% and 3.7%; expected dividend yields of zero for all years; expected lives of 3.0 years, 6.6 years and 9.3 years; and expected volatility of 36.5%, 36.0% and 29.4%.

U.S. Cellular has granted key employees restricted shares of stock that fully vest after three years. The number of shares granted was 219,000, 86,000 and 142,000 in the years 2005, 2004 and 2003, respectively. The weighted-average values of the shares granted were $45.63, $38.65 and $23.70 in 2005, 2004 and 2003, respectively. Compensation expense recognized with respect to grants of restricted shares was $5.7 million, $4.2 million and $2.8 million in 2005, 2004 and 2003, respectively.

Employee Stock Purchase Plan

U.S. Cellular had 110,000 Common Shares reserved under the 2003 Employee Stock Purchase Plan, which will terminate on December 31, 2008. The plan became effective April 1, 2003, and provides for eligible employees of U.S. Cellular and its subsidiaries to purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. The per share cost to each participant is at 85% of the market value of the Common Shares as of the issuance date.

Series A Common Shares

Series A Common Shares are convertible on a share-for-share basis into Common Shares. In matters other than the election of directors, each Series A Common Share is entitled to ten votes per share, compared to one vote for each Common Share. The Series A Common Shares are entitled to elect 75% of the directors (rounded down), and the Common Shares elect 25% of the directors (rounded up). As of December 31, 2005, a majority of U.S. Cellular’s Common Shares and all of U.S. Cellular’s outstanding Series A Common Shares were held by TDS.

Common Share Repurchase Program

The Board of Directors of U.S. Cellular has authorized the repurchase of a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans.

In 2005, no U.S. Cellular shares were repurchased and 754,000 treasury shares were issued pursuant to certain employee and non-employee benefit plans.

In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million, representing an average per share price of $42.62 including commissions. A total of 275,000 treasury shares were issued in 2004 pursuant to certain employee and non-employee benefit plans.

In 2003, no U.S. Cellular Common Shares were repurchased and 32,000 treasury shares were issued pursuant to certain employee and non-employee benefit plans.

Accumulated Other Comprehensive Income

The cumulative balance of unrealized gains and (losses) on securities and derivative instruments and related income tax effects included in Accumulated other comprehensive income are as follows:

Year Ended December 31,	2005	2004
(Dollars in thousands)
Marketable Equity Securities
Balance, beginning of year	$77,573	$63,307
Add (deduct):
Unrealized gains (losses) on marketable equity securities	(57,442)	22,641
Income tax (expense) benefit	21,156	(8,375)
Net change in unrealized gains (losses) on marketable equity security in comprehensive income	(36,286)	14,266
Balance, end of year	$41,287	$77,573
Derivative Instruments
Balance, beginning of year	$(44,770)	$(35,275)
Add (deduct):
Unrealized loss on derivative instruments	44,977	(15,061)
Income tax (expense) benefit	(16,550)	5,566
Net change in unrealized gains (losses) on derivative instruments included incomprehensive income	28,427	(9,495)
Balance, end of year	$(16,343)	$(44,770)
Accumulated Other Comprehensive Income
Balance, beginning of year	$32,803	$28,032
Net change in marketable equity security	(36,286)	14,266
Net change in derivative instruments	28,427	(9,495)
Net change in unrealized gains (losses) included in comprehensive income	(7,859)	4,771
Balance, end of year	$24,944	$32,803

NOTE 17   RELATED PARTIES

U.S. Cellular is billed for all services it receives from TDS, pursuant to the terms of various agreements between U.S. Cellular and TDS. The majority of these billings are included in U.S. Cellular’s selling, general and administrative expenses. Some of these agreements were established at a time prior to U.S. Cellular’s initial public offering when TDS owned more than 90% of U.S. Cellular’s outstanding capital stock and may not reflect terms that would be obtainable from an unrelated third party through arm’s-length negotiations. Such billings are based on expenses specifically identified to U.S. Cellular and on allocations of common expenses. Such allocations are based on the relationship of U.S. Cellular’s assets, employees, investment in plant and expenses to the total assets, employees, investment in plant and expenses of TDS. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular are reflected in the accompanying financial statements. Billings to U.S. Cellular from TDS totaled $87.0 million, $78.9 million and $73.3 million in 2005, 2004 and 2003, respectively. TDS made a $2.9 million capital contribution to U.S. Cellular in 2004 to allocate certain consolidated research tax credits allowed after an IRS audit of claims for the years 1995 to 2001.

U.S. Cellular had a loan agreement with TDS under which it borrowed $105 million, which was used to purchase the Chicago market. The loan bore interest at an annual rate of 8.1%, payable quarterly, and originally became due in August 2008, with prepayments optional. The terms of the loan did not contain restrictive covenants that were greater than those included in U.S. Cellular’s senior debt, except that the loan agreement provided that U.S. Cellular could not incur senior debt in an aggregate principal amount in excess of $325 million unless it obtained the consent of TDS as a lender. U.S. Cellular’s Board of Directors, including independent directors, approved the terms of this loan and determined that such terms were fair to U.S. Cellular and all of its shareholders. On February 9, 2004, U.S. Cellular prepaid this note in its entirety.

On November 9, 2005, TDS, as Lender, entered into an Intercompany Revolving Credit Agreement with U.S. Cellular, as Borrower. This Intercompany Credit Agreement was entered into to provide U.S. Cellular with a senior revolving credit facility for general corporate purposes, including capital expenditures and working capital. Amounts could be borrowed, repaid and reborrowed from time to time under the Intercompany Credit Agreement until such facility matured. The facility was $105 million and the maturity date was December 23, 2005. As discussed in Note 12—Notes Payable above, U.S. Cellular’s $700 million revolving credit facility was in default as of November 10, 2005 due to U.S. Cellular’s announcement that it would restate certain financial statements, and U.S. Cellular was unable to make borrowings thereunder until it obtained waivers from the lenders. Accordingly, TDS and U.S. Cellular entered into the Intercompany Credit Agreement to permit U.S. Cellular to borrow funds from TDS temporarily until it received such waivers. Because such waivers were received, the Intercompany Credit Agreement was terminated according to its terms and all borrowings and accrued interest were repaid in full on December 23, 2005.

U.S. Cellular believes that the Intercompany Credit Agreement included representations and warranties, events of default and other terms and conditions that are usual and customary for senior facilities of this type. The Intercompany Credit Agreement included limitations on U.S. Cellular and its subsidiaries with respect to liens, indebtedness, sales of assets, consolidations and mergers that are similar to those contained in U.S. Cellular’s $700 million revolving credit facility with unrelated lenders. The Intercompany Credit Agreement did not have any financial covenants.

U.S. Cellular’s Board of Directors approved the terms and conditions of the Intercompany Credit Agreement and determined that such terms and conditions were fair to U.S. Cellular and all of its shareholders. The pricing terms of the Intercompany Credit Agreement were the same as those under the Revolving Credit Facility.

U.S. Cellular has a Cash Management Agreement with TDS under which U.S. Cellular may from time to time deposit its excess cash with TDS for investment under TDS’s cash management program. Deposits made under the agreement are available to U.S. Cellular on demand and bear interest each month at the 30-day Commercial Paper Rate as reported in The Wall Street Journal, plus 1/4%, or such higher rate as TDS may at its discretion offer on such deposits. Interest income from such deposits was $16,000, $33,000 and $94,000 in 2005, 2004 and 2003, respectively.

NOTE 18 COMMITMENTS AND CONTINGENCIES

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies,” which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of such settlement is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may impact the statement of operations, financial position and statement of cash flows.

Capital Expenditures

Anticipated capital expenditures for 2006 primarily reflect U.S. Cellular’s plans for construction, system expansion and the buildout of certain of its personal communication service licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term and long-term financing. U.S. Cellular’s estimated capital spending for 2006 is $580 million to $610 million. These expenditures primarily address the following needs:

•       Expand and enhance U.S. Cellular’s coverage in its service areas.

•       Provide additional capacity to accommodate increased network usage by current customers.

•       Enhance U.S. Cellular’s retail store network and office systems.

Lease Commitments

U.S. Cellular is a party to various lease agreements, both as lessee and lessor, for office space, retail sites, cell sites and equipment, which are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. Future minimum rental payments required and rental receipts expected under operating leases that have noncancelable lease terms in excess of one year as of December 31, 2005 are as follows:

	Minimum Future	Minimum Future
(Dollars in thousands)	Rental Payments	Rental Receipts
2006	$93,659	$14,609
2007	78,938	12,526
2008	65,527	11,178
2009	49,683	8,960
2010	37,501	4,115
Thereafter	$227,610	$408

Rental expense totaled $104.2 million, $92.5 million and $73.6 million in 2005, 2004 and 2003, respectively. Rental revenue totaled $15.4 million, $12.0 million and $10.4 million in 2005, 2004 and 2003, respectively.

Indemnifications

U.S. Cellular enters into agreements in the normal course of business that provide for indemnification of counterparties. These agreements include certain asset sales and financings with other parties. The terms of the indemnification vary by agreement. The events or circumstances that would require U.S. Cellular to perform under these indemnities are transaction specific; however, these agreements may require U.S. Cellular to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. U.S. Cellular is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, U.S. Cellular has not made any significant indemnification payments under such agreements.

Legal Proceedings

U.S. Cellular is involved in a number of legal proceedings before the FCC and various state and federal courts. If U.S. Cellular believes that a loss arising from such legal proceedings is probable and can be reasonably estimated, an amount is accrued in the financial statements for the estimated loss. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. The assessment of legal proceedings is a highly subjective process that requires judgments about future events. The legal proceedings are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of proceedings may differ materially from amounts accrued in the financial statements.

NOTE 19 SUBSEQUENT EVENTS

U.S. Cellular owns approximately 14% of Midwest Wireless Communications, LLC, which holds FCC licenses and operates certain wireless markets in southern Minnesota. U.S. Cellular accounts for this interest using the equity method. This interest is convertible into an interest of approximately 11% in Midwest Wireless Holdings, LLC, a privately-held wireless telecommunications company that controls Midwest Wireless Communications. Midwest Wireless Holdings, through other subsidiaries, also holds FCC licenses and operates certain wireless markets in northern and eastern Iowa and western Wisconsin.

On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the members of Midwest Wireless Holdings. U.S. Cellular received a letter dated December 15, 2005, from Midwest Wireless Holdings purporting to constitute notice pursuant to certain “tag-along rights” and “drag-along rights” under certain agreements relating to U.S. Cellular’s interest in Midwest Wireless Communications.

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal. On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights. On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006. On June 7, 2006, the court denied U.S. Cellular’s right of first refusal. As a result of the court's ruling the counterclaims have been rendered moot.

On January 31, 2006, U.S. Cellular also filed a petition to deny the FCC license transfer of control applications filed by ALLTEL and Midwest Wireless Holdings seeking FCC consent to their transaction.  That petition is pending.

Although U.S. Cellular will not be afforded its rights of first refusal as a result of the foregoing court decision, U.S. Cellular will be entitled to receive approximately $102.7 million in cash in consideration with respect to its interest in Midwest Wireless Communications upon the closing of the acquisition of Midwest Wireless Holdings by ALLTEL. This closing is subject to FCC approval, antitrust review under the Hart Scott Rodino Act and other conditions.

In addition, U.S. Cellular owns 49% of an entity, accounted for under the equity method, which owns approximately 2.9% of Midwest Wireless Holdings. If the transaction with ALLTEL occurs, this entity will receive cash in consideration for its interest in Midwest Wireless Holdings. Following that, this entity will be dissolved and U.S. Cellular will be entitled to receive approximately $11.4 million in cash.

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $21.2 million at December 31, 2005.

U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which may participate in the auction of wireless spectrum designated by the FCC as Auction 66, which is scheduled to begin in August 2006. Barat Wireless intends to qualify as a “designated entity” and be eligible for discounts with respect to spectrum purchased in Auction 66.

Barat Wireless is in the process of developing its long-term business and financing plans. As of July 14, 2006, U.S. Cellular has made capital contributions and advances to Barat Wireless and/or its general partner of $79.9 million to provide initial funding of Barat Wireless’ participation in Auction 66.  U.S. Cellular will consolidate Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

United States Cellular Corporation and Subsidiaries

REPORTS OF MANAGEMENT

Management’s Responsibility for Financial Statements

Management of United States Cellular Corporation has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America, and in management’s opinion are fairly presented. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and has expressed herein their unqualified opinion on these financial statements.

/s/ JOHN E. ROONEY	/s/ KENNETH R. MEYERS	/s/ STEVEN T. CAMPBELL
John E. Rooney	Kenneth R. Meyers	Steven T. Campbell
President (Chief Executive Officer)	Executive Vice President—Finance and Treasurer (Chief Financial Officer)	Vice President and Controller (Principal Accounting Officer)

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. U.S. Cellular’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. U.S. Cellular’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the issuer’s assets that could have a material effect on the interim or annual consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of U.S. Cellular’s management, including its Chief Executive Officer and Chief Financial Officer, U.S. Cellular conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2005 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following material weaknesses in internal control over financial reporting as of December 31, 2005:

1.    U.S. Cellular did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of U.S. Cellular’s operations and transactions. Further, U.S. Cellular did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (GAAP).  This control deficiency contributed to the material weaknesses discussed in item 2 and item 3 below and the restatement of U.S. Cellular’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to U.S. Cellular’s interim or annual consolidated financial statements that would not be prevented or detected.

2.    U.S. Cellular did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, U.S. Cellular did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of

U.S. Cellular’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to U.S. Cellular’s interim or annual consolidated financial statements that would not be prevented or detected.

3.    U.S. Cellular did not maintain effective controls over the complete and accurate recording of leases. Specifically, effective controls were not designed and in place to ensure the accuracy of lease information, the use of appropriate lease terms including renewal option periods, calculation of rent expense on a straight-line basis for leases with escalation clauses and the complete and accurate accumulation of future lease commitments in conformity with GAAP.  This control deficiency affected rent expense, deferred liabilities and related lease disclosures and resulted in an audit adjustment to the disclosure of future minimum rental payments reflected in the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to U.S. Cellular’s interim or annual consolidated financial statements that would not be prevented or detected.

As a result of these material weaknesses identified, management has determined that  U.S. Cellular did not maintain effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Management has excluded the Kansas and Nebraska wireless markets ("markets") acquired from a subsidiary of ALLTEL Corporation from its assessment of internal control over financial reporting as of December 31, 2005 because the markets were acquired by U.S. Cellular in a purchase business combination during December 2005. The markets are wholly owned subsidiaries whose total assets and total revenues represent 3.2% and 0.1%, respectively, of the corresponding balances reflected in the consolidated financial statements as of and for the year ended December 31, 2005.

Management’s assessment of the effectiveness of U.S. Cellular’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

/s/ JOHN E. ROONEY	/s/ KENNETH R. MEYERS	/s/ STEVEN T. CAMPBELL
John E. Rooney	Kenneth R. Meyers	Steven T. Campbell
President (Chief Executive Officer)	Executive Vice President—Finance and Treasurer (Chief Financial Officer)	Vice President and Controller (Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of United States Cellular Corporation:

We have completed integrated audits of United States Cellular Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.

Consolidated financial statements

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common shareholders’ equity and cash flows present fairly, in all material respects, the financial position of United States Cellular Corporation and its subsidiaries (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of United States Cellular Corporation reflect an investment in this partnership of $108,400,000 and $94,700,000 as of December 31, 2005 and 2004, respectively, and equity earnings of $52,200,000, $41,800,000 and $29,900,000 for each of the three years in the period ended December 31, 2005. The financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 81, that United States Cellular Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effects of (1) the Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions, (2) the Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities, and (3) the Company did not maintain effective controls over the complete and accurate recording of leases, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2005:

1.               The Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of its operations and transactions. Further, the Company did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (“GAAP”). This control deficiency contributed to the material weaknesses discussed in item 2 and item 3 below and the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

2.               The Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, the Company did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

3.               The Company did not maintain effective controls over the complete and accurate recording of leases. Specifically, effective controls were not designed and in place to ensure the accuracy of lease information, the use of appropriate lease terms including renewal option periods, calculation of rent expense on a straight-line basis for leases with escalation clauses and the complete and accurate accumulation of future lease commitments in conformity with GAAP. This control deficiency affected rent expense, deferred liabilities and related lease disclosures and resulted in an audit adjustment to the disclosure of future minimum rental payments reflected in the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

As described in Management’s Report on Internal Control Over Financial Reporting appearing on page 81, management has excluded the Kansas and Nebraska wireless markets acquired from a subsidiary of ALLTEL Corporation from its assessment of internal control over financial reporting as of December 31, 2005 because the markets were acquired by the Company in a purchase business combination during December 2005. The markets are wholly owned subsidiaries whose total assets and total revenues represent 3.2% and 0.1%, respectively, of the corresponding balances reflected in the consolidated financial statements as of and for the year ended December 31, 2005.

In our opinion, management’s assessment that United States Cellular Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, United States Cellular Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
July 28, 2006

United States Cellular Corporation and Subsidiaries
Selected Consolidated Financial Data

Year Ended or at December 31,	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)
Operating Data
Service revenues	$2,831,571	$2,616,946	$2,418,922	$2,100,213	$1,825,933
Equipment sales	204,316	191,255	158,832	98,662	68,470
Operating revenues	3,035,887	2,808,201	2,577,754	2,198,875	1,894,403
Operating income	244,302	183,329	108,725	279,770	316,102
Investment income	68,433	63,758	51,088	42,192	42,586
Gain (loss) on investments	(4,849)	25,791	(5,200)	(295,454)	—
Income (loss) before income taxes and minority interest	234,260	194,825	94,836	(13,666)	330,941
Income (loss) before cumulative effect of accounting change	134,748	109,516	47,818	(25,738)	175,516
Cumulative effect of accounting change, net of tax	—	—	(14,346)	(8,560)	—
Net income (loss)	$134,748	$109,516	$33,472	$(34,298)	$175,516
Basic weighted average shares outstanding (000s)	86,775	86,244	86,136	86,086	86,200
Basic earnings per share from:
Income (loss) before cumulative effect of accounting change	$1.55	$1.27	$0.56	$(0.31)	$2.04
Cumulative effect of accounting change	—	—	(0.17)	(0.09)	—
Net income (loss)	$1.55	$1.27	$0.39	$(0.40)	$2.04
Diluted weighted average shares outstanding (000s)	87,464	86,736	86,602	86,086	89,977
Diluted earnings per share from:
Income (loss) before cumulative effect of accounting change	$1.54	$1.26	$0.56	$(0.31)	$2.01
Cumulative effect of accounting change	—	—	(0.17)	(0.09)	—
Net income (loss)	$1.54	$1.26	$0.39	$(0.40)	$2.01
Pro forma (a)
Net income (loss)	N/A	N/A	$47,818	$(37,400)	$173,121
Basic earnings (loss) per share	N/A	N/A	$0.56	$(0.43)	2.01
Diluted earnings (loss) per share	N/A	N/A	$0.56	$(0.43)	$1.99
Balance Sheet Data
Property, plant and equipment, net	$2,576,764	$2,440,720	$2,271,389	$2,150,357	$1,528,440
Investments
Licenses	1,362,263	1,228,801	1,231,363	1,247,197	858,791
Goodwill	471,617	445,212	449,550	524,038	493,269
Marketable equity securities	225,387	282,829	260,188	185,961	272,390
Unconsolidated entities	170,337	155,519	166,862	158,932	156,810
Total assets	5,434,028	5,180,035	4,954,744	4,787,342	3,755,004
Long-term debt (excluding current portion)	1,161,241	1,190,786	1,144,344	806,460	403,156
Common shareholders’ equity	$2,750,740	$2,589,597	$2,463,495	$2,408,797	$2,343,547
Current ratio (b)	0.83	1.03	0.71	0.46	0.70
Return on average equity (c)	5.0%	4.3%	2.0%	(1.1)%	7.7%

Results from previous years have been restated to conform to current period presentation.

U.S. Cellular has not paid any cash dividends and currently intends to retain all earnings for use in U.S. Cellular’s business.

(a)             Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” in 2003. Therefore, no pro forma amounts are required in 2004 or 2005.

(b)            Current ratio is calculated by dividing current assets by current liabilities. These amounts are taken directly from the Consolidated Balance Sheets.

(c)             Return on average equity is calculated by dividing income (loss) before cumulative effect of accounting change by the average of the beginning and ending common shareholders’ equity. These amounts are taken from the Consolidated Statements of Operations and Consolidated Balance Sheets. The result is shown as a percentage.

United States Cellular Corporation and Subsidiaries
Consolidated Quarterly Information (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share amounts)
2005
Operating revenues	$711,071	$741,965	$795,506	$787,345
Operating income	39,529	66,923	66,221	71,629
Gain (loss) on investments	551	—	—	(5,400)
Net income	$19,565	$38,077	$34,620	$42,486
Basic weighted average shares outstanding (000s)	86,405	86,708	86,904	87,073
Diluted weighted average shares outstanding (000s)	87,125	87,375	87,661	87,729
Basic earnings per share	$0.23	$0.44	$0.40	$0.49
Diluted earnings per share	$0.22	$0.44	$0.39	$0.48
Stock price (1)(2)
U.S. Cellular Common Shares
High	$50.26	$50.22	$56.60	$54.09
Low	41.20	42.00	49.42	48.67
Quarter-end close	$45.63	$49.94	$53.42	$49.40
2004
Operating revenues	$653,175	$705,590	$740,293	$709,143
Operating income	29,081	62,379	53,435	38,434
Gain (loss) on investments	—	(1,830)	—	27,621
Net income	$9,404	$34,430	$27,593	$38,089
Basic weighted average shares outstanding (000s)	86,153	86,199	86,278	86,344
Diluted weighted average shares outstanding (000s)	86,704	86,653	86,797	86,890
Basic earnings per share	$0.11	$0.40	$0.32	$0.44
Diluted earnings per share	$0.11	$0.40	$0.32	$0.44
Stock price(1)(2)
U.S. Cellular Common Shares
High	$43.49	$39.80	$44.15	$46.16
Low	34.53	32.30	35.90	41.01
Quarter-end close	$38.65	$38.55	$43.15	$44.76

(1)             The high, low and closing sales prices of U.S. Cellular’s Common Shares as reported by the American Stock Exchange.

(2)             U.S. Cellular has not paid any cash dividends and currently intends to retain all earnings for use in U.S. Cellular’s business.

United States Cellular Corporation and Subsidiaries

Five-Year Statistical Summary

Year Ended or at December 31,	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share and per customer amounts)
Market and Customer Statistics
Consolidated markets (a)	189	175	182	178	168
Wireless customers	5,482,000	4,945,000	4,409,000	4,103,000	3,461,000
Total population (b)	45,244,000	44,391,000	46,267,000	41,048,000	28,632,000
Market penetration	12.12%	11.14%	9.53%	10.00%	12.09%
Net customer additions	477,000	627,000	447,000	310,000	354,000
Post-pay churn rate per month	1.5%	1.5%	1.5%	1.8%	1.7%
Average monthly service revenue per customer (c)	$45.32	$46.61	$47.29	$47.28	$46.26
Average monthly local minutes of use per customer	625	539	422	304	216
Marketing cost per gross customer addition	$460	$403	$380	$365	$322
Operating Statistics
System operations expense per customer per month	$9.64	$10.02	$11.30	$11.11	$10.68
As a percent of service revenues	21.3%	21.5%	23.9%	23.5%	23.1%
Cell sites in service	5,428	4,856	4,184	3,914	2,925
Capital expenditures and system development costs	$586,575	$656,243	$630,864	$732,376	$503,399
General and administrative expense per customer per month	$13.00	$13.46	$13.46	$11.73	$11.01
Number of full-time equivalent employees	7,300	6,725	6,225	6,100	5,150
Operating income	$244,302	$183,329	$108,725	$279,770	$316,102
Operating income as a percent of service revenues	8.6%	7.0%	4.5%	13.3%	17.3%
Balance Sheet Information
Property, plant and equipment before depreciation	$4,653,292	$4,133,471	$3,655,388	$3,289,472	$2,423,197
Investment in licenses and goodwill	1,833,880	1,674,013	1,680,913	1,771,235	1,352,060
Total assets	5,434,028	5,180,035	4,954,744	4,787,342	3,755,004
Total debt outstanding (includes forward contracts)	1,296,241	1,160,786	1,252,344	1,311,660	667,156
Common Shares outstanding (000’s)	55,046	55,046	55,046	55,046	55,046
Series A Common Shares outstanding (000’s)	33,006	33,006	33,006	33,006	33,006
Common shareholders’ equity	$2,750,740	$2,589,597	$2,463,495	$2,408,797	$2,343,547
Return on average equity (d)	5.0%	4.3%	2.0%	(1.1)%	7.7%

(a)             Markets whose results are included in U.S. Cellular’s consolidated operating results.

(b)            Total population amounts for 2005-2001 are based on previous year Claritas estimates.

(c)             The numerator of this calculation consists of service revenues for the respective 12-month period divided by 12. The denominator consists of the average number of U.S. Cellular wireless customers.

(d)            Return on average equity is calculated by dividing Income (loss) before cumulative effect of accounting change by the average of the beginning and ending Common shareholders’ equity. These amounts are taken from the Consolidated Statements of Operations and Consolidated Balance Sheets. The result is shown as a percentage.

United States Cellular Corporation and Subsidiaries

Shareholder Information

STOCK AND DIVIDEND INFORMATION

U.S. Cellular’s Common Shares are listed on the American Stock Exchange under the symbol “USM” and in the newspapers as “US Cellu.” As of May 31, 2006, the Company’s Common Shares were held by 405 record owners. All of the Series A Common Shares were held by TDS. No public trading market exists for the Series A Common Shares. The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

U.S. Cellular has not paid any cash dividends and currently intends to retain all earnings for use in U.S. Cellular’s business.

INVESTOR RELATIONS

Our annual report, Form 10-K, prospectuses and news releases are available to our investors, securities analysts and other members of the investment community. These reports are provided, without charge, upon request to our Corporate Office. Investors may also access these and other reports through the About Us/Investor Relations portion of the U.S. Cellular web site (http://www.uscellular.com).

Questions regarding lost, stolen or destroyed certificates, consolidation of accounts, transferring of shares and name or address changes should be directed to:

Kevin C. Gallagher, Vice President and Corporate Secretary
c/o Telephone and Data Systems, Inc.
30 N. LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5301 • 312.630.1935 (fax)
kevin.gallagher@teldta.com

General inquiries by our investors, securities analysts and other members of the investment community should be directed to:

Kenneth R. Meyers, Executive Vice President—Finance
Chief Financial Officer and Treasurer
United States Cellular Corporation
773.399.8900 • 773.399.8936 (fax)

Mark A. Steinkrauss, Vice President—Corporate Relations
Telephone and Data Systems, Inc.
312.592.5384 • 312.630.1908 (fax)
mark.steinkrauss@teldta.com

DIRECTORS AND EXECUTIVE OFFICERS

See “Election of Directors” and “Executive Officers” sections of the Proxy Statement for the 2006 Annual Meeting.

PRINCIPAL COUNSEL

Sidley Austin LLP, Chicago, Illinois

TRANSFER AGENT

ComputerShare Investor Services
2 North LaSalle Street, 3rd Floor
Chicago, IL 60602
877.337.1575

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

Visit U.S. Cellular’s web site at www.uscellular.com.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Class I Director
1. The Board of Directors recommends a vote FOR the listed nominee.

	For	Withhold
01 - H.J. Harczak, Jr	☐	☐

B Proposal
The Board of Directors recommends a vote FOR the following proposal.
	For	Against	Abstain
2. Ratify Accountants for 2006.	☐	☐	☐

3.

In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please note that if this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares allocated to a TDS Tax-Deferred Savings Plan (“401(k) Plan”) will be voted as directed by the Investment Management Committee for the TDS 401(k) Plan, which shall act in the best interest of the Plan participants.

NOTE: Please date this proxy and sign it exactly as your name or names appear.  All joint owners of shares should sign.  State full title when signing as executor, administrator, trustee, guardian, etc.  Please return signed proxy in the enclosed envelope.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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001CD40001	00KT7D

Proxy - United States Cellular Corporation

Proxy for Common Shares Solicited on Behalf of the Board of Directors for the
Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION
To Be Held on September 14, 2006.

The undersigned hereby appoints LeRoy T. Carlson, Jr. and John E. Rooney, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2006 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Thursday, September 14, 2006, or at any adjournment or postponement thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote “FOR” the nominee in Proposal 1 and “FOR” Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof.  If no direction is made, this proxy will be voted “FOR” the nominee in Proposal 1 and “FOR” Proposal 2.  If a nominee is unable to serve or for good cause will not serve, the persons named in this pr oxy shall have discretionary authority to vote for a substitute nominee if one is designated by the Board of Directors (unless authority to vote for nominee has been withheld).

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented.  Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Investor Services.

(Continued and to be signed on Reverse Side)